Exhibit 10.1

EXECUTION

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

FOURTH AMENDMENT TO AMENDED AND RESTATED

MASTER REPURCHASE AGREEMENT

AND AMENDMENT TO FEE LETTER

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT AND AMENDMENT TO FEE LETTER (this “Amendment”), dated as of March 2, 2022, is by and among Goldman Sachs Bank USA (“Goldman Sachs”), as buyer (in such capacity, “Buyer”) and as repo agent (in such capacity, “Repo Agent”), Angel Oak Mortgage Fund TRS (“Seller A”) and Angel Oak Mortgage, Inc. (“Seller B”), as sellers (each of Seller A and Seller B, a “Seller” and together, the “Sellers”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Master Repurchase Agreement (defined below).

WHEREAS, Buyer, Repo Agent and the Sellers entered into that certain Amended and Restated Master Repurchase Agreement (the “Master Repurchase Agreement”), dated as of November 20, 2018, among the foregoing parties;

WHEREAS, Repo Agent and the Sellers entered into that certain Fee Letter (the “Fee Letter”), dated as of October 24, 2018, among the foregoing parties;

WHEREAS, Buyer is the Majority Buyer and holds 100% of Buyer’s rights and obligations under the Master Repurchase Agreement and other Transaction Documents;

WHEREAS, Buyer, Repo Agent and the Sellers have agreed to amend the Master Repurchase Agreement and the Fee Letter with respect to certain of its provisions;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Amendments to the Master Repurchase Agreement. As of the date hereof, the Master Repurchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the conformed Master Repurchase Agreement (including Schedules and Exhibits) attached as Appendix A hereto and the changed pages reflecting the amended text pursuant to this Amendment are attached as Appendix B hereto.

Section 2.        Amendments to the Fee Letter. As of the date hereof, the Fee Letter is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the conformed Fee Letter attached as Appendix C hereto.

Section 3.        Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Effective Date”) upon execution by the parties hereto.

Section 4.        Representations and Warranties of the Sellers. The Sellers hereby represent and warrant, jointly and severally, to Buyer and Repo Agent that:

4.1.   This Amendment, the Fee Letter and the Master Repurchase Agreement, as amended hereby, constitute legal, valid and binding obligations of the Sellers and are enforceable against them in accordance with their terms.

Amendment to Master Repurchase Agreement & Fee Letter (P2P)

4.2.   Upon the effectiveness of this Amendment and after giving effect hereto, the covenants, representations and warranties of each Seller set forth in Section 9 of the Master Repurchase Agreement are true and correct in all material respects as of the date hereof.

4.3.   Upon the effectiveness of this Amendment, no event or circumstance has occurred and is continuing which constitutes an Event of Default.

Section 5.        Reference to and Effect on the Master Repurchase Agreement and the Fee Letter.

5.1.   Upon the effectiveness of this Amendment hereof, on and after the date hereof, each reference in the Master Repurchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Master Repurchase Agreement and its amendments, as amended hereby.

5.2.   Upon the effectiveness of this Amendment hereof, on and after the date hereof, each reference in the Fee Letter to “this letter,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Fee Letter and its amendments, as amended hereby.

5.3.   The Master Repurchase Agreement and the Fee Letter, as amended hereby, and all other amendments, documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

5.3.   Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Buyer or Repo Agent, nor constitute a waiver of any provision of the Master Repurchase Agreement, the Fee Letter or any other documents, instruments and agreements executed and/or delivered in connection therewith.

Section 6.        GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT FOR SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 7.        Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 8.        Counterparts; Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. Delivery by email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof. Each party agrees that this Amendment may be electronically signed, and that any electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

Section 9.        Entire Agreement. The parties hereto hereby agree that this Amendment, the MASTER REPURCHASE AGREEMENT (as modified hereby), THE FEE LETTER and the other Documents represent the FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.      Fees, Costs and Expenses. The Sellers shall pay on demand all reasonable and invoiced fees and out-of-pocket expenses of Morgan, Lewis & Bockius LLP, counsel for Buyer and Repo Agent, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment.

[Signature Pages Follow]

Amendment to Master Repurchase Agreement & Fee Letter (P2P)

2

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

GOLDMAN SACHS BANK USA, as Buyer and Repo Agent

By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

ANGEL OAK MORTGAGE FUND TRS, as Seller A

By: Angel Oak Capital Advisors, LLC, not in its individual capacity but solely as Administrator

By:	/s/ Dory S. Black
Name: Dory S. Black
Title: General Counsel

ANGEL OAK MORTGAGE, INC., as Seller B

By:	/s/ Brandon Filson
Name: Brandon Filson
Title: Chief Financial Officer

Appendix A

CONFORMED MASTER REPURCHASE AGREEMENT

[Full Document Attached]

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Conformed through the ~~Third~~Fourth Amendment dated ~~November 19~~March 2, ~~2021~~2022 among

GOLDMAN SACHS BANK USA,

as Buyer and Repo Agent

ANGEL OAK MORTGAGE FUND TRS

and

ANGEL OAK MORTGAGE, INC.

as Sellers

Dated November 20, 2018

TABLE OF CONTENTS

Page

1.	APPLICABILITY	1
2.	DEFINITIONS	1
3.	INITIATION; CONFIRMATION; TERMINATION; FEES	31
4.	MARGIN MAINTENANCE; INELIGIBLE LOANS	43
5.	INCOME PAYMENTS	44
6.	SECURITY INTEREST	47
7.	PAYMENT, TRANSFER AND CUSTODY	49
8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED LOANS	53
9.	REPRESENTATIONS AND WARRANTIES	54
10.	NEGATIVE COVENANTS OF SELLERS	62
11.	AFFIRMATIVE COVENANTS OF SELLERS	65
12.	[RESERVED]	75
13.	EVENTS OF DEFAULT; REMEDIES	75
14.	SINGLE AGREEMENT	83
15.	NOTICES AND OTHER COMMUNICATIONS	84
16.	NON-ASSIGNABILITY	84
17.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	85
18.	NO RELIANCE; DISCLAIMERS	86
19.	INDEMNITY AND EXPENSES	87
20.	DUE DILIGENCE	89
21.	SERVICING	90
22.	TREATMENT FOR TAX PURPOSES	93
23.	INTENT	93
24.	POWER OF ATTORNEY	95
25.	MISCELLANEOUS	97
26.	CONFIDENTIALITY	98
27.	APPOINTMENT AS REPO AGENT	99
28.	JOINT AND SEVERAL	99

-i-

TABLE OF CONTENTS
(Continued)

SCHEDULES

SCHEDULE 1	Purchased Loan Information	1-1
SCHEDULE 2	Prohibited States	2-1
SCHEDULE 3	Approved Originators	3-1

EXHIBITS

-ii-

MASTER REPURCHASE AGREEMENT

This Amended and Restated Master Repurchase Agreement, conformed through that certain Limited Waiver and Amendment to Amended and Restated Master Repurchase Agreement dated September 17, 2019, that certain Second Amendment to Amended and Restated Master Repurchase Agreement dated March 5, 2021, that certain Third Amendment to Amended and Restated Master Repurchase Agreement dated November 19, 2021 and that certain ~~Third~~ Fourth Amendment to Amended and Restated Master Repurchase Agreement dated ~~November 19~~March 2, ~~2021~~2022, (this “Agreement”) is dated as of November 20, 2018 and is made by and among Goldman Sachs Bank USA, as buyer (in such capacity, “Buyer”) and as Repo Agent (in such capacity, “Repo Agent”), Angel Oak Mortgage Fund TRS, a Delaware statutory trust (“Seller A”) and Angel Oak Mortgage, Inc., a Maryland corporation (“Seller B”), as sellers (each of Seller A and Seller B, a “Seller” and together, the “Sellers”). The Agreement amends and restates in its entirety that certain Master Repurchase Agreement dated as of October 24, 2018 by and among Buyer, Repo Agent and Sellers.

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which one or more Sellers agree to transfer to Buyer all of its respective right, title and interest in and to one or more Eligible Loans (including without limitation all of such Seller’s right, title and interest in and to the related Servicing Rights) on a servicing retained basis (the “Servicing Retained Purchased Loans”) or a servicing released basis (the “Servicing Released Purchased Loans”), in each case against the transfer of funds by Buyer to such Seller, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain (or such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller to Buyer. Each such transaction involving the transfer by a Seller to Buyer of a Purchased Loan shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Loan from a Seller to Buyer.

2.	DEFINITIONS

(a)	Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Accelerated Repurchase Date” shall have the meaning specified in Section 13(b)(i).

“Acceptable State” shall mean, for each Approved Originator, any state with respect to which such Approved Originator has been licensed and approved by the applicable Governmental Authority other than the states listed on Schedule 2, as amended, supplemented or otherwise modified from time to time with the prior written consent of Repo Agent.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Loan, those mortgage loan servicing practices (including collection procedures) or property management practices, as applicable, of prudent lending and servicing institutions that service mortgage loans and manage real estate properties of the same type as such Purchased Loan and related Mortgaged Property or Mortgaged Properties, as applicable, in the state where the related Mortgaged Property is located, and materially in accordance with (i) all applicable Requirements of Law, (ii) the terms and provisions of the related Purchased Loan Documents, (iii) solely with respect to the Purchased Loans that are Agency Eligible Investment Loans, Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Freddie Mac Guide and Fannie Mae Guide, respectively, including any future updates thereto, and (iv) the related Servicing Agreement, in each case in a manner at least equal in quality to the servicing and real estate property management that the applicable Seller or Servicer, as applicable, provides to similar mortgage loans or real estate properties which they own in their own portfolios.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure of such person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Adjusted Income Percentage” shall mean a percentage reported by Sellers to Repo Agent or Calculation and Paying Agent at least 5 Business Days prior to each Remittance Date reflecting Sellers’ determination of the appropriate allocation of any amounts owed to each Seller on such Remittance Date pursuant to Section 5(c)(viii).

“Advance” shall mean an advance of funds by the applicable Approved Originator to the Mortgagor, pursuant to the terms of the related Purchased Loan.

“Affected Transactions” shall have the meaning specified in Section 3(l).

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency Eligible Investment Loan” shall mean a Prime Non-QM Loan or Non-Prime Non-QM Loan that is underwritten utilizing an automated underwriting system from Fannie Mae or Freddie Mac that receives a credit approval and is otherwise eligible for delivery to such agency, in each case, which is secured by a Mortgaged Property that is not owner-occupied and purchased as an investment by the Mortgagor.

“Aggregate Liquidity Event” shall occur when the Liquidity of the Guarantor plus any unfunded capital commitments, excluding any defaulted commitments, is less than the greater of (a) ten million dollars $10,000,000 and (b) five percent (5%) of the sum of (1) the Aggregate Repurchase Price and (2) the aggregate obligations of Guarantor that are outstanding under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction (including, without limitation, any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds) the terms of which determine the borrowing base or available credit based on the market value of identified collateral. In such event, any Income received on the Purchased Loans shall be applied to the reduction of the outstanding Repurchase Price of the Purchased Loans pursuant to Section 5(c)(iv).

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding clauses (y) and (z) of such definition) of all Purchased Loans subject to Transactions as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternative Rate” shall have the meaning specified in Section 3(k).

“Alternative Rate Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Amortization Event” shall mean the occurrence and continuance of any one or more of the following: (a) an Event of Default, (b) a Level 1 Platform Delinquency Event and (c) an Aggregate Liquidity Event.

“AOHL” shall mean Angel Oak Home Loans LLC, a Georgia limited liability company.

“AOMS” shall mean Angel Oak Mortgage Solutions LLC, a Delaware limited liability company.

“Applicable Spread” shall mean, as of any date of determination and any Transaction, (a) two hundred twenty-five basis points (2.25%) with respect to a Purchased Loan other than an Agency Eligible Investment Loan and two hundred basis points (2.00%) with respect to an Agency Eligible Investment Loan (or, in each case, such other value specified as the spread component of the Repurchase Price in the related Confirmation) and (b) after the occurrence and during the continuance of an Event of Default or an Amortization Event, the sum of (x) the respective Applicable Spread set pursuant to clause (a) of this definition plus (y) two hundred fifty basis points (2.50%).

“Appraisal” shall mean an appraisal obtained by the applicable Seller or the applicable Approved Originator prepared in accordance with Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of FIRREA by an independent, third-party appraiser holding an MAI designation, who is licensed or certified under the laws of the state in which the applicable Mortgaged Property is located, if required by the laws of such state, and approved by Repo Agent in its reasonable discretion.

“Appraised Value” shall mean, with respect to any Mortgaged Property, the value (or the lowest value if more than one Appraisal is received) thereof as set forth in the Appraisal obtained at the time of (i) origination of the Mortgage Loan or (ii) such other determination of value as specified in Section 11(y), as applicable.

“Approved Originator” shall mean AOHL, AOMS and any other originator that has been approved by Repo Agent in its sole and absolute discretion, as listed on Schedule 3 hereto.

“Asset Base Component” shall mean, as of any date of determination with respect to any Purchased Loan that is subject to a Transaction under this Agreement as of such date, the product of (x) the applicable Purchase Price Percentage for such Purchased Loan, and (y) the Asset Value for such Purchased Loan as of such date.

“Asset Base Margin Value” shall mean, as of any date of determination, the aggregate of the Asset Base Components for all Purchased Loans subject to Transactions under this Agreement as of such date.

“Asset Value” shall mean, subject to the last sentence of Section 7(b)(ii), with respect to any Mortgage Loan that is an Eligible Loan as of any date of determination, the lesser of (i) the outstanding principal balance of such Mortgage Loan and (ii) the Market Value of such Mortgage Loan. In addition, the Asset Value for any Purchased Loan that is not an Eligible Loan as of any date of determination, as determined by Repo Agent in its sole and absolute discretion exercised in good faith, shall be $0.00.

“Assignment of Mortgage” shall mean, an assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the related Mortgage Loan to Repo Agent or its designee.

“Bank” shall mean U.S. Bank National Association.

“Bank Statement Loan” shall mean a Mortgage Loan for which the Mortgagor provided bank statements to the Originator in lieu of Form W-2 or tax returns to document his or her income and eligibility for such Mortgage Loan.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian, Buyer or Repo Agent are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Goldman Sachs Bank USA, and any successor or assign.

“Calculation and Paying Agent” means U.S. Bank National Association as calculation and paying agent.

“Capital Lease Obligation” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean, with respect to any Person and as of any date of determination, (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of such Person or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of such Person or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by such Person or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean the occurrence of any of the following:

(a)            a Transfer, whether directly or indirectly through its direct or indirect Affiliates, of all or substantially all of any Relevant Party’s assets (excluding any Transfer in connection with any securitization transaction, sale of mortgage loans or sale of real estate owned and real estate investments in the ordinary course of such Relevant Party’s business);

(b)            Guarantor shall cease to Control Seller A or own directly or indirectly less than 100% of the equity interest in and to Seller A, free and clear of all Liens and encumbrances other than those in favor of Buyer and Repo Agent; or

(c)            The acquisition by or transfer to any Person or “group” (within the meaning of the 1934 Act and the rules of the SEC thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the ownership interests in Guarantor.

“Closing Date” shall mean October 24, 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall have the meaning specified in Section 5(a).

“Collection Account Control Agreement” shall mean each account control agreement entered into in connection with a Collection Account.

“Concentration Limit” shall mean each of the following:

(a)            The aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement that are (i) 30 to 89 days delinquent (calculated under the MBA Method) shall not exceed the product of (A) five percent (5%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement and (ii) 60 to 89 days delinquent (calculated under the MBA Method) shall not exceed the product of (A) two percent (2%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(b)            The quotient of (i) the aggregate sum of the products of (I) the Asset Value of each Mortgage Loan and (II) the FICO Score of the Mortgagor of such Mortgage Loan divided by (ii) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement shall not be less than 680.

(c)            The quotient of (i) the aggregate sum of the products of (I) the Asset Value of each Mortgage Loan and (II) the LTV of such Mortgage Loan divided by (ii) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement shall not exceed eighty-two and a half percent (82.5%).

(d)            The aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement with respect to which the Mortgagor has a debt-to-income ratio greater than 47% shall not exceed the product of (A) fifteen percent (15%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(e)            The aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement which have an LTV greater than 80% shall not exceed the product of (A) forty-five percent (45%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(f)             The aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement with respect to which the Mortgagor has a FICO score less than 650 shall not exceed the product of (A) seventeen and a half percent (17.5%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(g)            With respect to Mortgage Loans that meet two or more of the following criteria: (i) the Mortgagor has a debt-to-income ratio greater than 47%; (ii) the Mortgage Loan has an LTV greater than 80%; and (iii) the Mortgagor has a FICO score less than 650, the aggregate Asset Value of all such Mortgage Loans then subject to Transactions under this Agreement shall not exceed the product of (A) ten percent (10%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(h)           For any state, the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement with related Mortgaged Properties located in such state shall not exceed the product of (A) forty percent (40%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(i)            [RESERVED]

(j)            The quotient of (i) the aggregate sum of the products of (I) the Asset Value of each Bank Statement Loan and (II) the FICO Score of the Mortgagor of such Bank Statement Loan divided by (ii) the aggregate Asset Value of all Bank Statement Loans then subject to Transactions under this Agreement shall be greater than or equal to 710.

(k)            The quotient of (i) the aggregate sum of the products of (I) the Asset Value of each Bank Statement Loan and (II) the LTV of such Bank Statement Loan divided by (ii) the aggregate Asset Value of all Bank Statement Loans then subject to Transactions under this Agreement shall not exceed eighty-one percent (81%).

(l)            The aggregate Asset Value of all Bank Statement Loans then subject to Transactions under this Agreement shall not be equal to or exceed the product of (A) seventy percent (70%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(m)          [RESERVED]

(n)           The aggregate Asset Value of all Investor Cash Flow Loans then subject to Transactions under this Agreement shall not exceed the product of (A) thirty percent (30%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(o)           The aggregate Asset Value of all Foreign National Loans then subject to Transactions under this Agreement shall not exceed the product of (A) five percent (5%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

(p)           The quotient of (i) the aggregate sum of the products of (I) the Asset Value of each Investor Cash Flow Loan and (II) the LTV of such Investor Cash Flow Loan divided by (ii) the aggregate Asset Value of all Investor Cash Flow Loans then subject to Transactions under this Agreement shall not exceed seventy-two and a half percent (72.5%).

(q)           The aggregate Asset Value of all Corrected Ninety-day Delinquent Loans then subject to Transactions under this Agreement shall not exceed the product of (A) five percent (5%) and (B) the aggregate Asset Value of all Mortgage Loans then subject to Transactions under this Agreement.

“Confirmation” shall mean, with respect to any Purchased Loan, Repo Agent’s written confirmation of its approval of a Transaction with respect to such Purchased Loan, substantially in the form of Exhibit I.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Corrected Ninety-day Delinquent Loan” shall mean any mortgage loan, that (i) has in the past been ninety (90) or more days delinquent (calculated under the MBA Method) in payment of any related loan payment (including, without limitation, any payment in respect of principal, interest, taxes, insurance premiums and homeowner’s association dues) and (ii) such ninety (90) day delinquency was subsequently cured.

“Custodial Agreement” shall mean the Custody Agreement, dated on or about the Closing Date, entered into by and among Custodian, Sellers and Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

“Custodial Delivery Certificate” shall mean the “Mortgage Loan Schedule” as defined in the Custodial Agreement, the form of which is specified in the Custodial Agreement.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Repo Agent and reasonably acceptable to Sellers.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Loan” shall mean, any Purchased Loan as to which (i) there is a breach beyond any applicable notice and cure period of a representation or warranty by the applicable Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein), except to the extent disclosed in the Exception Report delivered to Repo Agent prior to the related Purchase Date, (ii) a default has occurred and is continuing for sixty (60) days beyond any applicable notice and cure period under the related Purchased Loan Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the related Purchased Loan Documents, (iii) the occurrence and continuance of any other “Event of Default” as defined under the related Purchased Loan Documents, or (iv) the related Purchased Loan File or any portion thereof has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement.

“Determination Date” shall mean the fifth (5th) Business Day preceding each Remittance Date.

“Diligence Fees” shall mean reasonable and documented out-of-pocket fees, costs and expenses payable by Sellers to Buyer and Repo Agent in respect of Buyer’s and Repo Agent’s out-of-pocket fees, costs and expenses (including legal fees and expenses) incurred in connection with its review of the Diligence Materials hereunder and Buyer’s and Repo Agent’s continuing due diligence reviews of Purchased Loans pursuant to Section 20 or otherwise hereunder; provided, however, that in no event shall aggregate Diligence Fees exceed the product of (i) $500 and (ii) the number of Mortgage Loans that are or have ever been subject to Transactions under this Agreement.

“Draw Fee” shall have the meaning specified in the Fee Letter.

“Due Diligence Error” shall mean, with respect to a due diligence review of a Purchased Loan, an exception relating to a Moody’s, S&P, Fitch or Kroll grade of C or D.

“Due Diligence Review” shall have the meaning specified in Section 20(b).

“Early Payment Default Loan” shall mean any Mortgage Loan that becomes a Sixty-day Delinquent Loan at any point within the first ninety (90) days following its first scheduled payment date.

“Early Repurchase Date” shall have the meaning specified in Section 3(g).

“Eligible Loan” shall mean a Mortgage Loan which was originated by an Approved Originator and meets the applicable criteria set forth below:

(a)            With respect to all Mortgage Loans:

i.            such Mortgage Loan is a whole loan secured by a first priority mortgage or deed of trust in one (1) to four (4) family residential real estate properties located in the United States and in an Acceptable State with respect to the originator of such Mortgage Loan;

ii.           such Mortgage Loan is a Prime QM Loan, Prime Non-QM Loan, Non-Prime Non-QM Loan, Investor Cash Flow Loan, Foreign National Loan or any other mortgage loan product approved by Repo Agent and Buyer in their sole and absolute discretion, each originated in compliance with Underwriting Guidelines approved by Buyer;

iii.          such Mortgage Loan is evidenced by sufficient legal documentation to ensure that a perfected first lien security interest in the underlying property, that the lender has title insurance and that an Appraisal has been obtained in accordance with this Agreement;

iv.          such Mortgage Loan’s related Purchased Loan File is in the possession of Custodian and such Purchased Loan File has no material exceptions unless otherwise approved by Buyer;

v.          such Mortgage Loan complies with the representations and warranties made by the applicable Seller in Exhibit III;

vi.         such Mortgage Loan is in compliance with federal and applicable state and local laws and not deemed “high-cost;”

vii.        such Mortgage Loan has not been deemed uncollectible or “charged off” by Seller or the related Servicer, and the underlying property has not been condemned or deemed unfit for use by any Governmental Authority;

viii.       such Mortgage Loan is serviced by the applicable Servicer;

ix.          such Mortgage Loan has no tax or HOA liens on the underlying property;

x.           such Mortgage Loan is not a Thirty-day Delinquent Loan on the related Purchase Date; and

xi.          such Mortgage Loan is not a participation interest.

(b)            [RESERVED]

(c)            With respect to each Prime QM Loan, Prime Non-QM Loan and Non-Prime Non-QM Loan:

i.            the Mortgagor of such Prime QM Loan, Prime Non-QM Loan or Non-Prime Non-QM Loan has a FICO score of 500 or greater;

ii.           such Prime QM Loan, Prime Non-QM Loan or Non-Prime Non-QM Loan has a maximum LTV of 95%; and

iii.          the Mortgagor of such Prime QM Loan, Prime Non-QM Loan or Non-Prime Non-QM Loan has a maximum debt-to-income ratio of 55%.

(d)            With respect to each Bank Statement Loan:

i.            the Mortgagor of such Bank Statement Loan has a FICO score of 620 or higher; and

ii.            such Bank Statement Loan has a maximum LTV of 90%.

(e)	With respect to each Foreign National Loan:

i.	such Foreign National Loan has an original loan amount less than or equal to $750,000;

ii.	such Foreign National Loan has a maximum LTV of 75%; and

iii.	the Mortgagor of such Foreign National Loan has a maximum debt-to-income ratio of 50%.

Any Post-Purchase Diligence Loan that does not satisfy the requirements specified in Section 20(c) shall not be an Eligible Loan.

“Employees” shall have the meaning specified in Section 11(ff).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which the applicable Seller is a member at any relevant time.

“Event of Default” shall have the meaning given such term in Section 13(a).

“Exception Report” shall have the meaning given such term in Section 3(c)(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer (or any assignee, participant or other Person that that might be a beneficial owner of amounts owed by the applicable Seller with respect to the Transactions) (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net worth or similar Taxes imposed in lieu of net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Recipient being organized under the laws of, or having its principal office, applicable lending office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between Recipient and the jurisdiction imposing such Taxes (other than a connection arising from Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document), (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to the Transactions pursuant to a law in effect as of the date on which such Recipient (i) becomes a party to this Agreement or otherwise acquires a beneficial interest in the Transactions or (ii) changes the office from which it books the Transaction or its lending office, except to the extent that, pursuant to Section 3(o) such Taxes were payable to such Recipient’s assignor immediately before such Recipient became a party to this Agreement or otherwise acquires a beneficial interest in the Transactions or to such Recipient immediately before it changed the office from which it books the Transaction or its lending office, (c) Taxes attributable to Recipient’s failure to comply with Section 3(p) of this Agreement and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extraordinary Servicing Expenses” means, for any Remittance Date, any indemnification amounts due and payable to SPS, pursuant to Section 8.02 of the SPS Servicing Agreement.

“Extraordinary Servicing Expenses Annual Cap” means, with respect to any Extraordinary Servicing Expenses, an annual cap, for each twelve month period commencing on the Closing Date, of $100,000 per annum.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Amount” shall mean three hundred and fifty million dollars ($350,000,000).

“Facility Termination Date” shall mean the earliest to occur of (i) the Scheduled Termination Date, (ii) at the option of Buyer (or Repo Agent on Buyer’s behalf) upon the occurrence of an Event of Default (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Relevant Party), and (iii) upon the option of Sellers in accordance with Section 3(r).

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FDIA” shall have the meaning specified in Section 23(d).

“FDICIA” shall have the meaning specified in Section 23(f).

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank of New York arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by Buyer from three federal funds brokers of recognized standing selected by Buyer in its sole discretion.

“Federal Trade Embargo” means any United States federal law imposing trade restrictions, including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224, and (v) the PATRIOT Act.

“Fee Letter” shall mean that certain fee letter agreement, dated as of the Closing Date, among Repo Agent and Sellers, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b).

“Financial Covenant Compliance Certificate” shall have the meaning specified in Section 4(d) of the Guaranty Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which a required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign National” shall mean a borrower who resides and whose income is generated outside the United States.

“Foreign National Loan” shall mean a Mortgage Loan to a Foreign National who is able to verify residency status with an acceptable visa type permitted by the Underwriting Guidelines and that is for the purpose of financing the related Mortgaged Property solely for investment purposes.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Guide” shall mean the Freddie Mac Sellers’ and Servicers’ Guide, as such guide may hereafter from time to time be amended.

“Fundamental Amendment” shall mean any amendment, modification or change to this Agreement that would (i) reduce or forgive the Repurchase Price with respect to any Transaction or modify the definition of “Purchase Price Percentage;” (ii) change the definition of “Price Differential,” “Applicable Spread” or “Pricing Rate” or reduce, forgive or waive any interest, fees or other obligations payable to Buyer hereunder; (iii) change any provision of Section 25(j), the definition of “Majority Buyer,” or any other provision of this Agreement specifying the number or percentage of Persons holding a percentage of Buyer’s rights and obligations under the Transaction Documents; (iv) postpone the Scheduled Termination Date or any scheduled date of payment for any Price Differential or Repurchase Price or any date for the payment of any interest, fees or other obligations payable to Buyer hereunder; (v) modify the provisions of Section 4(a) or the definitions of “Margin Call” or “Margin Deficit”; or (vi) modify the rights of Buyer under Section 5(c).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governing Documents” shall mean, with respect to any Person, its governing documents, and shall include, without limitation, its certificate of formation, certificate of incorporation, certificate of partnership or certificate of trust, or other similar document pursuant to which such Person was organized and formed, as applicable, and its limited liability company agreement, bylaws, limited partnership agreement, trust agreement or other similar constitutive agreement, as applicable.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum stated amount of the primary obligations relating to such Guarantee (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee), or if no such amount or liability is stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Angel Oak Mortgage, Inc., a Maryland corporation and its successors and permitted assigns.

“Guarantor Financial Covenants” shall have the meaning assigned to such term in the Guaranty Agreement.

“Guaranty Agreement” shall mean that certain Guaranty Agreement, dated on or around the Closing Date, made by Guarantor in favor of Buyer and Repo Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Income” shall mean, with respect to any Purchased Loan at any time, all principal received thereon or in respect thereof (including without limitation full and partial prepayments) and all interest, dividends or other distributions thereon, all other income, receipts, payments, collections, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Loan or the related Mortgaged Property, including all proceeds received upon the securitization, liquidation, foreclosure, short sale or other disposition of any such Purchased Loan or Mortgaged Property, transfer fees, make whole fees, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds, and all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof.

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan; (vi) Capital Lease Obligations of such Person; (vii) obligations of such Person under repurchase agreements or like arrangements; (viii) Indebtedness of others Guaranteed by such Person to the extent of such guarantee; (ix) Indebtedness of general partnerships of which such Person is a general partner; and (x) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any Person.

“Indemnified Amounts” and “Indemnified Parties” shall have the respective meanings specified in Section 19(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Relevant Party under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Investor Cash Flow Loan” shall mean a Mortgage Loan to a borrower (who is not a Foreign National) for the purpose of financing the related Mortgaged Property solely for investment purposes underwritten to rental income of the subject Mortgaged Property.

“IRS” shall mean the U.S. Internal Revenue Service.

“Level 1 Platform Delinquency Event” shall mean the event that shall occur and be in effect for so long as, as of any date of determination either (x) the percentage of all outstanding Mortgage Loans originated or acquired by Sellers or any of its Affiliates that are Sixty-day Delinquent Loans is greater than five percent (5%) or (y) the percentage of all outstanding Mortgage Loans originated or acquired by Sellers or any of its Affiliates that are Early Payment Default Loans is greater than two and a half percent (2.5%), in each case based on unpaid principal balance and including in each case any such outstanding Mortgage Loans originated or acquired by Sellers or any such Affiliate that are or have been subject to securitization, repurchase transactions or similar transactions.

“Level 2 Platform Delinquency Event” shall mean the event that shall occur and be in effect for so long as, as of any date of determination either (x) the percentage of all outstanding Mortgage Loans originated or acquired by Sellers or any of its Affiliates that are Sixty-day Delinquent Loans is greater than ten percent (10%) or (y) the percentage of all outstanding Mortgage Loans originated or acquired by Sellers or any of its Affiliates that are Early Payment Default Loans is greater than five percent (5%), in each case based on unpaid principal balance and including in each case any such outstanding Mortgage Loans originated or acquired by Sellers or any such Affiliate that are or have been subject to securitization, repurchase transactions or similar transactions.

“Leverage Ratio” shall mean, on a pro forma basis after giving effect to such incurrence, issuance dividend, distribution or payment (and the pro forma application of the proceeds therefrom) and any other pro forma adjustments, the ratio of Total Indebtedness to Tangible Net Worth.

“LIBOR” shall mean the rate, as determined by Repo Agent on each LIBOR Determination Date, equal to the greater of (x) one-fourth of one percent (0.25%) and (y) the offered rate for three-month U.S. dollar deposits, as the applicable rate appears on Reuters Screen LIBOR03 Page as of 11:00 a.m. (London time) on such LIBOR Determination Date (rounded up to the nearest whole multiple of 1/100%); provided that if the applicable rate does not appear on Reuters Screen LIBOR03 Page, the rate for such LIBOR Determination Date will be based upon the offered rates of the Reference Banks selected by Repo Agent for U.S. dollar deposits as of 11:00 a.m. (London time) on such LIBOR Determination Date. In such event, Repo Agent will request the principal London office of each of at least three Reference Banks selected by Repo Agent to provide a quotation of its rate. If on such LIBOR Determination Date, two or more of such Reference Banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/100%). If on such LIBOR Determination Date, fewer than two of such Reference Banks provide such offered quotations, LIBOR shall be the higher of (i) LIBOR as determined on the immediately preceding day that LIBOR is available and (ii) the Reserve Interest Rate.

“LIBOR Determination Date” shall mean, for each Pricing Period while any Transaction is outstanding, the date that is two Business Days prior to the Determination Date commencing such Pricing Period.

“LIBOR Rate” shall mean, as of any LIBOR Determination Date, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“LIBOR Rate Transaction” shall have the meaning specified in Section 3(l).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Liquidity” shall mean, in respect of any Person and as of any date, the sum of the unrestricted cash and Cash Equivalents held by such Person.

“LTV” shall mean, with respect to any Mortgage Loan, as of any date of determination, the ratio (expressed as a percentage) of (i) the original principal balance of the related Mortgage Loan (calculated after giving effect to all Advances) as of such date of determination to (ii) the lesser of the purchase price paid by the Mortgagor for the related Mortgaged Property and the Appraised Value of the Mortgaged Property securing such Mortgage Loan as of such date of determination.

“Majority Buyer” shall mean Persons collectively holding greater than 50% of Buyer’s rights and obligations under the Transaction Documents.

“Margin Call” shall have the meaning specified in Section 4(a).

“Margin Deficit” shall have the meaning specified in Section 4(a).

“Market Value” shall mean, with respect to a Purchased Loan, the fair market value of such Purchased Loan as determined by Repo Agent in its sole good faith discretion.

“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, assets, operations, financial condition, prospects, credit quality or performance of any Relevant Party, (ii) the ability of any Relevant Party to perform or otherwise comply with, or to cause any other Relevant Party to perform or otherwise comply with, any obligation, term or provision specified in any Transaction Document applicable to such Relevant Party, (iii) the validity, enforceability or collectability of any the Transaction Documents, (iv) the legality, validity, enforceability, or collectability of the Purchased Loans generally or any material portion of the Purchased Loans, or (v) the rights and remedies of Buyer or Repo Agent under any of the Transaction Documents.

“Maximum Price” shall mean an amount equal to the maximum that the initial purchase price for a Purchased Loan may be such that, after giving effect to the purchase of such Purchased Loan, the Asset Base Margin Value will be less than or equal to the sum of (i) the aggregate of the Asset Base Components for all Purchased Loans subject to Transactions and (ii) the product of 87.5% and the aggregate Asset Value for all Mortgage Loans subject to Transactions.

“MBA Method” shall mean the methodology used by the Mortgage Bankers Association for calculating the delinquency of mortgage loans. For the avoidance of doubt, in applying the MBA Method of Delinquency, a Mortgage Loan is considered “30 Days Delinquent” if the monthly payment is not received prior to the close of business on the day that immediately precedes the due date on which the next monthly payment is due. For example, a mortgage loan will be considered thirty (30) Days Delinquent if the monthly payment originally due on July 1 is not received by the close of business on July 31.

“Monthly Platform Report” shall mean, the monthly report certified and delivered by the applicable Seller to Repo Agent pursuant to Section 11(g)(ii), which shall include the following information, on an aggregate basis for all mortgage loans originated or acquired by any Relevant Party or any Affiliate of a Relevant Party, including any such mortgage loans that are or have been subject to securitization, repurchase transactions, whole loan sales or similar transactions: (i) the percentage of such mortgage loans which are delinquent as of the date of such report; (ii) the percentage of such mortgage loans which have been deemed uncollectible or ‘charged off’ by the applicable Seller or Servicer, (iii) the cumulative recoveries on such mortgage loans and (iv) such other information as mutually agreed by the applicable Seller and Repo Agent, which report shall be delivered to Repo Agent for each calendar month during the term of this Agreement. In addition, the Monthly Platform Report shall include, on an aggregate basis, the information described above for each of the following categories: (a) all Prime QM Loans; (b) all Prime Non-QM Loans; (c) all Non-Prime Non-QM Loans, (d) all Investor Cash Flow Loans, (e) all Foreign National Loans and (f) all Agency Eligible Investment Loans.

“Monthly Statement” shall mean, with respect to any Remittance Date, the report delivered by the applicable Servicer to Repo Agent, including the applicable Seller’s or applicable Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Loan serviced by such Servicer (indicating whether such Purchased Loan is a Prime QM Loan, a Prime Non-QM Loan, a Non-Prime Non-QM Loan, an Investor Cash Flow Loan, a Foreign National Loan or an Agency Eligible Investment Loan), together with a certified written report describing (i) any developments or events with respect to such Purchased Loan that have occurred since the last Monthly Statement that are reasonably likely to have a Material Adverse Effect, (ii) any and all written modifications to any Purchased Loan Documents that have occurred since the last Monthly Statement, (iii) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Loan, (iv) the actual sales price of each Mortgaged Property sold and not reported on a previous Monthly Statement, (v) the purchase price paid by the related Mortgagor for each Mortgaged Property and (vi) such other information as mutually agreed by the applicable Seller and Repo Agent or Repo Agent and Servicer, as applicable, which report shall be delivered to Repo Agent for each calendar month during the term of this Agreement.

“Mortgage” shall mean, with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument which creates a first lien on the fee simple or leasehold estate in the real property which secures the entire indebtedness evidenced by the related Mortgage Note.

“Mortgage Loan” shall mean each of (i) the mortgage loans secured by Mortgaged Properties that are one- to four- family or up to twenty unit residential real estate properties, condominiums or townhomes, in each case originated by an Approved Originator, which Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, (ii) all Purchased Loan Documents and all rights of the applicable Seller thereunder, and (iii) all right, title and interest of the applicable Seller in and to the Mortgaged Properties covered by such Mortgages.

“Mortgage Note” shall mean, with respect to any Mortgage Loan, the related promissory note, together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor (including any additional Advance).

“Mortgaged Property” shall mean each real property (including all improvements thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by the related Mortgage Note or, as the context may require, all such real properties and other collateral.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note (including any Person who has assumed or guaranteed the obligations of the obligor thereunder) and the owner of the related Mortgaged Property.

“NAV” shall mean, with respect to any Person as of any date of determination, the value of such Person’s assets less all liabilities (including, without limitation, administration, legal, audit and other professional fees and expenses, and taxes) of such Person.

“Ninety-day Delinquent Loan” shall mean any mortgage loan which is ninety (90) or more days delinquent (calculated under the MBA Method) in payment of any related loan payment (including, without limitation, any payment in respect of principal, interest, taxes, insurance premiums and homeowner’s association dues), without regard to any grace or cure period.

“Non-Prime Non-QM Loan” shall mean a Mortgage Loan that is neither a Prime Mortgage Loan nor a Qualified Mortgage Loan for a Mortgaged Property that is owner-occupied, a second home of the Mortgagor or purchased as an investment by the Mortgagor.

“Obligations” shall mean any and all of the following: (a) any and all amounts owed by Sellers to Buyer or Repo Agent in connection with any or all Transactions hereunder, all Transaction Costs and any and all other obligations, amounts, fees, costs or expenses which are payable hereunder or under any of the Transaction Documents, including without limitation all of the applicable Seller’s respective obligations to pay the Repurchase Price on the Repurchase Date for each Purchased Loan and the Price Differential on each Remittance Date; (b) any and all reasonable and documented sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of a Seller’s Indebtedness, Obligations or liabilities referred to in clause (a), the reasonable and documented expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or Repo Agent of its rights under the Transaction Documents, including, without limitation, reasonable and documented attorneys’ fees and disbursements and court costs; (d) any and all other indemnities, obligations and liabilities of any Relevant Party to Buyer, Repo Agent, any Servicer or Custodian arising under, or in connection with, the Transaction Documents, and (e) any and all Exit Fees, Draw Fees and Diligence Fees, in each case whether direct or indirect, absolute or contingent, matured or unmatured, or now existing or hereafter arising.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.

“Operating Affiliate” shall mean the Guarantor or a subsidiary of the Guarantor that is engaged in the purchase, sale, financing or other similar activities with respect to residential mortgage loans.

“Originator” shall mean the originator of a Mortgage Loan.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, except (i) to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document), (ii) any such Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to such Transaction Documents and (iii) for the avoidance of doubt, any Excluded Taxes.

“Person” shall mean an individual, corporation, limited liability company, business trust, statutory trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan that is covered by Section 302 or Title IV of ERISA or Section 412 or 430 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Preliminary Approval” shall have the meaning specified in Section 3(b).

“Price Differential” shall mean, for each Pricing Period, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price thereof, calculated on the basis of a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Sellers to Buyer, prior to such date, with respect to such Transaction).

“Pricing Period” shall mean, for any Purchased Loan, (a) in the case of the first Remittance Date for such Purchased Loan, the period from and including the Purchase Date of such Purchased Loan to but excluding the first Determination Date to occur following such Purchase Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the Determination Date in the preceding calendar month and ending on but excluding the Determination Date immediately preceding such Remittance Date; provided, that no Pricing Period shall end after the Repurchase Date for any Purchased Loan.

“Pricing Rate” shall mean, with respect to any Transaction and as of any date of determination, a per annum rate equal to the LIBOR Rate in effect for the applicable Pricing Period plus the Applicable Spread (subject to adjustment and/or conversion as provided in Sections 3(k), 3(l), 3(m) and 3(n) of this Agreement).

“Prime Mortgage Loan” shall mean a Mortgage Loan with an LTV of less than or equal to 80% whose Mortgagor has (i) a FICO score of 700 or greater and (ii) a debt-to-income ratio less than or equal to 43%.

“Prime Non-QM Loan” shall mean a Prime Mortgage Loan that is not a Qualified Mortgage Loan for a Mortgaged Property that is owner-occupied, a second home of the Mortgagor or purchased as an investment by the Mortgagor.

“Prime QM Loan” shall mean a Prime Mortgage Loan that is also a Qualified Mortgage Loan for a Mortgaged Property that is owner-occupied, a second home of the Mortgagor or purchased as an investment by the Mortgagor.

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment of principal (including any or full and partial prepayment) received in respect thereof (including insurance casualty or condemnation proceeds to the extent that such proceeds are not to be reserved, escrowed, re-advanced or applied for the benefit of the Mortgagor or the related Mortgaged Property and to the extent that such proceeds are permitted by the terms of the Purchased Loan Documents to be applied to principal and which are, in fact, so applied). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person subject to trade restrictions under any Federal Trade Embargo.

“Purchase Date” shall mean with respect to any Purchased Loan, the date on which such Purchased Loan is purchased by Buyer from the applicable Seller hereunder.

“Purchase Price” shall mean with respect to each Purchased Loan, the price at which such Purchased Loan is transferred by the applicable Seller to Buyer on the Purchase Date therefor; provided, however, that the initial Purchase Price for any Purchased Loan shall be an amount (expressed in dollars) that does not exceed the lesser of (A) the Purchase Price Percentage applicable to such Purchased Loan on such Purchase Date times the Asset Value of such Purchased Loan and (B) the Maximum Price.

“Purchase Price Percentage” shall mean, as of any date of determination with respect to (i) any Mortgage Loan that is current (calculated under the MBA Method), eighty-five percent (85%), (ii) any Mortgage Loan that has been in forbearance for four months or shorter, but was current (calculated under the MBA Method) at the time such Mortgage Loan entered forbearance, eighty percent (80%), (iii) any Mortgage Loan that has been in forbearance for longer than four months, but was current (calculated under the MBA Method) at the time such Mortgage Loan entered forbearance or was delinquent (calculated under the MBA Method) at the time such Mortgage Loan entered forbearance, seventy-five percent (75%) or (iv) any Sixty-day Delinquent Loan, seventy-five percent (75%); provided that notwithstanding the foregoing, any Mortgage Loan that is not securitized within six months after the related Purchase Date, the Purchase Price Percentage for such Mortgage Loan shall be reduced by 5.0%, and for every three months any such Mortgage Loan is not securitized thereafter, the Purchase Price Percentage for such Mortgage Loan shall be reduced by an additional 2.5%.

“Purchased Loan” shall mean (i) with respect to any Transaction, the Eligible Loans sold by the applicable Seller to Buyer in such Transaction, and (ii) with respect to the Transactions in general, all Eligible Loans (including all related Advances) sold by the applicable Seller to Buyer.

“Purchased Loan Documents” shall mean, with respect to (i) a Purchased Loan or (ii) a Mortgage Loan proposed to be sold to Buyer hereunder, the related documents comprising the Purchased Loan File for such Mortgage Loan.

“Purchased Loan File” shall mean, with respect to any (i) Purchased Loan or (ii) Mortgage Loan proposed to be sold to Buyer hereunder, the documents specified as the “Purchased Loan File” in Section 7(b)(i), together with any additional documents and information required to be delivered to Buyer, Repo Agent or their respective designee (including Custodian) pursuant to this Agreement and the other Transaction Documents.

“Purchased Loan Information” shall mean, with respect to each Mortgage Loan proposed to be sold to Buyer hereunder (inclusive of any Advances thereunder), the information set forth in Schedule 1 attached hereto, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of the applicable Seller and Repo Agent.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans, together with the Purchased Loan Information, for each such loan identified in the related Trust Receipt delivered in accordance with the Custodial Agreement.

“Qualified Assignee” shall mean, as of any date of determination, any Person having an “investment grade” rating or a NAV of not less than $1,000,000,000.

“Qualified Mortgage Loan” shall mean shall mean a Mortgage Loan that (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Sections 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) does not provide for a balloon payment and (iv) qualifies either for (x) the safe harbor set forth in Section 1026.43(e)(1)(i) of Regulation Z or (y) the presumption of compliance set forth in Section 1026.43(e)(1)(ii) of Regulation Z.

“Recipient” shall have the meaning specified in the definition of Excluded Taxes.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the applicable Seller or any other Person with respect to a Repurchase Asset, including any computer tapes delivered by such Seller or any of its Affiliates to Buyer or Repo Agent and any other instruments necessary to document or service a Purchased Loan.

“Reference Banks” shall mean any leading banks selected by Repo Agent which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“Register” shall have the meaning specified in Section 16(c) hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Relevant Party” shall mean each Seller, Guarantor, or any of them, as the context may require.

“Remittance Account” shall have the meaning specified in Section 5(a).

“Remittance Account Bank” shall mean U.S. Bank National Association or any successor Remittance Account Bank appointed by Sellers and reasonably acceptable to Repo Agent.

“Remittance Account Control Agreement” shall mean the Remittance Account Control Agreement, dated on or around the Closing Date, executed by Buyer, Sellers and the Remittance Account Bank, as the same may be amended, supplemented, otherwise modified or replaced from time to time.

“Remittance Date” shall mean the twenty-fifth (25th) calendar day of each month beginning in November 2018, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Repo Agent” means Goldman Sachs Bank USA, or any successor or assign thereof as Repo Agent hereunder.

“Reporting Date” means the twelfth (12th) Business Day of each month.

“Repurchase Assets” shall have the meaning specified in Section 6(a).

“Repurchase Date” shall mean, with respect to any Purchased Loan, the date that is the earliest to occur of the following: (i) the Facility Termination Date, (ii) the date that is two (2) Business Days prior to the maturity date of such Purchased Loan, (iii) the related Early Repurchase Date (if applicable), or (iv) the related Accelerated Repurchase Date (if applicable).

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to the applicable Seller upon termination of the related Transaction; in each case, such price shall equal the sum of (x) the Purchase Price of such Purchased Loan, (y) the accrued and unpaid Price Differential with respect to such Purchased Loan and (z) all other amounts then due and payable under the Transaction Documents as of the date of such determination, minus (i) all Income and other cash actually received by Buyer in respect of such Purchased Loan and applied towards the Repurchase Price pursuant to this Agreement and (ii) the amount of cash received by Buyer to cure any Margin Deficit pursuant to Section 4(a) and applied to reduce the outstanding Purchase Price of such Purchased Loan thereunder.

“Repurchased Loan” shall mean any Purchased Loan that has been repurchased by the applicable Seller pursuant to the terms hereof.

“Requirement of Law” shall mean any law, statute, ordinance, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Interest Rate” shall mean with respect to any LIBOR Determination Date, the rate per annum that Repo Agent determines to be either (i) the arithmetic mean (rounded to the nearest whole multiple of 1/100%) of the one-month or overnight U.S. dollar lending rates (as applicable) which New York City banks selected by Repo Agent are quoting on the relevant LIBOR Determination Date the principal London offices of leading banks in the London interbank market or (ii) in the event that Repo Agent can determine no such arithmetic mean, the lowest one-month or overnight U.S. dollar lending rate (as applicable) which New York City banks selected by Repo Agent are quoting on such LIBOR Determination Date to leading European banks.

“Reserve Requirement” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Revolving Period” means the period commencing on the Closing Date and ending on the Scheduled Termination Date; provided that the Revolving Period shall not be in effect during an Amortization Event.

“Sanctioned Country” means any country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Termination Date” shall mean March 5, ~~2022~~2023.

“Seasoned” shall mean, with respect to any Purchased Loan as of any date of determination, the number of months elapsed since the first due date of the scheduled monthly loan payment for such Purchased Loan.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Seller A” shall mean Angel Oak Mortgage Fund TRS, a Delaware statutory trust.

“Seller B” shall mean Angel Oak Mortgage, Inc., a Maryland corporation.

“Sellers” shall mean, collectively, Seller A and Seller B (each, a “Seller”).

“Serviced Loans” shall have the meaning specified in the Servicer Acknowledgment.

“Servicer” shall mean each of (i) SPS or (ii) any other servicer appointed by Sellers and acceptable to Repo Agent in its sole and absolute discretion as evidenced by a separate letter agreement among the Sellers, applicable servicer and the Repo Agent.

“Servicer Acknowledgment” shall mean, (i) the applicable Servicer Acknowledgment and Irrevocable Instruction Letter, dated on or around the Closing Date, from Buyer and acknowledged and agreed to by each Servicer, Sellers, and any permitted sub-servicer, as the same may be amended, supplemented or otherwise modified from time to time with the consent of Repo Agent in its sole and absolute discretion or (ii) any other servicer acknowledgement and irrevocable instruction letter from Buyer and acknowledged and agreed to by a Servicer after the Closing Date pursuant to clause (ii) of the definition of “Servicer”, Sellers and any permitted sub-servicer.

“Servicer Remittance Date” shall mean, with respect to each Servicing Agreement, the Business Day(s) on which the related Servicer is required to remit Income to the Remittance Account pursuant to such Servicing Agreement and the related Servicer Acknowledgment.

“Servicer Termination Event” shall mean, with respect to any Servicer, (i) any material failure by such Servicer to service the Purchased Loans in accordance with Accepted Servicing Practices which failure to service, as determined by Repo Agent in its sole and absolute discretion exercised in good faith, could reasonably be expected to result in a Material Adverse Effect and continues uncured for three (3) Business Days after receipt of written notice thereof from Repo Agent, (ii) any failure by such Servicer to remit to the applicable Collection Account or the Remittance Account any amount required to be deposited therein pursuant to the terms of this Agreement, the related Servicer Acknowledgment or the related Servicing Agreement, which failure continues uncured for three (3) Business Days after the earlier of receipt of written notice thereof from Repo Agent or any Relevant Party acquires knowledge of such failure, (iii) the occurrence of an Event of Default under this Agreement or an “event of default”, “servicer termination event” or similar event under the related Servicing Agreement or the related Servicer Acknowledgment (after the expiration of any grace or cure periods thereunder), (iv) such Servicer is suspended or terminated as an approved servicer by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association, as applicable or (v) such Servicer’s credit rating is downgraded or reduced as a servicer of mortgage loans by one or more of the nationally recognized rating agencies that maintains a servicer rating system to “below average” or below.

“Servicing Agreement” shall mean, as applicable, (a) the SPS Servicing Agreement, as modified by the Servicer Acknowledgment, as the same may be further amended, supplemented or otherwise modified from time to time with the consent of Repo Agent in its sole and absolute discretion, and (b) with respect to any successor Servicer, any other servicing agreement with such Servicer in form and substance satisfactory to Repo Agent.

“Servicing Records” means servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing the servicing of Purchased Loans.

“Servicing Released Purchased Loans” shall have the meaning specified in Section 1.

“Servicing Retained Purchased Loans” shall have the meaning specified in Section 1.

“Servicing Rights” means contractual, possessory or other rights of Seller and/or the related Servicer to administer or service any Purchased Loans (or to possess any Servicing Records relating thereto), including, to the extent applicable: (i) the rights to service such Purchased Loans; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Loans; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Servicing Standard” means the requirement that each Servicer service the applicable Purchased Loans in accordance with Accepted Servicing Practices and comply with all of its respective obligations and duties pursuant the related Servicing Agreement and the related Servicer Acknowledgment, as applicable, including but not limited to its respective obligations to:

(a)        maintain, or cause to be maintained, accurate records with respect to the related Purchased Loans and identify on its systems Buyer as the beneficial owner of such Purchased Loans and, as applicable, that such Purchased Loans have been sold to Buyer pursuant to this Agreement;

(b)        maintain systems and operating procedures necessary to comply with all the terms of the related Servicing Agreement and the related Servicer Acknowledgment, as applicable, including but not limited to maintaining records and systems necessary to indicate cumulative recoveries on each category of Purchased Loans serviced by it;

(c)         deposit all Income received by such Servicer with respect to the related Purchased Loans into the applicable Collection Account within two (2) Business Days of such Servicer’s receipt thereof;

(d)         make protective servicing advances (including without limitation for taxes, homeowners’ association fees, dues and assessments, insurance and property preservation) in accordance with the terms of the related Servicing Agreement and Accepted Servicing Practices; and

(e)          obtain and maintain applicable property insurance in amounts and types that are set forth in the related Servicing Agreement.

“Significant Modification” shall mean, with respect to any Mortgage Loan, any waiver or modification of any material term of such Mortgage Loan, other than (a) a modification of a Mortgage Loan solely to extend the term to maturity of such Mortgage Loan consistent with customary industry practices for mortgage loans similar to such Mortgage Loan or (b) to increase the commitment amount.

“Sixty-day Delinquent Loan” shall mean any mortgage loan which is sixty (60) or more days delinquent (calculated under the MBA Method) in payment of any related loan payment (including, without limitation, any payment in respect of principal, interest, taxes, insurance premiums and homeowner’s association dues), without regard to any grace or cure period.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (i) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (ii) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“SPS” shall mean Select Portfolio Servicing, Inc.

“SPS Servicing Agreement” shall mean that certain Amended and Restated Servicing Agreement, dated effective as of August 1, 2019, between Seller A, as mortgage servicing rights owner, and SPS, as servicer, as the same may be amended, supplemented, otherwise modified or replaced from time to time.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean, with respect to any Person, the difference between such Person’s total assets and total liabilities, each determined in accordance with GAAP, minus the sum of all assets which are classified as intangible assets under GAAP.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Thirty-day Delinquent Loan” shall mean any mortgage loan which is thirty (30) or more days delinquent (calculated under the MBA Method) in payment of any related loan payment (including, without limitation, any payment in respect of principal, interest, taxes, insurance premiums and homeowner’s association dues), without regard to any grace or cure period.

“Title Policy” shall mean an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer).

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e).

“Transaction Costs” shall have the meaning specified in Section 19(b).

“Transaction Documents” shall mean, collectively, this Agreement, the Collection Account Control Agreement, the Remittance Account Control Agreement, the Custodial Agreement, the Fee Letter, the Guaranty Agreement, each Purchased Loan Document, each Servicing Agreement, each Servicer Acknowledgment, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transaction Request” shall have the meaning specified in Section 3(a).

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Loan to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming Custodian’s possession of certain Purchased Loan Files that are the property of, and held by Custodian on behalf of, Buyer (or any other holder of such trust receipt) in the form required under the Custodial Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underwriting Guidelines” shall mean the loan purchase guidelines of Sellers delivered to Buyer on the Closing Date and certified by an authorized representative of Guarantor pursuant to Section 7(d)(i)(H).

“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(p)(ii)(B)(3).

(b)            The following rules of this Section 2(b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns permitted by the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced in accordance with the terms thereof, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer or Repo Agent hereunder, the relevant document shall be provided in writing or printed form unless Repo Agent requests otherwise. Except where otherwise expressly stated, Buyer or Repo Agent, as applicable, may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference herein or in any other Transaction Document to Buyer’s or Repo Agent’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s or Repo Agent’s, as applicable, sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer or Repo Agent has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer or Repo Agent (or any similar language or terms), the decision of Buyer or Repo Agent, as applicable, with respect thereto shall be in the sole and absolute discretion of Buyer or Repo Agent, as applicable, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.

(c)            Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries, except that such determinations and financial computations with respect to any Person shall only include joint ventures and other Persons, whether or not such joint ventures and other Persons would be consolidated in accordance with GAAP, to the extent of such Person’s proportionate share of the equity and results of operations of such joint venture or other Person.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a)	Each Seller may, from time to time during the Revolving Period, request that Buyer enter into a Transaction with respect to one or more Mortgage Loans proposed to be sold to Buyer by such Seller. Such Seller shall initiate each request by submitting the Purchased Loan Information for each Mortgage Loan (a “Transaction Request”) to Repo Agent for Repo Agent’s review and approval. All fundings are subject to Repo Agent’s approval in its sole and absolute discretion. This Agreement is not a commitment by Buyer to enter into Transactions with either Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with each Seller. Each Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction, to purchase any Mortgage Loan. Buyer and its representatives shall have the right to review all Mortgage Loans in connection with any Transaction and to conduct its own due diligence investigation of such Mortgage Loans, pursuant to Section 20, as Buyer determines is necessary in Buyer’s sole and absolute discretion. Notwithstanding any provision to the contrary herein or any other Transaction Document, Buyer or Repo Agent shall be entitled to make a determination, in its sole and absolute discretion, whether a Mortgage Loan qualifies as an Eligible Loan, and whether to reject any request to purchase such Mortgage Loan. The Aggregate Repurchase Price of Purchased Loans subject to outstanding Transactions shall not at any time exceed the Facility Amount.

(b)	If a Seller submits a Transaction Request to Repo Agent before 10:00 a.m. (New York City time) on a Business Day during the Revolving Period, Repo Agent shall within two (2) Business Days (excluding the day of such receipt), either (i) notify such Seller of Buyer’s intent to proceed with the Transaction, subject to the terms and conditions of this Agreement, and of its determination with respect to the Purchase Price and the Asset Value for the related Mortgage Loan (such notice, a “Preliminary Approval”) or (ii) deny, in Repo Agent’s sole and absolute discretion, such Seller’s request for the applicable Transaction. Repo Agent’s failure to respond to such Seller within two (2) Business Days shall be deemed to be a denial of such Seller’s request to enter into the proposed Transaction, unless Repo Agent and such Seller have agreed otherwise in writing.

(c)	Upon a Seller’s receipt of Repo Agent’s Preliminary Approval with respect to a Transaction, such Seller shall, if such Seller desires to enter into such Transaction with respect to the related Mortgage Loan, upon the terms set forth by Repo Agent in its Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each Mortgage Loan and related Mortgaged Property or Mortgaged Properties (to the extent applicable and not already delivered to Buyer or Custodian in connection with Repo Agent’s review of the proposed Transaction) as a condition precedent to Buyer’s issuance of a Confirmation, all in a manner and/or form satisfactory to Repo Agent in its sole and absolute discretion and pursuant to documentation satisfactory to Repo Agent in its sole and absolute discretion:

(i)	Delivery of Purchased Loan Documents. The applicable Seller shall deliver to Custodian the Purchased Loan Documents (with an electronic copy thereof to Repo Agent), together with the related Custodial Delivery Certificate (with a copy to Repo Agent), as described in Section 7(b).

(ii)	Trust Receipt. Custodian shall have delivered to Repo Agent a Trust Receipt, inventory report and exception report relating to such Purchased Loans.

(iii)	Exception Report. The applicable Seller shall have delivered to Repo Agent, a written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).

(iv)	Serviced Loans List. Each Servicer shall have delivered to the applicable Seller and Repo Agent an updated list of Serviced Loans and a list of the related Mortgaged Properties, pursuant to the related Servicer Acknowledgment.

(v)	Other Documents. Buyer and Repo Agent shall have received such other documents in the applicable Seller’s possession as Repo Agent shall reasonably deem to be necessary.

If a Seller delivers to Repo Agent the documents and materials contemplated in clauses (i) through (v) above by 10:00 a.m. New York City time on any Business Day, Repo Agent shall, within one (1) Business Day of receipt, in its sole and absolute discretion either confirm that this Section 3(c) has been satisfied or notify such Seller of any missing documents and materials.

(d)	On or prior to the Purchase Date, for each Transaction, subject to satisfaction of the Transaction Conditions Precedent, Buyer and the applicable Seller shall execute and deliver a written confirmation relating to such Transaction, substantially in the form of a Confirmation.

(e)	Provided that Section 3(c) and each of the applicable Transaction Conditions Precedent set forth in this Section 3(e) have been satisfied (or waived by Repo Agent in its sole and absolute discretion), and subject to the applicable Seller’s rights under Section 3(f), Buyer shall transfer the Purchase Price to such Seller with respect to each Mortgage Loan for which it has issued a Confirmation on the Purchase Date specified therein, and, in connection with the sale of the Purchased Loan to Buyer hereunder, the related Mortgage Loan shall be concurrently transferred by such Seller to Buyer or its nominee. For purposes of this Section 3(e), the conditions precedent to any proposed Transaction (“Transaction Conditions Precedent”) shall be satisfied with respect to such proposed Transaction if:

(i)	Repo Agent shall have received each of the documents and other items required by Section 7(d);

(ii)	The Revolving Period shall not have ended and no Default, Margin Deficit or Servicer Termination Event shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(iii)	the representations and warranties made by the applicable Seller in this Agreement shall be true and correct as of the Purchase Date for such Transaction and such Seller shall have delivered to Repo Agent an Officer’s Certificate of such Seller certifying that the representations and warranties made by such Seller in this Agreement are true and correct as of the Purchase Date for such Transaction (in each case except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Repo Agent in an Exception Report prior to issuance of the related Confirmation by Buyer);

(iv)	Repo Agent shall have (A) determined that such Mortgage Loan (x) is an Eligible Loan and (y) is not and has never been a Defaulted Loan and is not a Thirty-day Delinquent Loan, in each case as of the Purchase Date in accordance with the applicable provisions of Section 3(a), (B) either (x) completed, to its satisfaction, any due diligence review of each such proposed Mortgage Loan or (y) received notice pursuant to Section 20(c) from the related Seller that such Mortgage Loan will be a Post-Purchase Diligence Loan, and (C) obtained internal credit and other approvals for the inclusion of each such Mortgage Loan as a Purchased Loan in a Transaction;

(v)	the applicable Purchased Loan File described in Section 7(b) shall have been delivered to Custodian, and Buyer shall have received a Trust Receipt from Custodian with respect to such Purchased Loan File;

(vi)	the applicable Seller shall have delivered to each related Mortgagor under any Purchased Loan a letter directing payments to Servicer, unless such Mortgagor is already remitting payments to Servicer, pursuant to the Servicing Agreement, whereupon such Seller shall direct Servicer to remit all such amounts into the applicable Collection Account in accordance with Section 5(a) and to service such payments in accordance with the provisions of this Agreement and the applicable Servicer Acknowledgment;

(vii)	the applicable Seller shall have paid to Buyer and Repo Agent, as applicable (A) the Draw Fee and any and all other fees then due and payable under this Agreement or the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Loan due and owing by such Seller (which amounts and fees described in the foregoing subclauses (A) and (B), at such Seller’s option, may be held back and netted from funds remitted to such Seller by Buyer on the Purchase Date);

(viii)	the outstanding Aggregate Repurchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Facility Amount;

(ix)	the aggregate Purchase Price for all such Transactions, in each case entered into on such Purchase Date shall not be less than $1,000,000;

(x)	such purchase shall not result in more than one (1) initial Purchase Date in any calendar week for Mortgage Loans unless otherwise agreed to by Repo Agent in writing in its sole and absolute discretion;

(xi)	as determined by Repo Agent and in its sole and absolute discretion exercised in good faith, no (i) Material Adverse Effect or (ii) event or circumstance that would reasonably be expected to have a Material Adverse Effect, shall have occurred and be continuing;

(xii)	each Relevant Party shall be in compliance with the terms and conditions of the Transaction Documents applicable to it as of such Purchase Date;

(xiii)	Repo Agent shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR, provided however, this section shall not be applicable if a Benchmark Replacement is available;

(xiv)	there shall not have occurred, as determined by Repo Agent:

(A)	(a) a material adverse change in financial, banking or capital markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions which, in Repo Agent’s sole good faith discretion, increases the risk to the Buyer of entering into Transactions as contemplated by the Transaction Documents, or (b) a general suspension of trading on major stock exchanges, or (c) a material disruption in or moratorium on commercial banking activities or securities settlement services; or

(B)	(a) an event or events resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans similar to the Purchased Loans, or (b) an event or events shall have occurred resulting in Buyer not being able to finance Eligible Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been commercially reasonable prior to the occurrence of such event or events;

(xv)	evidence that all actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Loans and the other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1; and

(xvi)	such Transaction shall not conflict with or result in a breach or violation of any of the terms, conditions, provisions or stipulations contained in the Governing Documents of any Relevant Party.

(f)	Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Sellers with respect to the Transaction to which the Confirmation relates. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

(g)	Each Seller shall be entitled to terminate any Transaction on demand, and repurchase the related Purchased Loans on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”), subject to the applicable Seller’s satisfaction of the following requirements and limitations:

(i)	no more than two (2) Early Repurchase Dates may occur in any calendar month;

(ii)	no Default, Event of Default or Margin Deficit shall be continuing or would occur or result from such early repurchase, unless, in the case of a Default or Margin Deficit, otherwise cured in connection with such repurchase;

(iii)	the applicable Seller notifies Repo Agent in writing, no later than (x) ten (10) Business Days prior to the Early Repurchase Date in the case of a termination in connection with a broadly distributed and marketed securitization transaction or (y) five (5) Business Days prior to the Early Repurchase Date otherwise, of its intent to terminate such Transaction and repurchase the related Purchased Loan;

(iv)	the applicable Seller shall pay to Buyer or Repo Agent, as applicable, on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any applicable Exit Fee and any other amounts payable by such Seller and outstanding under this Agreement (including, without limitation, Sections 3(k), 3(l) and 3(m), if any) with respect to such Transaction against transfer to such Seller or its agent of the related Purchased Loan.

(h)	On the Repurchase Date (or the Early Repurchase Date, as applicable), termination of the applicable Transactions will be effected by transfer to the applicable Seller or, if requested by such Seller, its designee of the related Purchased Loans (and not substitutes therefor), free and clear of any Liens on such Purchased Loans created by or through Buyer, and any Income in respect thereof received by Buyer or Repo Agent (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 4 or Section 5) against the simultaneous transfer of the Repurchase Price, all Transaction Costs and any other amounts payable by such Seller and outstanding under this Agreement or the Fee Letter (including without limitation, Sections 3(i), 3(j) and 3(k), if any) to an account of Buyer or Repo Agent, as applicable; provided, however, that with respect to any Repurchase Date that occurs on the second Business day prior to the maturity date for such Purchased Asset by reason of clause (ii) of the definition of “Repurchase Date” settlement of the payment of the Repurchase Price and such amounts may occur up to the second Business Day after such Repurchase Date.

(i)	The applicable Seller shall pay Repo Agent the applicable Draw Fee on the date of any new Transaction.

(j)	With respect to full prepayments made by the related Mortgagor of a Purchased Loan, each Seller agrees to (i) promptly provide or cause Servicer to provide Repo Agent with a copy of a report from Servicer indicating that such Purchased Loan has been the subject of a prepayment in full and (ii) promptly remit to the applicable Collection Account all Income with respect to the related, prepaid Purchased Loan. Buyer agrees to promptly release its ownership interest in Purchased Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) and (ii) of the immediately preceding sentence. Amounts on deposit in the Remittance Account representing prepayments shall be applied by Buyer to such Repurchase Price for such prepaid Purchased Loan and any other amounts owing to Buyer under this Agreement in the order of priority specified in Section 5.

(k)	(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, pursuant to terms and according to procedures set forth in Exhibit V, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such determination on such date and all determinations on all subsequent dates.

(ii) If (A) Repo Agent shall have determined in good faith (which determination shall be conclusive and binding upon each Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate (other than due to a Benchmark Transition Event), or (B) the LIBOR Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as determined by Repo Agent) of making or maintaining Transactions, Repo Agent shall give notice thereof to Sellers as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to the Transaction until such notice has been withdrawn by Repo Agent, shall be a per annum rate equal to the sum of (1) the Federal Funds Rate, plus (2) 0.25% plus (3) the Applicable Spread (the “Alternative Rate”).

(l)	Notwithstanding any other provision herein, in the event that on any date Repo Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of any Transaction bearing interest with reference to the LIBOR Rate (a “LIBOR Rate Transaction”) (i) has become unlawful as a result of compliance by Buyer in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of Buyer in that market, then, and in any such event, Repo Agent shall on that day give notice (by email, facsimile or by telephone confirmed in writing) to Sellers of such determination. Thereafter (1) Buyer shall not enter into any new LIBOR Rate Transactions, (2) Buyer’s obligation to maintain any outstanding LIBOR Rate Transaction (the “Affected Transactions”) shall be terminated at the earlier to occur of the expiration of the Pricing Period then in effect with respect to the Affected Transactions or when required by law, and (3) unless a Benchmark Replacement has become effective on or before the date of such termination, the Affected Transactions shall automatically convert into Alternative Rate Transactions on the date of such termination and (4) notwithstanding any other provision of this Agreement, a Benchmark Transition Event shall be deemed to have occurred.

(m)	Upon written demand by Buyer or Repo Agent, Sellers shall indemnify Buyer and hold Buyer harmless from any actual and documented out-of-pocket loss or expense (not to include any indirect or consequential damages including, without limitation, any lost profit or opportunity) (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) that Buyer may sustain or incur as a result of (i) a default by a Seller in terminating any Transaction after such Seller has given a notice in accordance with Section 3(g) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date (including, without limitation, any such loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained), (iii) the conversion of the Pricing Rate on any Transaction from one based on the LIBOR Rate to one based on the Alternative Rate, other than on a Remittance Date, or (iv) a Seller’s failure to sell Eligible Loans to Buyer after such Seller has notified Buyer of a proposed Transaction and prior to such failure Buyer has issued a Confirmation to purchase such Eligible Loans in accordance with the provisions of this Agreement.

(n)	If Repo Agent shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s Governing Documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling such Person with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, the applicable Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided, that such Seller shall only be required to pay such amounts to Buyer if Buyer is generally charging such amounts to similarly situated counterparties. For the avoidance of doubt, (x) changes from the current form of the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in Requirements of Law” subject to this Section 3(n), regardless of the date enacted, adopted or issued.

(o)	Any and all payments by or on account of any obligation of any Relevant Party under this Agreement or any other Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by such Seller as necessary so that after such deduction or withholding has been made, Buyer or the Recipient, as applicable, receives an amount equal to the amount it would have received had no such deduction or withholding been made; provided, that such Seller shall only be required to pay such amounts to Buyer if Buyer is generally charging such amounts to similarly situated counterparties. Such Seller shall timely pay any Other Taxes (i) imposed on such Seller to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) imposed on Buyer, as the case may be, upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes. As soon as practicable after any payment of Taxes by such Seller to a Governmental Authority pursuant to this Section 3(o), such Seller shall deliver to Buyer or the Recipient, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or the Recipient, as applicable.

(p)	(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer or Repo Agent shall deliver to the applicable Seller, at the time or times reasonably requested by such Seller, such properly completed and executed documentation reasonably requested by such Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Seller as will enable such Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(p)(ii)(A), Section 3(p)(ii)(B) and Section 3(p)(ii)(D)) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise prejudice the legal or commercial position of Buyer.

(ii)	Without limiting the generality of the foregoing,

(A)	if Buyer is a United States Person, it shall deliver to each Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Sellers), executed originals of IRS Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B)	if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to each Seller (in such number of copies as shall be requested by Sellers) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter when previously delivered certification expires or becomes obsolete, or otherwise upon the reasonable request of Sellers), whichever of the following is applicable:

(1)	in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI (or any successor form);

(3)	in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, reasonably satisfactory to Sellers, to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of each Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)	to the extent a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate, reasonably satisfactory to Sellers, on behalf of each such direct and indirect partner;

(C)	if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to each Seller (in such number of copies as shall be reasonably requested by Sellers) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Sellers), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit each Seller to determine the withholding or deduction required to be made; and

(D)	if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), Buyer shall deliver to each Seller at the time or times prescribed by law and at such time or times reasonably requested by Sellers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Sellers as may be necessary for each Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Sellers in writing of its legal inability to do so.

(q)	If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3 (including by the payment of additional amounts pursuant to this Section 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3(q) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3(q), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(q) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(r)	If any of the events described in Section 3(k), Section 3(l), Section 3(n) or Section 3(o) result in Repo Agent’s election to use the Alternative Rate or Buyer’s request for additional amounts or the condition set forth in Section 3(e)(xvi) is not met at any time, then each Seller shall have the option to notify Repo Agent in writing of its intent to terminate this Agreement and all of the Transactions and repurchase all of the Purchased Loans no later than five (5) Business Days after such notice is given to Repo Agent, and such repurchase by a Seller shall be conducted pursuant to and in accordance with Section 3(g). The election by a Seller to terminate the Transactions in accordance with this Section 3(r) shall not relieve such Seller for liability with respect to any fees payable to Buyer or Repo Agent under the Transaction Documents or any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Loans.

(s)	From and after the Facility Termination Date, Buyer shall have no further obligation to consider any request to purchase any Mortgage Loans. On the Facility Termination Date, each Seller shall be obligated to repurchase all of the Purchased Loans and transfer payment of the Repurchase Price for each such Purchased Loan, together with any and all other Obligations due and payable to Buyer or Repo Agent under this Agreement or any other Transaction Agreement. Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Loans to either Seller until payment in full to Buyer and Repo Agent of all amounts due under this Agreement, the Fee Letter and the other Transaction Documents.

(t)	Each party’s obligations under Subsections (j), (k), (l), (m), (n), (o), (p) and (q) of this Section 3 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

4.	MARGIN MAINTENANCE; INELIGIBLE LOANS

(a)	Repo Agent shall have the right to determine and re-determine the Market Value of each Purchased Loan in the manner specified in this Agreement as frequently as daily, in its sole good faith discretion and in a commercially reasonable manner. For the avoidance of doubt, Repo Agent shall have the absolute right to so determine or re-determine the Market Value of the Purchased Loans, at any time, including without limitation when Purchased Loans are added or removed from Transactions hereunder or are otherwise liquidated. Each Seller hereby acknowledges that Repo Agent’s determination of Market Value hereunder is for the limited purpose of determining the value of the Purchased Loans for the purposes of this Agreement, is conducted without customary buyer’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Purchased Loans achieved by obtaining competing bids in an orderly market in which no Relevant Party or Servicer is in default and the bidders have adequate opportunity to perform customary loan and servicing due diligence. Repo Agent’s determination of Market Value, Asset Value and Asset Base Margin Value in the manner specified in this Agreement shall be conclusive and binding upon the parties. If at any time the Aggregate Repurchase Price of the Purchased Loans then subject to Transactions hereunder is greater than the Asset Base Margin Value (a “Margin Deficit”), then Repo Agent may, at its sole option and by notice to Sellers (as such notice is more particularly set forth in Section 4(b)), require Sellers to transfer to Buyer cash in an amount sufficient to reduce the Aggregate Repurchase Price to the Asset Base Margin Value (such requirement, a “Margin Call”); provided, that a Margin Deficit shall not trigger a Margin Call unless such Margin Deficit is equal to or greater than $250,000. Any cash delivered to Buyer pursuant to this Section 4(a) shall be applied by Buyer to reduce the Repurchase Price of each Purchased Loan in such manner as shall be determined by Repo Agent in its sole and absolute discretion exercised in good faith.

(b)	Notice delivered by Repo Agent pursuant to Section 4(a) may be given by any written or electronic means. Any notice given before noon (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day; notice given after 12:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second following Business Day, and the aggregate outstanding Repurchase Price of the Purchased Loans shall be decreased by the amount of cash so delivered. The failure of Buyer or Repo Agent, on any one or more occasions, to exercise its rights under this Section 4 shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer or Repo Agent to do so at a later date. Each Seller and Buyer agree that a failure or delay by Buyer or Repo Agent to exercise its rights under this Section 4 shall not limit or waive Buyer’s or Repo Agent’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

(c)	If and for so long as a Margin Deficit exists and remains unsatisfied, Buyer may retain any funds received by it to which each Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) shall be applied by Buyer against the Repurchase Price of the Purchased Loans to reduce the Repurchase Price in respect thereof in such manner as shall be determined by Repo Agent. Notwithstanding the foregoing, Buyer and Repo Agent retain the right, in its sole and absolute discretion, to make a Margin Call in accordance with the provisions of this Section 4.

(d)	If any Purchased Loan is for any reason not an Eligible Loan, the applicable Seller shall promptly notify Repo Agent and (i) pay Buyer the Repurchase Price of the related Purchased Loan(s) within one (1) Business Day after the earlier of the date that (x) such Seller receives notice thereof from Repo Agent and (y) such Seller obtains knowledge thereof, and (ii) if such Repurchase Price is paid by such Seller, Repo Agent shall transfer such Purchased Loan(s) back to such Seller, and such Seller shall accept any such transfer and cooperate with Repo Agent in connection with effecting such transfer. Payments made by or on behalf of such Seller pursuant to this clause (d) shall be made by depositing to the Remittance Account cash in an amount at least equal to the Repurchase Price of such Purchased Loan(s).

5.	INCOME PAYMENTS

(a)	On or before the Closing Date, Sellers and Buyer shall establish and maintain for the benefit of Buyer, with a bank reasonably acceptable to Buyer, a deposit account (each a “Collection Account”) in connection with and relating to each Servicing Agreement or related sub-servicing agreement. On or before the Closing Date, Sellers and Buyer shall establish and maintain with the Remittance Account Bank a deposit account in the name of Sellers for the benefit of Buyer and under the sole control of Buyer with respect to which the Remittance Account Control Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Remittance Account”). Each Seller shall cause all Income with respect to the Purchased Loans to be deposited in the applicable Collection Account. Each Seller shall cause all cash delivered under Section 4 to be deposited in the Remittance Account. In furtherance of the foregoing, all Income in respect of the Purchased Loans shall be the property of Buyer and shall be deposited directly into the applicable Collection Account. All deposits contained in each Collection Account on each applicable Servicer Remittance Date will be transferred to the Remittance Account in accordance with Section 21(d).

(b)	[RESERVED]

(c)	On each Remittance Date, all Income on deposit in the Remittance Account shall be applied (without duplication) by Repo Agent (or by Calculation and Paying Agent on its behalf) as follows:

(i)	first, to the extent not previously paid under the applicable Servicing Agreement, to pay, pro rata, the following amounts, including any amounts remaining unpaid from prior Remittance Dates: (a) to each Servicer, pro rata based on amounts owed and taking into account any limit imposed by the cap set forth in the proviso below to this clause (a), any servicing fee, unreimbursed servicing advances, and indemnities due and owing under the applicable Servicing Agreement as of such date; provided, however, that the Extraordinary Servicing Expenses payable to the Servicers on such Remittance Date pursuant to this clause (a) shall be limited by the Extraordinary Servicing Expenses Annual Cap; (b) to Custodian, the custodial fees due and owing to Custodian solely in respect of the Purchased Loans as of such date; (c) to the Bank and the Calculation and Paying Agent, the fees due and owing under the Remittance Account Control Agreement; and (d) to the Disbursement Agent, the fees due and owing under the Disbursement Agent and Account Control Agreement;

(ii)	second, pro rata, (a) to Buyer, to pay any Price Differential then due and owing and (b) to Repo Agent, to pay any other fees then due and payable by any Relevant Party;

(iii)	third, to Buyer, to pay any increased costs, Indemnified Taxes, Transaction Costs and all other costs, fees, expenses, indemnity amounts and all other Obligations then due and payable by any Relevant Party pursuant to the terms of this Agreement or any other Transaction Document (other than amounts referred to in clause (iv) below);

(iv)	fourth, if such Remittance Date occurs while an Amortization Event has occurred and is continuing, to Buyer, to be applied to the reduction of the outstanding Repurchase Price of each of the Purchased Loans (in such order and in such amounts as Repo Agent may elect in its sole and absolute discretion) until same have been reduced to zero;

(v)	fifth, if such Remittance Date occurs during the Revolving Period, to Buyer (a) all amounts received in connection with any prepayment in full or liquidation of any Purchased Loan or Repurchased Loan up to the outstanding Repurchase Price of such Purchased Loan or Repurchased Loan, and (b) with respect to any principal prepayment in part received in connection with any Purchase Loan, an amount equal to the product of (i) the initial Purchase Price Percentage for such Purchased Loan and (ii) the amount of such principal prepayment in part (any such amount so remitted to Buyer with respect to any Purchased Loan under this clause fifth to be applied to reduce the outstanding Repurchase Price thereof in such order and in such amounts as Repo Agent may elect in its sole and absolute discretion);

(vi)	sixth, to Buyer, to be applied to the reduction of the outstanding Repurchase Price to eliminate any Margin Deficit then due and owing;

(vii)	seventh, pro rata, to each Servicer, to pay any Extraordinary Servicing Expenses for that Remittance Date as well as any accrued Extraordinary Servicing Expenses remaining unpaid for all prior Remittance Dates, in each case to the extent arising out of or relating to Purchased Loans that are serviced by such Servicer; and

(viii)	eighth, all remaining amounts, if any, to each Seller, pro rata based on its Adjusted Income Percentage.

If, on any Remittance Date, the amounts deposited in the Remittance Account shall be insufficient to make the payments required under clauses (i) through (vii) of this Section 5(c), and Sellers do not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder. Notwithstanding any provision to the contrary in this Section 5(c), upon the occurrence and during the continuance of an Event of Default all Income shall be remitted to Buyer for application to the aggregate Repurchase Price and any other Obligations owing by Sellers (or any other Relevant Party) hereunder or under any other Transaction Agreement as Repo Agent deems appropriate and any remainder shall be paid to Sellers.

(d)	If at any time during the term of any Transaction any Income is distributed to a Seller with respect to the related Purchased Loan or a Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Loan (either before or after the Repurchase Date), Buyer may provide such Seller with notice of such required return, and such Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following such Seller’s receipt of such notice.

(e)	All distributions made to Buyer, Repo Agent and/or Sellers shall be made pursuant to the wiring instructions set forth on Exhibit I hereto or pursuant to such other instructions as Buyer, Repo Agent and/or Sellers may provide from time to time pursuant to written instructions.

(f)	Buyer (or Repo Agent on its behalf) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply against any or all of the Obligations of either Seller now or hereafter existing under this Agreement irrespective of whether or not Buyer or Repo Agent shall have made any demand under this Agreement, any and all amounts held by Buyer and any other obligations at any time owing by Buyer or any of its Affiliates, to or for the credit or the account of either Seller (and without prior notice to Sellers to the extent permitted by applicable law), whereupon such obligations owing by Buyer or any of its Affiliates to either Seller shall, to the extent (and only to the extent) of such set off actually made by Buyer or its Affiliate, be discharged. The rights of Buyer and its Affiliates under this Section 5(f) are in addition to other rights and remedies (including other rights of set off) that Buyer or any such Affiliate may have.

(g)	Unless an Event of Default shall have occurred and be continuing, each Seller shall exercise all voting, consent, corporate and decision-making rights with respect to the Repurchase Assets; provided, however, that such Seller shall not enter into any Significant Modification of any Purchased Loan Documents without the prior consent of Buyer. Upon the occurrence and during the continuation of an Event of Default, Buyer (or Repo Agent on Buyer’s behalf) shall be entitled to exercise all voting, consent, corporate and decision-making rights with respect to the Repurchase Assets without regard to such Seller’s instructions.

(h)	Notwithstanding anything to the contrary set forth herein, to the extent that any Income is not deposited in the applicable Collection Account, the applicable Seller shall promptly (but not later than one (1) Business Day after receipt) remit or cause to be remitted to the Remittance Account all such Income received by Servicer or such Seller on the Purchased Loans.

6.	SECURITY INTEREST

(a)	Buyer and Sellers intend that all Transactions hereunder be sales to Buyer of the Purchased Loans for all purposes (other than for accounting and U.S. Federal, state and local income or franchise Tax purposes) and not loans from Buyer to Sellers secured by the Purchased Loans. Notwithstanding the foregoing, in order to preserve Buyer’s rights under this Agreement and the other Transaction Documents (i) in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and (ii) irrespective of any recharacterization determination, as security for both its performance and for the performance of the other Seller of all Obligations hereunder and under the Transaction Documents, each Seller hereby grants Buyer and Repo Agent, for the benefit of Buyer and Repo Agent, a security interest in all of such Seller’s right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising: (i) all of the Purchased Loans, inclusive of any related Advances (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Loans, inclusive of any related Advances), (ii) the Purchased Loan Documents and all Records, (iii) all related Servicing Rights and Servicing Records, (iv) each Collection Account and all amounts and property from time to time on deposit therein, (v) the Remittance Account and all amounts and property from time to time on deposit therein, (vi) all Income from the Purchased Loans, inclusive of any related Advances, (vii) each deposit account established in connection with the Purchased Loans for the benefit of any Relevant Party pursuant to the related Servicing Agreements, (viii) all mortgage guarantees and insurance policies relating to any Purchased Loan or the related Mortgaged Property, and all proceeds thereunder, (ix) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing items set forth in clauses (i) through (viii) above, (x) all replacements, substitutions or distributions on or proceeds, payments, cash, and profits of, and records and files relating to, any and all of the foregoing items set forth in clauses (i) through (ix) above, (xi) the Disbursement Account established by the Disbursement Agent and Account Control Agreement, dated as of the Closing Date, among Sellers, Buyer and U.S. Bank National Association as Disbursement Agent, and all amounts and property from time to time on deposit therein and (xii) any other property, rights, titles or interests as are specified in a Confirmation, Trust Receipt, the Purchased Loan Schedule or Exception Report, in all instances whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the items set forth in clauses (i) through (xii) above, the “Repurchase Assets”). Each Seller hereby acknowledges and agrees that its rights with respect to the Repurchase Assets (including, without limitation, any security interest it may have in the Purchased Loans and any other collateral granted to such Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer and Repo Agent hereunder and under the other Transaction Documents.

(b)	With respect to the security interest in the Repurchase Assets granted in Section 6(a), Buyer and Repo Agent shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets, or proceeds therefrom to the Obligations of each Seller under this Agreement and the other Transaction Documents. In furtherance of the foregoing, (i) Repo Agent, at the applicable Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Section 6(c) one or more UCC financing statements in form satisfactory to Repo Agent (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (collectively, the “Filings”), and shall forward copies of such Filings to each Seller upon completion thereof, and (ii) each Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the outright transfer of the Purchased Loans and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer and Repo Agent with respect to the Repurchase Assets (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement). Each Seller hereby authorizes Repo Agent to file or cause to be filed such financing statement or statements relating to the Repurchase Assets and all proceeds thereof and any Servicing Rights of such Seller and the proceeds related thereto (including a financing statement describing the collateral as “all assets of such Seller, whether now owned or hereafter acquired or arising, wherever located, together with all accessions thereto and proceeds thereof” or such other super-generic description thereof as Repo Agent may determine) without such Seller’s signature thereon as Repo Agent, at its option, may deem appropriate.

(c)	For the avoidance of doubt, neither Seller retains economic rights to the servicing of the Servicing Released Purchased Loans and related Mortgaged Properties; provided that each Seller shall and shall cause each Servicer to continue to service the related Purchased Loans and Mortgaged Properties hereunder as part of its Obligations hereunder. As such, each Seller expressly acknowledges that the Servicing Retained Purchased Loans and related Mortgaged Properties are sold to Buyer on a “servicing retained” basis and the Servicing Released Purchased Loans and related Mortgaged Properties are sold to buyer on a “servicing released” basis, as applicable, and each Seller hereby grants, assigns and pledges to Buyer and Repo Agent a security interest in any Servicing Rights of such Seller and all proceeds related thereto and in all instances, whether now owned or existing or hereafter acquired or arising.

(d)	The pledges set forth in clauses (a) and (c) are intended to constitute security agreements or other arrangements or other credit enhancements related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(xi) of the Bankruptcy Code.

7.	PAYMENT, TRANSFER AND CUSTODY

(a)	Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Loans and all other Repurchase Assets shall be transferred by the applicable Seller to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account designated by the applicable Seller specified in the Confirmation relating to such Transaction.

(b)	In connection with the sale of each Purchased Loan, in accordance with Section 3(c):

(i)	The applicable Seller shall deliver (with an electronic copy to Buyer) and release to Custodian the following original (or where indicated, copied) documents, to the extent applicable and subject to clause (iv) below (collectively, the “Purchased Loan File”), together with a Custodial Delivery Certificate provided to Custodian (with an electronic copy to Buyer), and shall cause Custodian to deliver a Trust Receipt, inventory report and Exception Report to Buyer on the Purchase Date confirming the receipt of such Purchased Loan Documents pertaining to each of the Purchased Loans identified in the Custodial Delivery Certificate delivered therewith:

(A)	the original Mortgage Note, bearing all intervening endorsements, endorsed by an Authorized Representative of the originator “pay to the order of, without recourse” to blank, or if the original Mortgage Note has been lost or destroyed, a copy of such Mortgage Note together with a lost note affidavit;

(B)	the original or a copy of any guarantee of which the Custodian has been specifically notified (as identified in the Mortgage Loan Schedule accompanying delivery of the related Mortgage Loan File) in connection with the Mortgage Note (if any);

(C)	(A) the original Mortgage or a copy of the Mortgage with evidence of recording thereon; and (B) the original or a copy of the recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney with evidence of recording thereon, if recordation is required;

(D)	originals, or copies of any intervening Assignments of Mortgage with evidence of recording thereon; provided that if any such Assignment of Mortgage is in the process of recordation, such Assignment of Mortgage may be evidenced by a certified copy;

(E)	the originals or copies of all assumption, modification, consolidation or extension agreements of which the Custodian has been specifically notified (as identified in the Mortgage Loan Schedule accompanying delivery of the related Mortgage Loan File) , with evidence of recording thereon if noted as required on the Mortgage Loan Schedule;

(F)	(A) for each Mortgage Loan that is not registered with the Mortgage Electronic Registration System, Inc. (“MERS”) an original Assignment of the Mortgage prepared in blank, which, in each case, shall be in form and substance acceptable for recording, and (B) in the case of each Mortgage Loan registered with MERS, the original Mortgage or copy thereof as provided in (iii) above, noting the presence of the Mortgage Identification Number (the “MIN”) and including either language indicating that the Mortgage Loan is a Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such loan and its successors and assigns (a “MOM Loan”) or if the Mortgage Loan was not a MOM Loan at origination, the assignment thereof to MERS, together with (x) an assignment of such Mortgage Loan registered with MERS from MERS to the originator and (y) the original assignment of such Mortgage Loan registered with MERS from the originator in blank; and

(G)	the original or a copy of the Title Policy or attorney’s opinion of title and abstract of title, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy (if any), insuring the priority of the Mortgage as a first lien on the Mortgaged Property represented therein as a fee interest vested in the mortgagor.

(ii)	The applicable Seller shall deliver the original executed Mortgage Note bearing all intervening endorsements, the original or copy of the loan agreement, the original mortgage and any intervening assignments of mortgage with evidence of recording thereon (or a certified true copy of a mortgage or assignment out for recording) and the original Title Policy (as required by clause (b)(i)(A), (C), (D) and (G) of this Section 7) for each Purchased Loan by no later than the related Purchase Date. If such Seller cannot deliver, or cause to be delivered, any of the original documents and/or instruments required to be delivered as originals under clauses (b)(i)(C), (D), (E), (G), (H) and (I) of this Section 7, such Seller shall deliver a true and correct photocopy thereof. Such Seller shall use commercially reasonable efforts to obtain and deliver the original document within thirty (30) days (or, if such original document has been submitted for recordation in the appropriate governmental recording office but not yet returned, one hundred eighty (180) days) after the related Purchase Date. After the expiration of the applicable period specified above, Repo Agent may, in its sole and absolute discretion, reduce the Asset Value for such Purchased Loan to $0.00.

(c)	From time to time, the applicable Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Buyer pursuant to the Custodial Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the applicable Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, such Seller shall deliver to Custodian a true, correct and complete copy of the original, which has been transmitted for recordation. The applicable Seller shall deliver such original documents to Custodian promptly when they are received. All Purchased Loan Files shall be deposited directly with Custodian to be held by Custodian on behalf of Buyer. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan File not delivered to Custodian is and shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof. The applicable Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Custodian. The possession of the Purchased Loan File by the applicable Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by the applicable Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of the applicable Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Loan to Buyer. The applicable Seller or its designee (including Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Repo Agent, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a Mortgage Loan that was delivered to Custodian by such Seller but was not purchased by Buyer pursuant to this Agreement or is in connection with a repurchase of any Purchased Loan by such Seller or is pursuant to the order of a court of competent jurisdiction.

(d)	On the date of this Agreement, Sellers shall have caused Buyer or Repo Agent to have received all of the following items and documents, each of which shall be required to be satisfactory to Repo Agent in form and substance:

(i)	Transaction Documents.

(A)	this Agreement, duly executed and delivered by Sellers, Buyer and Repo Agent;

(B)	the Custodial Agreement, duly executed and delivered by Sellers, Buyer and Custodian;

(C)	the Remittance Account Control Agreement, duly executed and delivered by Sellers, Buyer and Remittance Account Bank, together with evidence that the Remittance Account has been established;

(D)	the Fee Letter, duly executed and delivered by Sellers and Repo Agent;

(E)	a true and correct copy of the Underwriting Guidelines certified by an authorized representative of Guarantor; and

(F)	each Servicing Agreement, duly executed and delivered by the applicable Seller and Servicer.

(ii)	Governing Documents. Certified copies of the Governing Documents of each Relevant Party and resolutions or other documents evidencing the authority of each Relevant Party with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by any Relevant Party from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from the applicable Relevant Party, as the case may be, to the contrary).

(iii)	Good Standing Certificates, Etc. Good standing certificates dated a recent date and certified copies of the charters and by-laws (or equivalent documents) of each Relevant Party and of all corporate or other authority for each Relevant Party with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such Relevant Party from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from the applicable Seller to the contrary).

(iv)	Incumbency Certificates. Incumbency certificates of each Relevant Party certifying the names, true signatures and titles of their respective representatives duly authorized to execute the Transaction Documents and the other documents to be delivered thereunder.

(v)	UCC Matters. Evidence that actions taken to perfect and protect Buyer’s interest in the Purchased Loans and other Repurchase Assets have been taken, including, without limitation, duly completed and filed Uniform Commercial Code financing statements.

(vi)	Fees and Expenses. The payment of all fees and expenses as set forth in and pursuant to the terms and provisions of this Agreement and the Fee Letter, as applicable.

(vii)	Other Documents. Such other documents as Buyer may reasonably request on or prior to the Closing Date.

8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED LOANS

(a)	Subject to the terms and conditions of this Agreement, title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Loans in accordance with the terms and conditions of the Purchased Loan Documents. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging, at Buyer’s expense, in repurchase transactions with the Purchased Loans with Persons in conformity with the terms and conditions of the Purchased Loan Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating all or a portion of its interest in the Purchased Loans to Persons in conformity with the terms and conditions of the Purchased Loan Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to the applicable Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the Obligations of, such Seller pursuant to Section 5 or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b)	Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.	REPRESENTATIONS AND WARRANTIES

(a)	Each Seller hereby represents and warrants to Buyer and Repo Agent that as of the Closing Date, as of each Purchase Date and at all times while this Agreement and any Transaction hereunder is outstanding (including the related Repurchase Date):

(i)	Organization; Power and Authority. (A) Each Relevant Party is duly organized, validly existing and in good standing under the laws and regulations of its respective jurisdiction of organization. (B) Each Relevant Party is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations, consents and approvals in every jurisdiction necessary for the conduct of its respective business as currently conducted (including the acquisition, origination, sale and servicing, as applicable, of mortgage loans similar to the Mortgage Loans) and the performance of its respective obligations under this Agreement and the other Transaction Documents, except where lack of such licenses, permits, charters, registrations, consents or approvals would not be reasonably likely to have a Material Adverse Effect. (C) Each Relevant Party has all necessary power and authority to own and hold its respective properties and assets and to carry on its respective business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)	Due Execution; Enforceability. The Transaction Documents to which it is a party have been duly executed and delivered by each Relevant Party, for good and valuable consideration. The Transaction Documents to which it is a party constitute the legal, valid and binding obligations of each Relevant Party, as applicable, enforceable against it in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)	Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by any Relevant Party of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by any Relevant Party with the terms, conditions and provisions of the Transaction Documents (or any of them) to which such Relevant Party is a party (A) require any consent or approval of the directors, shareholders, partners, trustees, certificateholders, members, administrators or managers of any Relevant Party, other than any consents or approvals previously obtained, (B) conflict with or result in a breach of any of the terms, conditions or provisions of (1) the Governing Documents of such Relevant Party, or (2) any contractual obligation to which such Relevant Party is now a party or the rights under which have been assigned to or assumed by such Relevant Party, or to which the properties or assets of such Relevant Party are subject or constitute a default thereunder, result in the creation or imposition of any Lien upon any of the properties or assets of such Relevant Party, other than pursuant to the Transaction Documents, (3) any judgment, order, writ, injunction, decree or demand of any court applicable to any Relevant Party, or (4) any applicable Requirement of Law, except in the case of clauses (B)(3) and (4) above, where such conflict or breach would not be reasonably likely to have a Material Adverse Effect. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for any Relevant Party to acquire, own and sell the Purchased Loans or the execution, delivery or performance by any Relevant Party of the Transaction Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect.

(iv)	Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer prior to the date hereof or prior to any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the knowledge of such Seller, threatened against any Relevant Party or any of their respective properties or assets which, individually or in the aggregate, is reasonably likely to result in any Material Adverse Effect, or which questions or may have an adverse effect on the validity or enforceability of any of the Transaction Documents or any action taken or to be taken in connection with the obligations of any Relevant Party under any of the Transaction Documents to which it is a party. Each Relevant Party is in compliance in all material respects with all Requirements of Law; provided that to the extent any failure to comply with Requirements of Law affects the validity, enforceability or value of the Purchased Loans, it is agreed that such failure is material. No Relevant Party is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)	No Broker. No Relevant Party has dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Loans pursuant to any Transaction Documents.

(vi)	Good Title to Purchased Loans.

(A)	No Relevant Party has assigned, pledged, or otherwise conveyed or encumbered any Purchased Loan or other Repurchase Asset to any other Person other than as contemplated by the Transaction Documents, and immediately prior to the sale of any such Purchased Loan to Buyer, such Seller was the sole owner of such Purchased Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of Buyer hereunder, and no Person other than Buyer has any Lien on any Purchased Loan.

(B)	The provisions of this Agreement are effective to either constitute a sale of the Purchased Loans to Buyer, or create in favor of Buyer a valid security interest in all right, title and interest of such Seller in, to and under the Repurchase Assets.

(C)	Upon receipt by Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the payee or last endorsee, either a purchase shall have been completed by Buyer of, or Buyer shall have a fully perfected first priority security interest in, such Mortgage Note, the Purchased Mortgage Loan evidenced thereby, and such Seller’s interest in the related Mortgaged Properties.

(D)	Upon the filing of financing statements on Form UCC-1, naming Buyer as “Secured Party” and such Seller as “Debtor” and describing the Repurchase Assets or covering “all assets” of such Seller, the security interests granted hereunder in the Repurchase Assets will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of such Seller in, to and under such Repurchase Assets, which can be perfected by filing under the Uniform Commercial Code.

(E)	Upon the execution and delivery of the Remittance Account Control Agreement, Buyer shall have a fully perfected first priority security interest in the Remittance Account. Upon the execution and delivery of the Collection Account Control Agreement, Buyer shall have a fully perfected first priority security interest in each related Collection Account.

(vii)	No Material Adverse Effect; No Default. There are no facts known to any Relevant Party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect that such Relevant Party has not notified Repo Agent of in writing. No Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document.

(viii)	Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. The applicable representations and warranties set forth in Exhibit III attached hereto with respect to each Purchased Loan sold to Buyer in a Transaction hereunder are true, complete and correct, except as has been disclosed to Buyer in an Exception Report delivered to Buyer prior to the Purchase Date with respect to the related Purchased Loan. It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Buyer in writing prior to the Purchase Date with respect to the related Purchased Loan), shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including Custodian). With respect to each Purchased Loan, Purchased Loan Documents and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or Custodian on its behalf or such requirement will have been expressly waived in writing by Buyer. Such Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to Custodian.

(ix)	Chief Executive Office; Chief Operating Office. Such Seller’s chief executive office and chief operating office on the Closing Date are both located at 3344 Peachtree Rd. NE Suite 1725, Atlanta, GA 30326. Guarantor’s chief executive office and chief operating office on the Closing Date are both located at 3344 Peachtree Rd. NE Suite 1725, Atlanta, GA 30326.

(x)	Adequate Capitalization; No Fraudulent Transfer. As of the Closing Date and immediately after giving effect to each Transaction, with respect to each Relevant Party, the fair value of its assets is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on its financial statements in accordance with GAAP) and it is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. No Relevant Party intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Relevant Party has entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. No Relevant Party has received any written notice that any payment or other transfer made from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer. No Relevant Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any Relevant Party or any of its respective assets.

(xi)	Corporate Separateness. The capital of such Seller is adequate for the respective business and undertakings of such Seller. Other than as provided in this Agreement, the other Transaction Documents and the Seller’s Governing Documents, such Seller is not engaged in any business transactions with any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis. The funds and assets of such Seller are not, and will not be, commingled with the funds of any other Person.

(xii)	Governing Documents. Each Relevant Party has delivered to Repo Agent true and correct certified copies of its Governing Documents, together with all amendments, supplements, restatements and other modifications thereto.

(xiii)	No Encumbrances. Except for (or otherwise in connection with) the Transactions contemplated by the Transaction Documents, there are (a) no outstanding rights, options, warrants or agreements on the part of any Relevant Party for a purchase, sale or issuance, in connection with the Purchased Loans, (b) no agreements on the part of any Relevant Party to issue, sell or distribute the Purchased Loans and (c) no obligations on the part of any Relevant Party (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.

(xiv)	No Investment Company. No Relevant Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Relevant Party is subject to any federal or state statute or regulation which limits its ability to incur indebtedness or, in the case of Guarantor, to guarantee the indebtedness of such Seller. Such Seller is exempt from the registration requirements of the Investment Company Act of 1940, as amended, without reliance upon exemptions or exclusions available to a Relevant Party, as applicable, pursuant to Section 3(c)(1) or 3(c)(7) thereof. Each Relevant Party has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(xv)	Taxes. Each Relevant Party has timely filed all required federal income tax returns and all state and other material tax returns, domestic and foreign, required to be filed by them and have paid all Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established. Each Relevant Party has satisfied all of its withholding tax obligations. No tax Liens have been filed against any assets of any Relevant Party and no claims are currently being asserted in writing against any Relevant Party with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established).

(xvi)	ERISA. Neither any Relevant Party nor any ERISA Affiliate (A) sponsors or maintains, or has in the six-year period preceding the date of this Agreement sponsored or maintained, any Plans or (B) makes or has made within the six-year period preceding the date of this Agreement, any contributions to or has or had within the six-year period preceding the date of this Agreement, any liabilities or obligations (direct or contingent) with respect to any Plans. No Relevant Party holds, and no Relevant Party would be deemed to hold, Plan Assets, and the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction, with respect to which Buyer is the party in interest, disqualified person or equivalent, under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(xvii)	Judgments/Bankruptcy. Except as disclosed in writing to Repo Agent, there are no judgments against any Relevant Party that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to any Relevant Party.

(xviii)	Full and Accurate Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of any Relevant Party to Repo Agent and/or Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(xix)	Financial Information. All financial data concerning any Relevant Party and, to such Seller’s knowledge following reasonable diligence, all data concerning the Purchased Loans that has been delivered to Repo Agent and/or Buyer by any Relevant Party is true, complete and correct and has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Repo Agent, there has been no change in the financial position of any Relevant Party, the Purchased Loans, or the results of operations of any Relevant Party, which change is reasonably likely to result in a Material Adverse Effect.

(xx)	Jurisdiction of Organization. In the case of Seller A, such Seller’s jurisdiction of organization is Delaware. In the case of Seller B, such Seller’s jurisdiction of organization is Maryland. Guarantor’s jurisdiction of organization is Maryland.

(xxi)	Location of Books and Records. The location where such Seller keeps its books and records is at its chief executive office at 3344 Peachtree Rd. NE Suite 1725, Atlanta, GA 30326. The location where Guarantor keeps its respective books and records is at its chief executive office at 3344 Peachtree Rd. NE Suite 1725, Atlanta, GA 30326.

(xxii)	Regulation T, U and X. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. All proceeds of each Transaction shall be used by such Seller for purposes permitted under such Seller’s governing documents. No part of the proceeds of any Transaction will be used to purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(xxiii)	Federal Trade Embargoes. Each Relevant Party and each of their respective Affiliates is in compliance with all Federal Trade Embargos. Without regard to owners of publicly traded stock traded on a national exchange, to such Seller’s knowledge, no Prohibited Person owns any direct or indirect equity interest in any Relevant Party. Each relevant Party has implemented procedures, and will consistently apply those procedures throughout the term of this Agreement, to ensure that the foregoing representations and warranties remain true and correct during such term.

(xxiv)	No Conflict of Interest. No Relevant Party or Approved Originator is, and no Relevant Party or Approved Originator has at any time, been an Affiliate of any Mortgagor.

(xxv)	Ability to Perform. Such Seller does not believe, nor does it have any reason or cause to believe, that any Relevant Party cannot perform each and every covenant contained in the Transaction Documents to which it is a party.

(xxvi)	Interest Rate Hedging Policies. Such Seller has delivered to Buyer its current policies with respect to interest rate hedging agreements.

(xxvii)	Servicing Agreements. Such Seller has delivered to Repo Agent each Servicing Agreement pertaining to the Purchased Loans (including all amendments and supplements thereto) and, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Loans subject to such Servicing Agreement, such Servicing Agreement (as so amended or supplemented) is in full force and effect in accordance with its terms and no default or event of default exists thereunder. In addition, such Seller, through each Servicing Agreement with a Servicer, has access to servicing facilities, procedures and experienced personnel necessary for the servicing of the related Purchased Loans of the same types as may from time to time constitute the related Purchased Loans and in accordance with Accepted Servicing Practices.

(xxviii)	No Reliance. Each Relevant Party has made its own independent decisions to enter into the Transaction Documents to which it is a party and, in the case of the applicable Seller, each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Such Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxix)	True Sales. Any and all interest of the applicable Approved Originator in, to and under any Purchased Loan has been sold, transferred, conveyed and assigned directly to such Seller pursuant to a legal sale and the applicable Approved Originator retains no interest in such Purchased Loan.

(xxx)	Anti-Money Laundering, Anti-Corruption and Economic Sanctions. Each Relevant Party is in compliance with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(xxxi)	Insider. No Relevant Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is an Affiliate, or of any Affiliate of a bank holding company of which Buyer is an Affiliate, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxxii)	Office of Foreign Assets Control. No Relevant Party or any Affiliate of a Relevant Party (A) is a Sanctioned Person, (B) has any of its assets in Sanctioned Countries or (C) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Transaction will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(xxxiii)	Notice Address; Jurisdiction of Organization. On the date of this Agreement, each Relevant Party’s address for notices is as specified on Exhibit I. Any Relevant Party may change its address for notices by giving Repo Agent written notice of such change.

(xxxiv)	Ownership. Seller A is and shall remain at all times a direct or indirect subsidiary of Guarantor.

(xxxv)	Selection Process. Neither such Seller nor any other Relevant Party has intentionally selected the Purchased Loans in a manner adverse to Buyer or in a manner resulting in Buyer receiving Purchased Loans that are less desirable or valuable, or of a lesser quality, than assets pledged or sold to other financings to which any Relevant Party is a party or which are held in their own respective portfolios.

(xxxvi)	No Change in Business. Unless previously disclosed to Repo Agent in writing, there has been no change in the business, operations, financial condition, properties or assets of any Relevant Party since the date of the financial statements referenced in clause (xix) above that would have a Material Adverse Effect.

(xxxvii)	Ordinary Course of Business. The consummation of the transactions contemplated by the Transaction Documents are in the ordinary course of business of each Relevant Party.

(xxxviii)	Guarantor Financial Covenants. On the Closing Date, Guarantor is in compliance with each Guarantor Financial Covenant set forth in the Guaranty Agreement.

10.	NEGATIVE COVENANTS OF SELLERS

On and as of the Closing Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller hereby covenants with Buyer as follows:

(a)	subject to such Seller’s right to repurchase any Purchased Loan, such Seller shall not take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b)	Such Seller shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, except where the Purchased Loans in question are simultaneously repurchased from Buyer. No Relevant Party shall create, incur, assume, guaranty or suffer to exist any lien, encumbrance, charge or security interest in or on any of the Repurchase Assets (except where the Purchased Loans in question are simultaneously repurchased from Buyer in accordance with this Agreement) or other collateral subject to the security interests granted by any Relevant Party pursuant to any Transaction Document for the benefit of any Person other than Buyer, without the prior written consent of Repo Agent;

(c)	Such Seller shall not terminate any Collection Account or the Remittance Account, nor amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of any Transaction Document, in each case without the consent of Repo Agent in its sole and absolute discretion;

(d)	Such Seller shall not create, incur, assume, guaranty or suffer to exist any lien, encumbrance, charge or security interest in or on any of its assets (including the Repurchase Assets) or other collateral which is subject to the security interests granted by such Seller pursuant to Section 6 for the benefit of any Person other than Buyer without the prior written consent of Repo Agent;

(e)	[RESERVED];

(f)	No Relevant Party shall engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of such Relevant Party’s properties and assets to any Person (except as contemplated in any of the Transaction Documents); provided, that any Relevant Party may merge with and into, or transfer all or substantially all of its properties and assets to, another Relevant Party, or enter into any similar transaction, so long as a Relevant Party is the surviving entity or the transferee of such properties and assets, as applicable, and such surviving or transferee Relevant Party, as applicable, expressly assumes all obligations of the non-surviving Relevant Party under this Agreement and the other Transaction Documents.

(g)	after the occurrence and during the continuation of any Event of Default or monetary Default, such Seller shall not make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller;

(h)	Such Seller shall not sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i)	Such Seller shall not hold or be deemed to hold Plan Assets or engage in any transaction, in each case, that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer or Repo Agent of any of its rights under this Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction, with respect to which Buyer is the party in interest, disqualified person or equivalent, under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;

(j)	Such Seller not make any future advances under any Purchased Loan to any Mortgagor that are not permitted by the related Purchased Loan Documents;

(k)	Such Seller shall not seek its dissolution, liquidation or winding up, in whole or in part, or sell all or substantially all of its properties or assets, unless explicitly permitted under this Agreement;

(l)	Such Seller shall not organize, form or acquire any subsidiaries that in the reasonable judgment of Repo Agent would have a material adverse impact on Buyer, Repo Agent or any Transaction, other than as explicitly provided in this Agreement, without the prior written consent of Repo Agent;

(m)	Such Seller shall not (i) misapply, misappropriate or convert any Income or other collections or other amounts derived from the Purchased Loans, including, if applicable, in connection with a failure to deposit such amounts into any Collection Account or the Remittance Account, (ii) deliver to any Person any materially misleading financial report or any financial report that is untrue or incorrect in any material respect, (iii) engage in any fraud, willful misconduct or intentional misrepresentation in connection with this Agreement or any other Transaction Document, (iv) pay or otherwise transfer dividends, distributions or other payments in contravention of the provisions of this Agreement or any other Transaction Document, (v) assert that this Agreement or any other Transaction Document, or any Lien arising thereunder, is not the legal, valid and binding obligation of the applicable Person or any other party thereto, (vi) sell, convey, voluntarily transfer or voluntarily encumber any Purchased Loan or other Repurchase Asset other than in compliance with the provisions of this Agreement and the other Transaction Documents, or (vii) take any action, or fail to take any action, which prevents, delays or hinders Buyer’s perfection of its Lien in any portion or all of the Repurchase Assets;

(n)	Such Seller shall not change its jurisdiction of organization unless it shall have provided Repo Agent at least ten (10) days’ prior written notice of such change;

(o)	With respect to any Purchased Loan, such Seller shall not fund any Advance after origination; and

(p)	Such Seller shall not make any material changes to its current policies with respect to interest rate hedging agreements without giving prior written notice of such changes to Buyer.

11.	AFFIRMATIVE COVENANTS OF SELLERS

On and as of the Closing Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a)	Each Seller shall promptly notify Repo Agent of any event and/or condition of which such Seller has knowledge and that is reasonably likely to have a Material Adverse Effect.

(b)	Each Seller shall give notice to Repo Agent of any and all of the following (accompanied by an Officer’s Certificate setting forth to the best of such Seller’s knowledge after due inquiry as of the date of such Officer’s Certificate details of the occurrence referred to therein and stating what actions such Seller has taken or proposes to take with respect thereto):

(i)	promptly upon receipt by such Seller of notice or actual knowledge of the occurrence of any and all of the following: (x) any Default or Servicer Termination Event (but in each case in any event within two (2) Business Days thereafter), or (y) any Event of Default (but in each case in any event within two (2) Business Days thereafter);

(ii)	promptly (but in any event in each case within five (5) Business Days thereafter) upon receipt by such Seller of notice or knowledge of (A) any Purchased Loan that becomes a Defaulted Loan or a Thirty-day Delinquent Loan, or the occurrence of any default related to any Purchased Loan or Repurchase Asset, or (B) any event, occurrence or change in circumstances that has or would reasonably be expected to have a Material Adverse Effect;

(iii)	with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt of any Principal Payment;

(iv)	with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt by such Seller of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Property;

(v)	promptly upon receipt by such Seller of notice or knowledge of any lien or security interest (other than security interests created by this Agreement) on, or claim asserted against, any Purchased Loan or the underlying collateral therefor;

(vi)	promptly, (A) upon the entry of a judgment or decree against any Relevant Party (or with respect to which a Relevant Party will have financial liability) in an amount equal to or in excess of $1,000,000; or (B) and in any event within ten (10) Business Days after service of process on any of the following, give to Repo Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitral proceedings affecting any Relevant Party (or with respect to which a Relevant Party will have financial liability) or affecting any of the assets of such Seller before any Governmental Authority that (1) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, (2) makes a claim or claims in an aggregate amount equal to or greater than $1,000,000, or (3) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect;

(vii)	promptly upon any material adverse change in licenses held by any Relevant Party that may affect its ability to hold and/or originate, as applicable, Mortgage Loans in any jurisdiction;

(viii)	promptly upon the termination of the Remittance Account Control Agreement, Custodial Agreement or any Servicing Agreement;

(ix)	promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which such Seller has knowledge, whether or not consent to such transfer is required under the applicable Purchased Loan Documents; and

(x)	promptly, and in any event within ten (10) Business Days after such Seller has knowledge that any “reportable event” (within the meaning of Section 4043(c) of ERISA, with respect to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or would reasonably be expected to result, in a Material Adverse Effect), together with a notice of any action that such Seller or any of its ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC or the IRS with respect to such “reportable event”, as applicable.

(c)	Each Seller shall provide Repo Agent with copies of such documents as Repo Agent may reasonably request evidencing the truthfulness of the representations set forth in Section 9.

(d)	Each Seller shall defend the right, title and interest of Buyer in and to the Repurchase Assets against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder).

(e)	Each Seller will permit, and will cause each other Relevant Party to permit, Buyer or its designated representative to inspect any of such Person’s records with respect to all or any portion of the Repurchase Assets, the Transaction Documents, and the conduct and operation of its business related thereto upon reasonable prior notice at such reasonable times and with reasonable frequency requested by Repo Agent or its designated representative and to make copies of extracts of any and all thereof.

(f)	If any amount payable under or in connection with any of the Purchased Loans shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Repo Agent or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to the applicable Seller in connection with any Purchased Loan, such Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Repo Agent may reasonably request.

(g)	Each Seller shall provide (or cause to be provided) to Buyer and Repo Agent the following financial and reporting information:

(i)	for each calendar month, by no later than the Reporting Date occurring in the succeeding month, each Monthly Statement for such calendar month;

(ii)	for each calendar month, by no later than the Reporting Date occurring in the succeeding month, the Monthly Platform Report for such calendar month;

(iii)	for each calendar month, by no later than the thirty-fifth (35th) calendar day following the month’s end, an Officer’s Certificate of such Seller with evidence demonstrating compliance with all Guarantor Financial Covenants;

(iv)	for each calendar month, by no later than the thirty-fifth (35th) calendar day following the month’s end, for Guarantor, the unaudited, consolidated balance sheet of such Person and its consolidated subsidiaries, as of such Determination Date and the related unaudited, consolidated statements of income, retained earnings and cash flows for such calendar month, accompanied by an Officer’s Certificate of such Person, which certificate shall state that said financial statements fairly represent the financial condition and results of operations of such Person and its consolidated subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such calendar month (subject to normal year-end audit adjustments);

(v)	as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the audited, consolidated balance sheet of such Person and its consolidated subsidiaries, as at the end of such period and the related audited, consolidated statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, accompanied by (x) an opinion thereon of an independent certified public accountant of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the consolidated financial condition and results of operations of such Person and its consolidated subsidiaries as at the end of and for such fiscal year in accordance with GAAP and (y) an Officer’s Certificate of such Person;

(vi)	simultaneously with the delivery of each set of financial statements referred to in clauses (iv) and (v) above, an Officer’s Certificate of Guarantor, in form and substance reasonably satisfactory to Repo Agent certifying that (1) Guarantor has complied with all covenants and agreements in the Transaction Documents, (2) no Default or Event of Default exists on the date of such certificate, and if any Default or Event of Default then exists, setting forth the details thereof and the action which any Relevant Party is taking or proposes to take with respect thereto, and (3) to Guarantor’s knowledge, no event or circumstance has occurred and is continuing that would have a Material Adverse Effect. Guarantor’s obligations pursuant to this Section 11(g)(vi) shall be satisfied by its delivery of a Financial Covenant Compliance Certificate pursuant to the Guaranty Agreement;

(vii)	promptly (and in any event within five (5) Business Days) after Repo Agent’s request, such additional information regarding the Repurchase Assets;

(viii)	promptly (and in any event within five (5) Business Days) after Repo Agent’s reasonable request, such additional information regarding the financial condition or business or assets of any Relevant Party;

(ix)	promptly (and in any event within five (5) Business Days of receipt thereof), a copy of each Appraisal received by Servicer or any Relevant Party with respect to any Mortgaged Property relating to a Purchased Loan;

(x)	promptly (and in any event within five (5) Business Days) after Repo Agent’s request, copies of each pipeline report, portfolio report, property manager report and each other information, data, notice or report received by any Relevant Party or applicable Servicer; and

(xi)	promptly (and in any event within five (5) Business Days) after Repo Agent’s request, such other reports as Repo Agent shall reasonably request.

(h)	Each Relevant Party shall comply in all respects with all applicable federal, state and local laws, ordinances, rules, regulations and orders relating to it, or to its business, properties or operations, including, without limitation, all Requirements of Law.

(i)	Each Relevant Party shall preserve and maintain its licenses and the right to carry on its business and duly procure all necessary renewals and extensions thereof and maintain, preserve and renew all rights, powers, privileges and franchises and conduct its business in the usual and ordinary course.

(j)	Each Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP. All such books and records shall be kept at the offices of such Seller or such other locations as to which written notice has been given to Repo Agent. Each Seller shall permit any representatives designated by Buyer or Repo Agent to visit and inspect the financial records and the property and assets of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by Buyer or Repo Agent to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor. Such Seller shall reimburse Buyer or Repo Agent for the costs and expenses associated with all such visits.

(k)	Each Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice for assets similar to the Purchased Loans and with no less a degree of prudence than if the Purchased Loans were held by such Seller for its own account, and all such Records shall be in Custodian’s or such other Person’s possession as permitted under the terms of the Custodial Agreement unless Repo Agent otherwise approves. Except in accordance with the Custodial Agreement, such Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Loan, in which event such Seller will obtain or cause to be obtained a receipt or request for release from a financially responsible person for any such paper, record or file. Such Seller will or will cause each Servicer of the Purchased Loans to maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Loans and preserve them against loss. For so long as Buyer has an interest in or lien on any Purchased Loan, such Seller will hold or cause to be held all related Records in trust for Buyer. Each Relevant Party shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby. In addition, each Seller shall (x) at such Seller’s sole cost and expense, make any and all Records available to Custodian, Buyer or Repo Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer, Repo Agent or their authorized agents to discuss the affairs, finances and accounts of such Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of such Seller with its independent certified public accountants, in each case in accordance with and subject to the terms and conditions specified in Section 20.

(l)	Each Seller shall promptly advise Buyer in writing of the opening of any new chief executive office of such Seller or the closing of any such office and of any change in such Seller’s name or the places where the books and records pertaining to the Purchased Loans are held, but in no event later than thirty (30) days before any financing statement filing will lapse, lose perfection or become materially misleading.

(m)	Each Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Loans that, in each case, in any manner would create any lien or charge upon the Purchased Loans, except for any such Taxes and other charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(n)	Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all Transaction Costs. Each Seller shall maintain its existence in good standing under the law of its state of organization and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or Governing Documents or identity or incorporate or organize in any other jurisdiction.

(o)	Each Seller shall maintain all records with respect to the Purchased Loans and the conduct and operation of its business with no less a degree of prudence than if the Purchased Loans were held by such Seller for its own account and will furnish Buyer and Repo Agent, upon request by Buyer or its designated representative, with information reasonably obtainable by such Seller with respect to the Purchased Loans and the conduct and operation of its business.

(p)	With respect to any Purchased Loan, each Seller shall provide Repo Agent with prompt written notice (in any event within three (3) Business Days) and a copy of each modification of any Purchased Loan Documents consented to by such Seller (including such modifications which do not constitute a Significant Modification).

(q)	Each Seller shall provide Buyer and Repo Agent with reasonable access to property level information with respect to the Mortgaged Properties, plus any such additional reports as Repo Agent may reasonably request.

(r)	Each Seller shall not have any right to take any action pursuant to the Purchased Loan Documents during the continuance of an Event of Default.

(s)	Each Seller shall not cause the Purchased Loans to be serviced or sub-serviced by any servicer other than a Servicer duly licensed in each jurisdiction where any related Mortgaged Property is located and which has been expressly approved in writing by Repo Agent in its sole and absolute discretion (it being understood that the entities specified in the definition of Servicer as of the Closing Date have been expressly approved by Repo Agent for all purposes hereunder).

(t)	No Seller nor any of their respective direct or, without regard to owners of publicly traded stock traded on a national exchange, indirect, equityholders shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. Each Seller shall cause the representation set forth in Section 9(a)(xxiii) to remain true and correct at all times.

(u)	Each Seller shall, or shall cause the Servicers and any sub-servicers, to service and administer each Purchased Loan in accordance with the terms of the Transaction Documents, the Purchased Loan Documents, and applicable law, and independent of any relationship that such Seller, any Relevant Party, Servicer, or Servicer, sub-servicer or any of their respective Affiliates may have with the applicable Approved Originator, Mortgagor or any of their respective Affiliates other than with respect to the Purchased Loan.

(v)	Each Seller shall, at such Seller’s sole cost and expense, promptly execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and fixture filings), which may be reasonably requested and/or required under any applicable Requirement of Law to effectuate the transactions contemplated by the Transaction Documents or to grant, preserve, protect or perfect the Liens created by the Transaction Documents or the validity or priority of any such Lien. During the existence and continuance of an Event of Default, such Seller also agrees to provide to Repo Agent, from time to time upon request, evidence reasonably satisfactory to Repo Agent as to the perfection and priority of the Liens created or intended to be created by the Transaction Documents.

(w)	Each Purchased Loan shall have been originated in accordance with the related Underwriting Guidelines consistent with the terms of this Agreement (including, without limitation, the representations and warranties in Exhibit III).

(x)	Each Seller shall cooperate with Repo Agent in its determination of the Asset Value of each Purchased Loan (including, without limitation, providing all information and documentation in the possession of such Seller regarding such item of underlying collateral or otherwise reasonably required by Repo Agent).

(y)	By not later than the Purchase Date for each Purchased Loan, each Seller shall provide Repo Agent with an Appraisal with respect to each Mortgaged Property collateralizing such Purchased Loan, such Appraisal to be dated no earlier than the date which occurs thirty (30) days prior to such Purchase Date.

(z)	With regard to each document or record each Seller is required to provide to Buyer or Repo Agent pursuant to this Agreement, such Seller shall provide Buyer or Repo Agent, as applicable, either (A) the original of such document or record or (B) a true and correct copy thereof.

(aa)	Each Seller shall not use the proceeds of any Transaction inconsistently with the purposes described in Section 9(a)(xxii).

(bb)	If at any time there exists a Margin Deficit, Sellers shall cure same in accordance with Section 4(a).

(cc)	Each Seller shall, and shall cause each other Relevant Party to, cooperate fully with Buyer and Repo Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Buyer hereunder or any rights obtained by Buyer under any of the other Transaction Documents and, in connection therewith, permit Buyer, at its election, to participate in any such proceedings.

(dd)	[RESERVED]

(ee)	At all times so long as any Transactions are outstanding, each Relevant Party and each of their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.

(ff)	Each Seller shall cause Guarantor to maintain, for each Relevant Party, with responsible companies, at such Seller’s or Guarantor’s expense, as applicable, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons (“Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Purchased Loans, with respect to any claims made in connection with all or any portion of the Repurchase Assets. Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the standard form of mortgage banker’s blanket bond and shall protect and insure such Seller and each other Relevant Party against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure each Relevant Party against losses in connection with the release or satisfaction of a Purchased Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this clause (ff) requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve such Seller or any other Relevant Party from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to a minimum of $1,000,000 at all times. Upon the request of Repo Agent, each Seller shall cause to be delivered to Repo Agent a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall, to the extent commercially available, in no event be terminated or materially modified without thirty (30) days’ prior written notice to Repo Agent. If requested by Repo Agent, such Seller shall ensure that Buyer is granted the ability to make direct claims under each of the Fidelity Bond and Errors and Omissions Insurance Policy.

(gg)	Each Seller agrees that, from time to time upon the prior written request of Repo Agent, it shall, and shall cause each other Relevant Party to, as applicable, execute and deliver such further documents, provide such additional information and reports and perform such other acts as Repo Agent may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement; provided, however, that nothing in this Section 11(gg) shall be construed as requiring Buyer or Repo Agent to conduct any inquiry or decreasing such Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, such Seller on behalf of itself, each other Relevant Party and their respective Affiliates makes the following representations and covenants to Buyer and its Affiliates, that no Relevant Party nor any of their respective Affiliates, is a Prohibited Person and neither any Relevant Party nor any such Affiliate is acting on behalf of or on behalf of any Prohibited Person. Each Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(hh)	All required financial statements, information and reports delivered by any Relevant Party to Repo Agent pursuant to this Agreement shall be prepared in accordance with GAAP, or, if applicable, the appropriate SEC accounting regulations.

(ii)	If an Approved Originator which is an Affiliate of the applicable Seller adversely amends the Underwriting Guidelines or if an Approved Originator which is not an Affiliate of the applicable Seller amends the Underwriting Guidelines, in each case from that which is in effect on the Closing Date, such Seller shall promptly deliver to Repo Agent a complete copy of the proposed amended form Underwriting Guidelines at least five (5) days prior to the effective date for such proposed amendments. If such Seller fails to deliver such amendments, or if Repo Agent notifies such Seller in writing that Repo Agent does not approve of such amendments, Repo Agent and Buyer shall have no obligation to purchase any Mortgage Loan originated to such amended Underwriting Guidelines, notwithstanding anything herein to the contrary; provided, that Repo Agent shall use its best efforts to respond within ten (10) Business Days of receipt of notice from Seller of any such amendment, but in no event shall the Repo Agent be obligated to respond within such time, nor shall a lack of response by Repo Agent be construed as approval of any such proposed amendments.

(jj)	[RESERVED]

(kk)	[RESERVED]

(ll)	With respect to any Mortgaged Property relating to a Purchased Loan, in the event the funds on deposit in the applicable Collection Account maintained by the applicable Servicer are not sufficient to pay Servicing Expenses (as such term is defined in each Servicing Agreement) (including, without limitation, for taxes, homeowners’ association fees, dues and assessments, insurance and property preservation, but excluding principal and interest on such Purchased Loan) (or to reimburse such Servicer for any advances which such Servicer may have made from its own funds with respect to payment of such expenses), each Seller shall cause the necessary funds to be deposited in such Collection Account (or shall reimburse such Servicer) in accordance with the related Servicing Agreement.

(mm)	Before any transfer of Guarantor’s indirect or direct equity interest in Seller A, Guarantor or Seller A shall provide Buyer with notice of such transfer at least five (5) Business Days prior to the date of such transfer.

(nn)	If Guarantor enters into any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction (including, without limitation, any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds) in which it covenants to maintain a higher Tangible Net Worth or Liquidity or a lower Leverage Ratio than in the Guarantor Financial Covenants, each Seller shall inform Buyer of such covenants within 10 Business Days of execution of such agreement and such Guarantor Financial Covenant shall be deemed to include such covenants for all purposes under the Transaction Documents.

(oo)	Within thirty (30) days of the Closing Date, each Seller shall provide Buyer with evidence that it has terminated its obligations under each marketing services agreement (“MSA”) to which the Seller is a party and within ten (10) days of the Closing Date provide the Buyer with information in addition to that provided prior to the Purchase Date regarding internal and external fair lending reviews of the Seller’s practices, including additional information regarding the testing schedule and overall methodology, that is reasonably satisfactory to Buyer (collectively, the “Post-Closing Remediation Items”).

12.	[RESERVED]

13.	EVENTS OF DEFAULT; REMEDIES

(a)	Each of the following shall constitute an event of default by a Seller hereunder (each a “Event of Default”):

(i)	failure of either Seller to repurchase one or more Purchased Loans on the applicable Repurchase Date; or

(ii)	failure of either Seller or any Servicer to deposit any Income received by it in the applicable Collection Account or the Remittance Account in accordance with the provisions hereof, the related Servicing Agreement or the related Servicer Acknowledgment, as applicable, which failure is not remedied within two (2) Business Days after notice thereof to such Seller from Buyer or such Seller acquires knowledge of such failure; or

(iii)	(A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Sections 6(a) hereof and the other collateral specified in Section 6(c) hereof free of any adverse claim, liens and other rights of others (other than as granted in this Agreement); (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Section 6(c) hereof; or (C) if the Transaction Documents shall cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by any Relevant Party, any Servicer or any respective Affiliate thereof; or

(iv)	failure of either Seller to make the payments required under Section 4 or Section 5(c)(i) through (vii) when due; or

(v)	failure of either Seller to make any other payment owing to Buyer or Repo Agent which has become due, whether by acceleration or otherwise, under the terms of this Agreement or any other Transaction Document which failure is not remedied within the period specified herein or therein, or if no period is specified, three (3) Business Days after notice thereof to such Seller from Repo Agent; provided, however, that Repo Agent shall not be required to provide notice in the event of a failure by such Seller to repurchase any Purchased Loan on the required Repurchase Date therefor; or

(vi)	breach by either Seller in the due performance or observance of any term, covenant or agreement contained in Section 10 or Section 11 of this Agreement which has not been cured within five (5) Business Days after written notice thereof from Repo Agent to such Seller; provided, however, that with respect to a breach by such Seller of any term, covenant or agreement contained in Section 11(b), (c), (e), (f), (g)(vi)-(ix), (h), (i), (j), (q), (v), (dd), (ff) or (jj), if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period and such Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for such Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed twenty (20) Business Days after the earlier of (i) receipt of notice by such Seller and (ii) actual knowledge of such Seller of such breach or failure; provided, further, that with respect to a breach by such Seller of the covenant contained in Section 11(oo), there shall be no such cure period; or

(vii)	a Change of Control shall have occurred without Buyer’s prior written consent; or

(viii)	any representation, warranty or certification made or deemed made by any Relevant Party herein or in any other Transaction Document, excluding any representation, warranty or certification set forth in Exhibit III, shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such breach has not been cured within five (5) Business Days following the earlier of (A) receipt of notice by such Relevant Party and (B) knowledge of any Relevant Party unless, with respect to representations in Section 9(a)(iii), (iv), (v), (ix), (xi), (xii), (xiii), (xv), (xviii), (xix), (xx), (xxi), (xxvii), (xxxiii) or (xxxvi), such incorrect or untrue representation cannot be cured within such five (5) Business Day period in which case such cure period shall be extended by an additional twenty (20) Business Days if the applicable Seller is diligently proceeding in good faith to cure such incorrect or untrue representation; provided, however, that there shall be no cure period in respect of any of the foregoing if (y) such Relevant Party shall have made any such representations and warranties with knowledge that they were false or misleading at the time made or (z) any such representations and warranties have been determined by Repo Agent in its sole discretion exercised in good faith to be false or misleading on a regular basis; or

(ix)	a final judgment by any court, administrative tribunal or other body having jurisdiction for the payment of money in an amount greater than $1,000,000 shall have been rendered against any Relevant Party and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed; or

(x)	Any Relevant Party shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction (including, without limitation, any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds) to which it is a party and which provides for borrowed funds or has a notional amount, as applicable, in an amount equal to or greater than $1,000,000; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if the applicable Relevant Party, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement; or

(xi)	Guarantor breaches a Guarantor Financial Covenant; or

(xii)	if any Relevant Party shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within five (5) Business Days following the earlier of (A) receipt of notice by such Relevant Party and (B) knowledge of such Relevant Party; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period and such Relevant Party shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds in good faith to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for such Relevant Party, in the exercise of due diligence and good faith, to cure such default, provided, further, that in no event shall such extended cure period exceed twenty (20) Business Days from such Relevant Party’s receipt of Repo Agent’s notice of such breach or failure to perform; or

(xiii)	an Act of Insolvency shall have occurred with respect to any Relevant Party; or

(xiv)	Any Relevant Party or any of its respective Operating Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any agreement requiring the payment of money between such Relevant Party, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or

(xv)	any of the representations and warranties of Guarantor in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; or

(xvi)	any assignment or attempted assignment by any Relevant Party of this Agreement or any other Transaction Document or any rights hereunder or thereunder without first obtaining the express written consent of Repo Agent, or the granting by any Relevant Party of any security interest, lien or other encumbrances on any Purchased Loans or any other Repurchase Assets to any Person other than Buyer or nominee approved by Buyer; or

(xvii)	any Relevant Party shall admit its inability to, or its intention not to, perform any of its obligations hereunder or under any other Transaction Document, or Guarantor shall admit its inability to, or its intention not to, perform any of its obligations under the Guaranty Agreement; or

(xviii)	any Relevant Party’s audited annual consolidated financial statements shall be qualified or limited by reference to the status of any Relevant Party as a “going concern” or a reference of similar import; or

(xix)	any Relevant Party shall have become an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or

(xx)	neither Seller has effected a transfer of servicing with respect to the applicable Purchased Loans to a successor servicer within thirty (30) days of an uncured Servicer Termination Event; or

(xxi)	in the event the funds on deposit in the applicable Collection Account maintained by the applicable Servicer are not sufficient to pay Servicing Expenses (as such term is defined in each Servicing Agreement) (including, without limitation, for taxes, homeowners’ association fees, dues and assessments, insurance and property preservation, but excluding principal and interest on such Purchased Loan), the applicable Seller fails to cause the necessary funds to be deposited in such Collection Account (or, in the event such Servicer advanced such funds, fails to reimburse such Servicer) in accordance with the related Servicing Agreement and such Seller’s failure continues for thirty (30) days after such Seller obtains knowledge or receives notice of such insufficiency; or

(xxii)	the occurrence and continuance of a Level 2 Platform Delinquency Event.

(b)	If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Repo Agent:

(i)	At the option of Majority Buyer (or Repo Agent on its behalf), exercised by written notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Relevant Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii)	If Majority Buyer (or Repo Agent on its behalf) exercises or is deemed to have exercised the option referred to in Section 13(b)(i):

(A)	A Seller’s obligations hereunder to repurchase all Purchased Loans and to pay all Obligations hereunder shall thereupon become immediately due and payable on and as of the Accelerated Repurchase Date without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding, and Majority Buyer may exercise and shall have any and all rights and remedies available to it under applicable law, this Agreement and the other Transaction Documents or otherwise and may take any such action and exercise any such power as it may elect to enforce its rights and remedies under applicable law, this Agreement and the other Transaction Documents, including with respect to the Purchased Loans and the other Repurchase Assets; and all Income deposited in any Collection Account, and all Income deposited in the Remittance Account, in each case including any such Income paid after such exercise or deemed exercise, shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by a Seller hereunder or under any other Transaction Document. Such Seller shall immediately deliver to Majority Buyer or its designee any and all original papers, records and files relating to the Repurchase Assets subject to such Transactions then in such Seller’s possession and/or control; and all right, title and interest in and entitlement to such Repurchase Assets and any Servicing Rights of such Seller with respect thereto shall be deemed transferred to Majority Buyer; and

(B)	the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and

(C)	Custodian shall, upon the request of Majority Buyer (with simultaneous copy of such request to Sellers), deliver to Majority Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Loans.

(iii)	Majority Buyer (or Repo Agent on its behalf) also shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to this Section 13(b) without notice or demand of any kind, to the extent permitted by applicable law, at a public or private sale and at such price or prices as Majority Buyer may reasonably deem satisfactory any or all Purchased Loans and any and all other Repurchase Assets or (B) to the extent permitted by applicable law, in its sole discretion, exercised in good faith, elect, in lieu of selling all or a portion of such Purchased Loans and the other Repurchase Assets, to give Sellers credit for such Purchased Loans and the other Repurchase Assets in an amount equal to the Market Value of the Purchased Loans and the other Repurchase Assets, as determined by Majority Buyer in its sole discretion, against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. To the extent permitted by applicable law, Sellers shall remain liable to Buyer for any amounts that remain owing thereto following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans and other Repurchase Assets effected pursuant to this Section 13(b)(iii) shall be applied (v) first, to the costs and expenses (including attorneys’ fees and expenses) incurred by Buyer in connection with a Seller’s default, (w) second, to the costs of cover and/or hedging transactions, if any, (x) third, to the Repurchase Price, (y) fourth, to any other outstanding Obligation owed by a Seller to Buyer or its Affiliates pursuant to the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured, and (z) the balance, if any, to Sellers. In the event that Buyer shall not have received repayment in full of the Aggregate Repurchase Price and the other Obligations of Sellers under the Transaction Documents following its liquidation of the Purchased Loans and the other Repurchase Assets, Majority Buyer may, in its sole and absolute discretion, pursue each Seller and Guarantor (to the extent provided in the Guaranty Agreement ) for all or any part of any deficiency.

(iv)	The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans and the other Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans and any other Repurchase Assets may not be liquid. In view of the nature of the Purchased Loans and the other Repurchase Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Loans and any other Repurchase Assets shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Majority Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Loans or other Repurchase Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans or other Repurchase Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans or other Repurchase Assets in the same manner or on the same Business Day, or (B) constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(v)	Sellers shall be jointly and severally liable to Buyer and Repo Agent for (A) the amount of all actual expenses, including reasonable legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all actual costs incurred in connection with covering transactions or hedging transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, actual costs and other expenses of any kind that may be imposed on, incurred by or asserted against Buyer relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, actual cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)	Majority Buyer (or Repo Agent on its behalf) may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. No right or remedy herein conferred upon Buyer is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement or in any other Transaction Document, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise may be exercised separately or in any combination.

(vii)	Majority Buyer (or Repo Agent on its behalf) may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives, to the extent permitted by law, any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans and any other Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii)	Without limiting any other rights or remedies of Buyer, Majority Buyer (or Repo Agent on its behalf) shall have the right, without prior notice to Sellers, and any such notice being expressly waived by Sellers to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Sellers to any obligations of Sellers hereunder to Buyer.

(ix)	Majority Buyer shall without regard to the adequacy of the security for the obligations of Sellers under this Agreement and the other Transaction Documents, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate and sell the Purchased Loans and any other Repurchase Assets or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Repurchase Assets or any portion thereof, and do anything that Buyer is authorized hereunder to do. Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(x)	Majority Buyer (or Repo Agent on its behalf) shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and a Seller, exercisable upon one (1) Business Day’s notice from Majority Buyer to Sellers. Without limiting the generality of the foregoing, Majority Buyer (or Repo Agent on its behalf) shall have the right, without prior notice to Sellers, and any such notice being expressly waived by Sellers to the extent permitted by applicable law, to set off the proceeds of the liquidation of the Purchased Loans and other Repurchase Assets against all obligations of either Seller to Buyer or its Affiliates, whether under this Agreement or under any other agreement between a Seller and Buyer or any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(xi)	No course of dealing between any Relevant Party, on the one hand, and Buyer, on the other hand, or any failure or delay on Buyer’s part in exercising any rights or remedies hereunder or under any Transaction Document shall operate as a waiver of any rights or remedies of Buyer and no single or partial exercise of any rights or remedies hereunder or thereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder.

(xii)	Majority Buyer (or Repo Agent on its behalf) shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Sellers hereunder if a Default or an Event of Default has occurred and is continuing.

(xiii)	Each Seller hereby authorizes Repo Agent, at such Seller’s expense, to file such financing statement or statements relating to the Purchased Loans and the other Repurchase Assets without such Seller’s signature thereon as Repo Agent at its option may deem appropriate, and appoints Repo Agent as such Seller’s attorney-in-fact to execute any such financing statement or statements in such Seller’s name and to perform all other acts which Repo Agent deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Loans and the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of such Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Repo Agent’s consent.

14.	SINGLE AGREEMENT

Buyer and Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer, Seller A and Seller B agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder, and (iii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.	NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by e-mail (with return receipt requested) to the addresses specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 15. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery; (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (y) in the case of e-mail, upon receipt. A party receiving a notice that does not comply with the technical requirements for notice under this Section 15 may elect to waive any deficiencies and treat such notice as having been properly given. In furtherance of the foregoing, notices pursuant to Section 4 may be sent by electronic mail to the e-mail addresses set forth on Exhibit I attached hereto.

16.	NON-ASSIGNABILITY

(a)	The rights and obligations of each Seller under the Transaction Documents and under any Transaction shall not be assigned by such Seller without the prior written consent of Buyer in its sole and absolute discretion.

(b)	Buyer may assign, participate or sell all or any portion of its rights and obligations under the Transaction Documents and under any Transaction from time to time to any Person in each case upon not less than five (5) Business Days’ prior notice (unless such assignee is a Qualified Assignee, in which case notice shall be required by not later than five (5) Business Days after such assignment or participation) and without the prior consent of Sellers. Each assignee shall be entitled to the benefits of Section 3 (subject to the requirements and limitations therein, including the requirements under Section 3(p) (it being understood that the documentation required under Section 3(p) shall be delivered to the participating Buyer)) and Section 19; provided, however, that any such assignee or participant shall not be entitled to receive any greater payment under Section 3 than its participating Buyer would have been entitled to receive. During the continuance of an Event of Default, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Sellers and without regard to the limitations in this Section 16(b).

(c)	Repo Agent, acting solely for this purpose as agent of Sellers shall maintain a record of each assignment, participation, or sale and a register for the recordation of the names and addresses of the assignees that become parties hereto and the beneficial owners of amounts owed by either Seller with respect to the Transactions and each such Person’s interest in the rights and obligations under this Agreement and the other Transaction Documents, and, with respect to each assignee, the aggregate assigned Purchase Price and applicable Price Differential (the “Register”). This provision is intended to be interpreted so that the indebtedness (for federal income tax purposes, as set forth in Section 22) evidenced by the Transaction Documents is treated as being in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The Register shall be available for inspection by either Seller at any reasonable time during normal business hours and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Buyer and Sellers shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.

(d)	Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and permitted assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

17.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)	This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York.

(b)	Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)	To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d)	Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Each party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 17 shall affect the right of Buyer or Sellers to serve legal process in any other manner permitted by law or affect the right of Buyer or Sellers to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(e)	EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

18.	NO RELIANCE; DISCLAIMERS

Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)	It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(b)	It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(c)	It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(d)	It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(e)	It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

19.	INDEMNITY AND EXPENSES

(a)	Sellers (in such capacities, “Indemnifying Parties”) hereby agree on a joint and several basis to hold Buyer, Repo Agent and each of their respective Affiliates and each of their respective officers, directors and employees, (“Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable attorneys’ fees and disbursements of outside counsel) and disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted or awarded against any Indemnified Party in any way whatsoever arising out of or in connection with or relating to (i) this Agreement, any other Transaction Document, any Purchased Loan(s) or any other Repurchase Asset(s), (ii) any breach of a representation, warranty or covenant of any Relevant Party or such Relevant Party’s officers in this Agreement, any other Transaction Document or in any Officer’s Certificate or other document delivered pursuant hereto or thereto, and any and all actions taken or omissions pursuant hereto or thereto; provided, that, in the case of any representation or warranty set forth in Exhibit III, all determinations as to the existence of a breach of any such representation or warranty shall be made without reference to any qualification as to any Relevant Party’s knowledge, it being understood that all such qualifications are made in the interest of full and fair disclosure and to preclude claim of fraud and misrepresentation, but are not intended to limit the remedies available under this Section 19 for breach of any such representation or warranty) or (iii) any Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, including, without limitation, any acquisition or proposed acquisition or any indemnity payable under any Servicing Agreement or other servicing arrangement, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Indemnifying Parties agree to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to any and all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit or other laws, including without limitation ERISA, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan Documents, Indemnifying Parties will save, indemnify and hold Buyer harmless from and against all actual, out-of-pocket expense, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Indemnifying Parties of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Indemnifying Parties. Indemnifying Parties also agree to reimburse each Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its outside counsel. To the extent permitted by applicable law, each of Indemnifying Parties and Buyer agrees that it shall not assert, and each of Indemnifying Parties and Buyer hereby waives, any claim against the other party, and its directors, employees, attorneys or agents, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Transaction or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Indemnifying Parties and Buyer hereby waives, releases and agrees not to sue upon any such claim or any such damages on any theory of liability for special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. The provisions set forth in this Section 19(a) shall survive the termination of this Agreement. Each Indemnifying Party hereby acknowledges that its obligations hereunder are course obligations of such Indemnifying Party. This Section 19 shall not apply to claims with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)	Each Seller agrees to pay as and when billed by Buyer (i) all Indemnified Amounts provided in Section 19(a), (ii) all of the out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith (including, without limitation, (A) all collateral review and Uniform Commercial Code search and filing fees and expenses, (B) all expenses associated with purchase and repurchase transactions under this Agreement and the other Transaction Documents and (C) the reasonable fees and expenses of counsel for such parties with respect to any of the foregoing, with respect to advising such parties as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and the other Transaction Documents, with respect to negotiations with any Relevant Party or with other creditors of any Relevant Party arising out of any Default or Event of Default or any events or circumstances that may give rise to a Default or Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (iii) all of the out-of-pocket costs and expenses (and enforcement costs) incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation all the reasonable fees, disbursements and expenses of counsel to Buyer, (iv) all costs and expenses contemplated by Section 13(b)(v) and (v) all Diligence Fees (collectively, “Transaction Costs”). Without limiting any of the foregoing, on the Closing Date Sellers shall pay the fees and expenses of Cleary Gottlieb Steen & Hamilton LLP, counsel to Buyer and Repo Agent, incurred in connection with the development, preparation, execution and delivery of this Agreement, the other Transaction Documents and the related closing documents and legal opinions.

20.	DUE DILIGENCE

(a)	Each Seller will permit, and will cause each other Relevant Party to permit, Repo Agent or its designated representative to inspect any of such party’s records with respect to all or any portion of the Purchased Loans and other Repurchase Assets subject to a Transaction or proposed by such Seller to be subject to a Transaction, the Transaction Documents, and the conduct and operation of its business related thereto (including without limitation its platform, servicers, vendor management, policies and procedures, operations and asset-level diligence) upon reasonable prior notice at such reasonable times and with reasonable frequency requested by Repo Agent or its designated representative and to make copies of extracts of any and all thereof. Repo Agent (and its agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that Repo Agent (and its agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority. Upon notice and during regular business hours, each Seller agrees to promptly provide and to cause each other Relevant Party to promptly provide Repo Agent (and its agents or professional advisors) with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) Repo Agent (and its agents or professional advisors) may reasonably require in order to conduct periodic due diligence relating to the Purchased Loans and the other Repurchase Assets, the Relevant Parties and Servicer, as applicable, in connection with any Transaction or the Transaction Documents, in each case on both a pre- and post-funding basis. Each Seller will (and shall cause each other Relevant Party to) make available to Repo Agent (and its agents or professional advisors) knowledgeable financial, accounting, legal and compliance officers for the purpose of answering questions with respect to such Person, the Purchased Loans, the other Repurchase Assets and the performance by such Person of its obligations under the Transaction Documents, and to assist in Repo Agent’s diligence. In addition, each Seller shall provide, or shall cause any each other Relevant Party, as applicable, to provide, Repo Agent (and its designated representatives) from time to time, at their discretion and upon reasonable prior notice to the relevant Person, with access to such Person to visit and inspect the offices of such Person and inspect any of such Person’s records with respect to all or any portion of the Purchased Loans and the other Repurchase Assets, the Transaction Documents, and the conduct and operation of its business related thereto upon reasonable prior notice at such reasonable times and with reasonable frequency requested by Repo Agent or its designated representative and to make copies of extracts of any and all thereof. All reasonable out-of-pocket costs and expenses actually incurred by Repo Agent (and its agents or professional advisors) in connection with the due diligence and other matters outlined in this Section 20(a) shall be paid by Sellers.

(b)	Without limiting the provisions of Section 20(a) of this Agreement, each Seller acknowledges that Repo Agent intends and may, but shall not be obligated, in connection with the Transactions proposed to be consummated on each Purchase Date require due diligence reviews in scope provided by Sellers to Repo Agent and satisfactory to Repo Agent in Repo Agent’s reasonable discretion (each, a “Due Diligence Review”), in each case at such Seller’s sole cost and expense. In addition, Sellers shall provide Repo Agent with a report containing all Due Diligence Reviews for all Purchased Loans subject to Transactions under this Agreement on a bi-weekly basis, beginning two weeks after the initial Purchase Date. Each Seller agrees that Repo Agent, at its option and Buyer’s expense, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Loans and other Repurchase Assets, including, without limitation, ordering new credit reports and Appraisals on the applicable Mortgaged Properties and otherwise regenerating the information used to originate such Purchased Loans. The fact that Repo Agent has conducted or has failed to conduct any partial or complete examination of the Purchased Loan Documents, the Purchased Loans or the other Repurchase Assets shall not affect Repo Agent’s or Buyer’s (or any of its successor’s) rights to demand repurchase, indemnification or other relief or remedy to the extent provided under this Agreement or any other Transaction Document. Each Seller shall cooperate with Repo Agent and its designated representatives in connection with any such due diligence review.

(c)	If either Seller provides notice to Buyer and Repo Agent that the due diligence reviews described in Section 20(b) will not be available prior to such Purchase Date with respect to a Mortgage Loan proposed to be included in a Transaction on such Purchase Date (any such Mortgage Loan, a “Post-Purchase Diligence Loan”), then such Seller must provide such due diligence reviews no later than two weeks after such Purchase Date or such Post-Purchase Diligence Loan shall not be an Eligible Loan. Repo Agent may, but shall not be obligated, conduct due diligence reviews on all such Post-Purchase Diligence Loans and any Post-Purchase Diligence Loan for which a material exception is found that is not cured by the applicable Seller within two days of notice thereof or waived by Repo Agent in its sole discretion shall not be an Eligible Loan.

21.	SERVICING

(a)	The parties hereto agree and acknowledge that the Servicing Retained Purchased Loans will be sold by the applicable Seller to Buyer on a servicing retained basis and the Servicing Released Purchased Loans will be sold by the applicable Seller to Buyer on a servicing released basis.

(b)	Each Seller shall contract with each Servicer to service the related Purchased Loans consistent with the degree of skill and care that such Servicer customarily exhibits with respect to similar mortgage loans owned or managed by it and in accordance with Accepted Servicing Practices. Each Servicer shall, and shall ensure that each permitted sub-servicer will, (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder, (iii) comply with the Servicing Standard and (iv) not impair the rights of Buyer in any Purchased Loans or any payment thereunder.

(c)	Each Seller agrees with respect to the Servicing Released Purchased Loans and as between such Seller and Buyer, Buyer is the owner of all Servicing Rights and Servicing Records and such Servicing Rights are not severable from or to be separated from the Servicing Released Purchased Loans. Such Seller covenants to safeguard (and to cause each Servicer and permitted sub-servicer to safeguard) any such Servicing Records and to deliver them promptly to Buyer or its designee (including Custodian) at Repo Agent’s request.

(d)	Each Seller shall cause the related Servicer to hold or cause to be held all escrow payments collected with respect to any Purchased Loans in trust accounts and shall apply the same for the purposes for which such escrow payments were collected.

(e)	Each Seller shall cause each Servicer and any other permitted sub-servicers to execute a Servicer Acknowledgement acknowledging Buyer’s interest in the related Purchased Loans and the related Servicing Agreement and agreeing that such Servicer and any permitted sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Loans in the applicable Collection Account or the Remittance Account as provided in this Agreement and the related Servicing Agreement (as modified by the related Servicer Acknowledgment), all in such manner as shall be acceptable to Repo Agent in its sole and absolute discretion. Without limiting the generality of the foregoing, each Seller shall, or shall cause Servicer or any permitted sub-servicer to deposit all Income received by any Servicer on any Purchased Loans into the applicable Collection Account within two (2) Business Days of such Servicer’s receipt thereof. Any such amounts deposited in the Collection Account pursuant to the immediately preceding sentence shall then be remitted to the Remittance Account by no later than the next occurring Servicer Remittance Date, net of any amounts that such Servicer is expressly permitted in the related Servicing Agreement (as modified by the related Servicer Acknowledgment) to withdraw or retain with respect to such Purchased Loans.

(f)	Upon the occurrence of a Servicer Termination Event with respect to any Servicer (and provided no Event of Default has occurred and is continuing), the applicable Seller shall terminate such Servicer’s right to service the related Purchased Loans under the related Servicing Agreement without payment of any penalty or termination fee and shall appoint a successor servicer acceptable to Repo Agent within five (5) Business Days of such Servicer Termination Event, and shall complete a transfer of servicing of the related Purchased Loans to such successor servicer within sixty (60) days of such Servicer Termination Event. Upon the occurrence of an Event of Default, Repo Agent may exercise such right of termination that may arise and shall provide Sellers with notice thereof, and the applicable Seller, if required by Repo Agent, shall exercise any right to terminate each Servicer’s right to service the related Purchased Loans that it may have, in each case without payment of any termination fee or any other amount to such Servicer or any of its agents or sub-servicers to the extent permitted by the related Servicing Agreement. In any case where Servicer is so terminated, Sellers and Servicers shall cooperate in transferring the servicing and all Servicing Records relating to the Purchased Loans to a successor servicer approved by Repo Agent in its sole discretion. For the avoidance of doubt any termination of a Servicer’s rights to service by Repo Agent as a result of a Servicer Termination Event or an Event of Default shall be deemed part of an exercise of Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(g)	To the extent applicable, each Seller shall use commercially reasonable efforts to cause each Servicer and any permitted sub-servicer to permit Buyer and Repo Agent to inspect such Servicer’s servicing facilities for the purpose of satisfying Buyer and Repo Agent that such Servicer or permitted sub-servicer has the ability to service the related Purchased Loan as provided in this Agreement, the related Servicing Agreement and the related Servicer Acknowledgment.

(h)	If either Seller should discover that, for any reason whatsoever, such Seller, any Servicer or any other entity responsible to such Seller for managing or servicing any Purchased Loan has failed to perform fully such Seller’s obligations under the Transaction Documents or any of the obligations of such entities with respect to the related Purchased Loans, such Seller shall promptly notify Repo Agent and promptly remedy any non-compliance.

(i)	Upon any termination of a Servicer as provided herein, in the Servicer Acknowledgment or in the related Servicing Agreement, Sellers shall cause such Servicer to transfer servicing (including without limitation such Servicing Rights and, if either Seller owns or possesses Servicing Rights, such Seller shall transfer servicing and such Servicing Rights), including, without limitation, delivery of all servicing files to the designee of Buyer as directed by Repo Agent. The delivery of servicing files of any Servicer or either Seller, as applicable, shall be in accordance with Accepted Servicing Practices. After any Servicer’s servicing terminates and until the related servicing transfer date, Sellers shall cause such Servicer to (and if a Seller owns or possesses Servicing Rights, such Seller shall) service the related Purchased Loans in accordance with the terms of this Agreement and for the benefit of Buyer.

(j)	The Servicer may hire a sub-servicer to service the Purchased Loans, but only with the consent of Buyer and provided that such sub-servicer execute a Servicer Acknowledgment acceptable to Buyer. The Servicer shall remain liable to the Buyer for its obligations to Seller and Buyer notwithstanding the engagement of any such sub-servicer.

(k)	Buyer may, in its sole and absolute discretion if an Event of Default shall have occurred and be continuing, sell the Servicing Released Purchased Loans on a servicing released basis.

22.	TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. Federal, state and local income and franchise Tax purposes, the Transactions constitute a financing, and that the applicable Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Sellers and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state or local taxing authority.

23.	INTENT

(a)	The parties intend and recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code.

(b)	The parties intend (i) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for each party to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Section 6(a)(ii) and Section 23(j) to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, (iii) that each party shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Section 13 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and the other Repurchase Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in this Agreement and in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code and (iv) that each party qualifies as a repo participant, financial institution, financial participant and/or master netting agreement participant as such terms are defined under the Bankruptcy Code.

(c)	It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Repurchase Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset or net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(d)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(e)	Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement or any Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code, or (ii) Buyer as a “repo participant” within the meaning of the Bankruptcy Code.

(f)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(g)	It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(h)	The parties acknowledge and agree that the Guaranty Agreement is a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(A)(xi) of the Bankruptcy Code, as amended.

(i)	The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(47) and 741 of the Bankruptcy Code.

(j)	The parties hereby understand, acknowledge and agree that all of the Repurchase Assets (including cash) shall qualify as eligible collateral under the definition of a “repurchase agreement” and/or “securities contract” under the Bankruptcy Code. However, to the extent that any of the Repurchase Assets (including cash) are determined to not qualify as eligible collateral under the definition of a “repurchase agreement” or “securities contract” under the Bankruptcy Code, each Seller hereby pledges to Buyer as security for the performance by such Seller of its obligations under each Transaction, and hereby grants to Buyer a security interest in, only those Repurchase Assets (including cash) which are determined to not qualify as eligible collateral under the definition of a “repurchase agreement” or “securities contract” under the Bankruptcy Code. The parties intend that those Repurchase Assets (including cash) which are determined to not qualify as eligible collateral under the definition of a “repurchase agreement” or “securities contract” under the Bankruptcy Code shall be treated as collateral under a security agreement, arrangement or other credit enhancement related to this repurchase agreement and securities contract under Sections 101(47)(A)(v) and 741(A)(xi) of the Bankruptcy Code, respectively. This pledge by Sellers is in addition, and without prejudice, to the grant of a security interest in the Repurchase Assets (including cash) under Section 6.

24.	POWER OF ATTORNEY

(a)	Each Seller hereby irrevocably constitutes and appoints Repo Agent, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in Repo Agent’s discretion to file such financing statement or statements relating to the Purchased Loans and the Repurchase Assets without such Seller’s signature thereon as Repo Agent at its option may deem appropriate, and, without limiting the generality of the foregoing, such Seller hereby gives Repo Agent the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)	in the name of such Seller, or in its own name, or otherwise, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement and the other Transaction Documents;

(ii)	in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Loans and any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Repo Agent for the purpose of collecting any and all such moneys due with respect to any Purchased Loans and any other Repurchase Assets whenever payable;

(iii)	to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Loans or any other Repurchase Assets; and

(iv)	(A) to direct any party liable for any payment under any Purchased Loans or any other Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Repo Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Loans or any other Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Loans or any other Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Loans, any other Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Loans or any other Repurchase Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Purchased Loans or any other Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Repo Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Loans or any other Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Repo Agent’s option and such Seller’s expense, at any time, and from time to time, all acts and things which Repo Agent deems necessary to protect, preserve or realize upon the Purchased Loans and the other Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until all obligations of Sellers under this Agreement and the other Transaction Documents have been paid in full and this Agreement and the other Transaction Documents are terminated in accordance with the terms hereof and thereof.

Each Seller also authorizes Repo Agent, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 13, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Loans and the other Repurchase Assets. The powers conferred on Repo Agent hereunder are solely to protect Buyer’s interests in the Purchased Loans and the other Repurchase Assets and shall not impose any duty upon it to exercise any such powers. Repo Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Sellers, any other Relevant Party or any other Person for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(b)	In connection with the repurchase by a Seller of any Purchased Loan in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer (or Repo Agent on its behalf) will deliver to such Seller, at such Seller’s expense, such documents and instruments as may be reasonably necessary and requested by such Seller to reconvey such Purchased Loan and any unapplied Income related thereto to such Seller.

25.	MISCELLANEOUS

(a)	Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b)	All rights, remedies and powers of Buyer and/or Repo Agent hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer and/or Repo Agent whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(c)	The Transaction Documents may be executed in counterparts, including facsimile or electronic (i.e., “pdf” or “tif”) counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d)	The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e)	Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)	This Agreement, the Fee Letter, each Confirmation and each other Transaction Document contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)	Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)	Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)	To the extent permitted by applicable law, each party hereby waives any right to claim or recover from the other party any exemplary or punitive damages of any kind or nature whatsoever, whether the likelihood of such damages was known or foreseeable and regardless of the form of the claim or action. The foregoing waiver shall also apply to Indemnified Amounts.

(j)	No modification, waiver, amendment, discharge or change of this Agreement shall be valid or effective unless the same is in writing and signed by each Seller, Repo Agent and Majority Buyer; provided that no Fundamental Amendment to this Agreement shall be valid or effective unless the same is signed by each Seller, Repo Agent and Persons collectively holding 100% of Buyer’s rights and obligations under the Transaction Documents.

26.	CONFIDENTIALITY

The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, shall be held by Repo Agent, Buyer and Sellers in strict confidence and shall not be disclosed to any third party without the consent of Repo Agent and Buyer or Sellers, as applicable, except for (i) disclosure to Sellers’, Repo Agent’s or Buyer’s respective Affiliates, directors, officers, employees, consultants, attorneys, agents or accountants, as well as to any general partner, manager, limited partner or member of any direct or indirect investor or owner of either Seller or of its Affiliates (the “Representatives”); provided that each Seller, Repo Agent and Buyer shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by it or its Representatives, (ii) disclosure by Buyer to any assignee pursuant to Section 16 or participant or any potential assignee or participant, (iii) upon prior written notice to Repo Agent, Buyer or each Seller, as applicable (if permitted by law), disclosure required by law, rule, regulation or order of a court or other regulatory body, to the extent necessary or (iv) any disclosures or filing required under the SEC or state securities’ laws; provided that, in the case of disclosure by any party pursuant to the foregoing clauses (iii) and (iv), such party shall provide the other party hereto with prior written notice to permit the other party to seek a protective order to take other appropriate action; provided further that, in the case of clause (iii), each Seller, Repo Agent and Buyer shall not file any of the Transaction Documents other than this Agreement with the SEC or state securities office unless either Seller or Repo Agent and Buyer, as applicable, shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other party hereto. Sellers, Repo Agent and Buyer shall cooperate in such party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents. If, in the absence of a protective order, either Seller, Repo Agent, Buyer or any of their Representatives is compelled as a matter of law to disclose any such information, such Seller, Repo Agent or Buyer, as applicable, may disclose to the party compelling disclosure only the part of the Transaction Documents as is required by law to be disclosed (in which case, prior to such disclosure, the disclosing party shall advise and consult with the other party hereto and its counsel as to such disclosure and the nature and wording of such disclosure) and the disclosing party shall use its best efforts to obtain confidential treatment therefor. Buyer, Repo Agent and Sellers acknowledge that this Agreement may be filed with the SEC; provided that Buyer, Repo Agent and Sellers shall redact any pricing and other confidential provisions, including, without limitation, the amount of fees and pricing information from such filed copy of this Agreement. Notwithstanding anything to the contrary contained herein, each of Seller A, Seller B, Repo Agent and Buyer and its respective Representatives may disclose any information regarding the Transaction Documents and the transactions contemplated therein, without notice to the other party, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of Sellers’, Repo Agent’s or Buyer’s business (as the case may be) or that of its representatives in connection with the exercise of such authority or claimed authority.

27.	APPOINTMENT AS REPO AGENT

Buyer hereby appoints Repo Agent, and Repo Agent hereby accepts the appointment, to perform certain administrative functions and carry out certain calculations, and to act on Buyer’s behalf, in each case, pursuant to and in accordance with the terms of this Agreement, and authorizes Repo Agent to perform such services and take such actions on its behalf as are contemplated hereby and to exercise such other powers as are delegated to Repo Agent hereby, in each case, together with such authority and powers as are reasonably incidental thereto. Repo Agent shall not resign or otherwise transfer its responsibilities hereunder without the prior written consent of Buyer and, so long as (x) an Event of Default has not occurred and is not continuing and (y) the initial Buyer owns any interest in the rights and obligations under this Agreement and/or the Transaction Documents, each Seller.

28.	JOINT AND SEVERAL

Sellers and Buyer hereby acknowledge and agree that Sellers are each jointly and severally liable to Buyer for payment and performance of all of their respective liabilities and obligations thereunder.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER AND REPO AGENT:

GOLDMAN SACHS BANK USA,
a New York state member bank

By:
Name:
Title:

Amended and Restated Master Repurchase Agreement – Signature Page

SELLER:

ANGEL OAK MORTGAGE FUND TRS,
a Delaware statutory trust

By: Angel Oak Capital Advisors, LLC, not in its individual capacity but solely as the Administrator

By:
Name:
Title:

Amended and Restated Master Repurchase Agreement – Signature Page

SELLER:

ANGEL OAK MORTGAGE, INC., a Maryland corporation

By:
Name:
Title:

Amended and Restated Master Repurchase Agreement – Signature Page

SCHEDULE 1

PURCHASED LOAN INFORMATION

For each Prime QM Loan, Prime Non-QM Loan, Non-Prime Non-QM Loan, Investor Cash Flow Loan and Foreign National Loan:

1.	Loan #
2.	AOHL/MS Note (Closing) Date
3.	AOCA Purchase Date
4.	Loan Amount
5.	Current Unpaid Principal Balance
6.	City
7.	State
8.	ZIP Code
9.	Interest Rate
10.	Program Type
11.	Loan Program
12.	LTV
13.	Credit Score
14.	Loan Purpose
15.	DTI
16.	Property Type
17.	Occupancy
18.	Warehouse
19.	First Payment Date
20.	Term
21.	QM or Non-QM Loan
22.	Self Employed (Y/N)
23.	Rural Properties (Y/N)
24.	Cash-out Refinancing (Y/N)
25.	Foreign Nationals (Y/N)
26.	Personal Bank Statement (Y/N)
27.	Limited Tradelines (Y/N)
28.	DTI > 43% (Y/N)
29.	Delinquent 1x60 Prior 12 Months (Y/N)
30.	Delinquent 2x30 Prior 12 Months (Y/N)
31.	Delinquent 1 x 60 (Prior 24 Months) (Y/N)

32.	Delinquent 2 x 30 (Prior 24 Months) (Y/N)
33.	Bankruptcy in last 24 months (Y/N)
34.	Foreclosure in the last 24 months (Y/N)
35.	Exception Reason
36.	Compensating Factors
37.	GSE/Agency Eligible
38.	ATR Loan Type
39.	APR
40.	Qual Ratio
41.	APOR
42.	Lock Date
43.	QM Fee Threshold Amount
44.	Point and Fees Under Section 32
45.	Total Residual Income
46.	Mos Resv
47.	Loan Info ARM First Rate Adj Cap
48.	Loan Info ARM First Period Change
49.	Loan Info ARM Rate Cap
50.	Loan Info ARM Rate Adj Period
51.	Loan Info ARM Life Cap
52.	ARM Margin
53.	ARM Index
54.	Original Monthly P&I
55.	Advance Rate
56.	Advance Proceeds Orig
57.	As of Date
58.	Next Due Date
59.	Months of Bank Statement
60.	Appraised Value
61.	Lien Position
62.	Loan Age
63.	Property County
64.	Percentage Business Ownership
65.	Expense Ratio

Sched. 1-1

SCHEDULE 2

PROHIBITED STATES

For AOHL:

Alaska, Arkansas, Connecticut, Delaware, Hawaii, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Mexico, New York, North Dakota, Ohio, Pennsylvania, Rhode Island, South Dakota, Utah, Vermont, Washington, West Virginia and Wyoming.

For AOMS:

Alaska, Hawaii, Idaho, Massachusetts, Montana, New Hampshire, New York, North Dakota, South Dakota, Vermont, West Virginia and Wyoming.

Sched. 2-1

SCHEDULE 3

APPROVED ORIGINATORS

AOHL

AOMS

Sched. 3-1

EXHIBIT I

CONFIRMATION
GOLDMAN SACHS BANK USA

Ladies and Gentlemen:

Goldman Sachs Bank USA is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Goldman Sachs Bank USA shall purchase from you the Purchased Loans identified in Schedule 1 attached hereto, pursuant to the Amended and Restated Master Repurchase Agreement between Goldman Sachs Bank USA (the “Buyer”), Angel Oak Mortgage Fund TRS and Angel Oak Mortgage, Inc. (each, a “Seller”), dated as of November 20, 2018 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”; capitalized terms used herein without definition have the meanings given in the Agreement), as follows below and on the attached Schedule 1:

Seller:	[ ]

[Purchase Date [__________], [______] ]

Purchased Loan(s):	As identified on attached Schedule 1

[Aggregate Principal Amount of Purchased Loan(s):]	[$__________]	[$__________]

Repurchase Date:	[__________],[_______]

[Initial Purchase Price]:	[$__________]

Pricing Rate:	LIBOR + [ ]%

Purchase Price Percentage:	[ ]%

Type of Loans:	[Servicing Released Loans] [Servicing Retained Loans]

Wire Instructions:	Bank:

Account Name:

Account #:

SWIFT #:

Exh. I-1

Name and address for communications:	Buyer:	Goldman Sachs Bank USA 2001 Ross Ave, Suite 2800 Dallas, Texas 75201 Attention: Warehouse Lending Telephone: (212) 902-1000 Group E-Mail: gs-warehouselending@gs.com with a copy to:
Goldman Sachs Bank USA 200 West Street New York, New York 10282 Attention: Warehouse Lending Telephone: (212) 902-1000 Group E-Mail: gs-warehouselending@gs.com

	Seller:	Angel Oak Mortgage Fund TRS Angel Oak Mortgage, Inc. 3344 Peachtree Rd. NE Suite 1725 Atlanta, GA 30326

Seller hereby certifies that the representations and warranties made by Seller in the Agreement are true and correct as of the Purchase Date for such Transaction (in each case except such representations which by their terms speak as of a specified date) and subject to any exceptions disclosed to Buyer in the Exception Report delivered to Buyer on or prior to date hereof.

[SIGNATURES ON THE NEXT PAGE]

Exh. I-2

GOLDMAN SACHS BANK USA,
a New York state member bank

By:
Name:
Title:

Exh. I-3

AGREED AND ACKNOWLEDGED:

ANGEL OAK MORTGAGE FUND TRS,
a Delaware statutory trust

By: Angel Oak Capital Advisors, LLC, not in its individual capacity but solely as the Administrator

By:

Name:
Title:

ANGEL OAK MORTGAGE, INC.,
a Maryland corporation

By:

Name:
Title:

Exh. I-4

SCHEDULE 1 TO CONFIRMATION

Exh. I-5

EXHIBIT II

[RESERVED]

Exh. II-1

EXHIBIT III

REPRESENTATIONS AND WARRANTIES
REGARDING THE PURCHASED LOANS

With respect to each Purchased Loan and each related Mortgaged Property on the related Purchase Date, and at all times while this Agreement and any Transaction contemplated hereunder is in effect, the applicable Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Loan, such representations and warranties shall be deemed to be modified by any Exception Report delivered by such Seller to Buyer prior to the issuance of a Confirmation with respect thereto. With respect to those representations and warranties which are made to such Seller’s knowledge, if it is discovered by such Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding such Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

Representations and Warranties with respect to Mortgage Loans:

1.	Each Mortgage Loan with a written appraisal, as indicated on the Purchased Loan Schedule, contains a written appraisal prepared by an appraiser licensed or certified by the applicable governmental body in which the Mortgaged Property is located and in accordance with the requirements of FIRREA. The appraisal and any or all supporting schedules required per the applicable guidelines were written in form and substance to customary Fannie Mae or Freddie Mac standards for Mortgage Loans of the same type as the Mortgage Loans and the Uniform Standards of Professional Appraisal Practice and satisfies applicable legal and regulatory requirements. The appraisal was made and signed prior to the final approval of the Mortgage Loan application. The person performing any property valuation (including an appraiser) received no benefit from, and such person’s compensation or flow of business from the Originator was not affected by, the approval or disapproval of the Mortgage Loan. The selection of the person performing the property valuation was made independently of the broker (where applicable) and the originator’s loan sales and loan production personnel. The selection of the appraiser met the criteria of Fannie Mae and Freddie Mac for selecting an independent appraiser.

2.	With respect to each Mortgage Loan whose document type on the Purchased Loan Schedule indicates documented income, employment and/or assets, the applicable Originator verified the Mortgagor’s income, employment and/or assets in accordance with its written Underwriting Guidelines. With respect to each Mortgage Loan, other than a Mortgage Loan for which the Mortgagor documented his or her income by providing Form W-2 or tax returns, the applicable Originator employed a process designed to verify the income with third party documentation (including bank statements).

3.	With respect to each Mortgage Loan, the applicable Originator gave due consideration at the time of origination to factors, including but not limited to, other real estate owned by the Mortgagor, commuting distance to work, appraiser comments and notes, the location of the property and any difference between the mailing address active in the servicing system and the subject property address to evaluate whether the occupancy status of the property as represented by the Mortgagor was reasonable. All owner occupied properties are occupied by the owner at the time of purchase of the Mortgage pursuant to the obligations of the Mortgagor as detailed in the related Purchased Loan File.

Exh. III-1

4.	With respect to each Mortgage Loan, no portion of the loan proceeds has been escrowed for the purpose of making monthly payments on behalf of the Mortgagor and no payments due and payable under the terms of the Mortgage Note and mortgage or deed of trust, except for seller or builder concessions or amounts paid or escrowed for payment by the Mortgagor’s employer, have been paid by any person who was involved in or benefited from the sale or purchase of the Mortgaged Property or the origination, refinancing, sale, purchase or servicing of the Mortgage Loan.

5.	The information on the Purchased Loan Schedule correctly and accurately reflects the information contained in the applicable Originator’s records (including, without limitation, the Purchased Loan File). In addition, the information contained under each of the headings in the Purchased Loan Schedule (e.g. Mortgagor’s income, employment and occupancy, among others) is true and correct. With respect to each Mortgage Loan, any seller or builder concession in excess of the allowable limits established by Fannie Mae or Freddie Mac has been subtracted from the Appraised Value of the Mortgaged Property for purposes of determining the LTV. Except for information specified to be as of the origination date of the Mortgage Loan, the Purchased Loan Schedule contains the most current information possessed by the originator. As of the related Purchase Date, the most recent FICO score listed on the Purchased Loan Schedule was no more than on hundred eighty (180) days old, unless disclosed on the Purchased Loan Schedule. As of the date of funding of the Mortgage Loan to the Mortgagor, no appraisal or other property valuation listed on the Purchased Loan Schedule was more than twelve (12) months old.

6.	Each Mortgage Loan was either underwritten in substantial conformance to the applicable Originator’s Underwriting Guidelines in effect at the time of origination taking into account the compensating factors set forth in such Originator’s Underwriting Guidelines as of the related Purchase Date, without regard to any underwriter discretion or, if not underwritten in substantial conformance to the applicable Originator’s guidelines, has reasonable and documented compensating factors. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac and Fannie Mae and neither Seller nor any Originator has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used. The methodology used in underwriting the extension of credit for the Mortgage Loan includes objective mathematical principles that relate to the relationship between the Mortgagor’s income, assets and liabilities and the proposed payment, and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. Where commercially reasonable, the originator utilized public and/or commercially available information in order to test the reasonableness of the income used to approve documented Mortgage Loans. The source of the down payment with respect to each Mortgage Loan has been fully verified by the Originator in the manner required by the applicable Underwriting Guidelines.

Exh. III-2

7.	Other than with respect to TRID (as defined below), compliance with which is covered by representation and warranty number 40 below, at the time of origination or the date of modification each Mortgage Loan complied in all material respects with all then-applicable federal, state and local laws, including (without limitation) truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, mortgage reform and disclosure laws or such noncompliance was cured subsequent to origination, as permitted by applicable law. The servicing of each Mortgage Loan prior to the related Purchase Date complied in all material respects with all then-applicable federal, state and local laws and the sale and transfer of each Mortgage Loan and the consummation of the transactions contemplated by the Master Repurchase Agreement will not involve the violation of any such laws or regulations. The Mortgage Loan was, and will have been, at all times serviced in accordance with the terms of the related Mortgage Note and Accepted Servicing Practices. The Mortgage Loan meets or is exempt from applicable state, federal or local laws, regulations and other requirements pertaining to usury.

8.	With respect to each Mortgage Loan, (1) each Mortgagor is a natural person legally permitted to reside in the United States, an inter-vivos trust acceptable to Fannie Mae or Freddie Mac or such other form of entity as allowed pursuant to the Underwriting Guidelines, (2) except as permitted by the relevant Underwriting Guidelines or as documented by approved credit exceptions, no Mortgagor is or was the subject of a state or federal bankruptcy or insolvency proceeding that was dismissed or discharged in the twenty-four (24) months prior to the origination of the Mortgage Loan, and (3) except as permitted by the relevant Underwriting Guidelines or as documented by approved credit exceptions, no Mortgagor previously owned a property that was the subject of a foreclosure or which title to the real property was conveyed to the originator or by a deed in lieu of foreclosure was given in the twenty-four (24) months prior to the origination of the Mortgage Loan.

9.	Immediately prior to the transfer and assignment to Buyer, Seller was the sole legal, beneficial and equitable owner and holder of the Mortgage Loan. Each sale of the Mortgage Loan from any prior owner or Originator was in exchange for fair equivalent value, and the prior owner or Originator, as applicable, was solvent both prior to and after the transfer and had sufficient capital to pay and was able to pay its debts as they would generally mature. The Mortgage Loan is free and clear of any and all liens (other than any senior lien indicated on the Purchased Loan Schedule), encumbrances, participation interests, claims (including, but not limited to, any preference or fraudulent transfer claims), pledges, charges or security interests of any nature, and Seller has good, indefeasible and marketable title and full right and authority to sell and assign the same. Immediately following the sale of the Mortgage Loan to Buyer pursuant to the Master Repurchase Agreement, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, Lien, pledge, charge, claim or security interest.

10.	The mortgage is a valid, subsisting and enforceable first lien on the property therein described, and, except as noted in the Purchased Loan Schedule, the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the mortgage, except for:

a.	the lien of current real property taxes and assessments not yet due and payable; covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such mortgage acceptable to mortgage lending institutions in the area in which the Mortgaged Property is located or specifically referred to in the appraisal performed in connection with the origination of the related Mortgage Loan;

Exh. III-3

b.	liens created pursuant to any federal, state or local law, regulation or ordinance affording liens for the costs of cleanup of hazardous substances or hazardous wastes or for other environmental protection purposes; and such other matters to which like properties are commonly subject that do not individually or in aggregate materially interfere with the benefits of the security intended to be provided by the mortgage; and

c.	any security agreement, chattel mortgage or equivalent document related to and delivered to Custodian with any mortgage establishing in the seller a valid and subsisting first lien on the property described therein, and Seller has full right to sell and assign the same to Buyer.

11.	All taxes, governmental assessments, insurance premiums, leasehold payments, ground rents and water, sewer and municipal charges or other outstanding charges affecting the related Mortgaged Property that previously became due and payable have been paid or an escrow of funds has been established, to the extent permitted by law, in an amount sufficient to pay for any such item that remains unpaid.

12.	The Mortgaged Property is undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises was intended or would render the property uninhabitable, and there is no pending or threatened proceeding for the total or partial condemnation of the Mortgaged Property. To Seller’s reasonable knowledge, each Mortgaged Property is in substantially the same condition it was at the time the most recent appraised value was obtained.

13.	The Mortgaged Property is free and clear of all mechanics’ and materialmen’s liens or a Title Policy affording, in substance, the same protection afforded by this warranty has been furnished to Custodian by Seller.

14.	Except for Mortgage Loans secured by co-op shares and Mortgage Loans secured by residential long-term leases, the Mortgaged Property consists of a fee-simple estate in real property; all the improvements included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property and no improvements on adjoining properties encroach on the Mortgaged Property (unless insured against under the related title insurance policy); and the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances. The Mortgaged Property is not raw land. Seller has not received notice from the Mortgagor, any governmental authority, or any other person of any noncompliance with any use or occupancy law, ordinance, regulation, standard, license, or certificate with respect to the Mortgaged Property.

15.	As of the related Purchase Date, the Mortgaged Property is lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

Exh. III-4

16.	The Mortgage Note, the related mortgage and other agreements executed in connection therewith are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). Additionally, all parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the mortgage, and each Mortgage Note and mortgage has been duly and properly executed by the Mortgagor.

17.	The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds have been complied with (except for escrow funds for exterior items, which could not be completed due to weather, and escrow funds for the completion of swimming pools). Additionally, all costs, fees and expenses incurred in making, closing or recording the Mortgage Loan have been paid, except recording fees with respect to mortgages not recorded as of the related Purchase Date. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.

18.	The Mortgage Loan (except any Mortgage Loan secured by a Mortgaged Property located in any jurisdiction for which an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received and any Mortgage Loan secured by co-op shares) is covered by an American Land Title Association mortgagee title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac insuring each Originator or its successors and assigns as to the first-priority lien of the mortgage in the original principal amount of the Mortgage Loan and subject only to the following:

a.	the lien of current real property taxes and assessments not yet due and payable;

b.	covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such mortgage acceptable to mortgage lending institutions in the area in which the Mortgaged Property is located or specifically referred to in the appraisal performed in connection with the origination of the related Mortgage Loan;

c.	liens created pursuant to any federal, state or local law, regulation or ordinance affording liens for the costs of cleanup of hazardous substances or hazardous wastes or for other environmental protection purposes; and

d.	such other matters to which like properties are commonly subject that do not individually, or in the aggregate, materially interfere with the benefits of the security intended to be provided by the mortgage.

Exh. III-5

Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specified survey reading. The related Originator is the sole insured of such mortgagee title insurance policy, the assignments to Seller by the Originator and to Buyer by Seller of such Originator’s interest in such mortgagee title insurance policy does not require any consent of or notification to the insurer that has not been obtained or made, such mortgagee title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of Buyer, no claims have been made under such mortgagee title insurance policy and no prior holder of the related mortgage, including the seller, has done, by act or omission, anything that would impair the coverage of such mortgagee title insurance policy.

19.	The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as covered under a standard extended coverage endorsement in an amount not less than the lesser of 100% of the insurable value of the Mortgaged Property or the outstanding principal balance of the Mortgage Loan. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If, upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the least of the outstanding principal balance of the Mortgage Loan, the full insurable value of the Mortgaged Property, or the maximum amount of insurance that was available under the National Flood Insurance Act of 1968, as amended. All individual insurance policies on the date of origination, contained a standard mortgagee clause naming the Originator and its successors and assigns as mortgagee and as loss payee and such clause is still in effect, and all premiums thereon have been paid. Each such insurance policy may not be reduced, terminated or canceled without thirty (30) calendar day’s prior written notice to the mortgagee. No such notice has been received by the Originator or Seller. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by the Master Repurchase Agreement.

20.	There is no default (including any related event of acceleration), breach or violation existing under the mortgage or the related Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default. Additionally, Seller has not waived any such default, breach, violation or event of acceleration, and no foreclosure action is currently threatened or has been commenced with respect to the Mortgage Loan or any Mortgaged Property.

Exh. III-6

21.	No Mortgage Note or mortgage is subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or mortgage or the exercise of any right thereunder render the Mortgage Note or mortgage unenforceable in whole or in part or subject it to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

22.	Each mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including realization by judicial foreclosure (subject to any limitation arising from any bankruptcy, insolvency or other law for the relief of debtors). Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (i) the ability of Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (ii) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.

23.	The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(l).

24.	With respect to each mortgage where a lost note affidavit has been delivered to the Trustee in place of the related Mortgage Note, the related Mortgage Note is no longer in existence and, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan will not be materially adversely affected by the absence of the original Mortgage Note.

25.	With respect to each Mortgage Loan, all parties that have had any interest in such Mortgage Loan, whether as mortgagee, assignee, pledge or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing or “doing business” requirements of the laws of the state wherein the related Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations, federal savings banks or national banks having authorized offices in such state or (4) not required to be licensed or file “doing business” or similar documentation in such state.

26.	No fraud or material error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Originator, Seller, any correspondent or mortgage broker involved in the origination of such Mortgage Loan, any servicer, the Mortgagor or any appraiser, builder, developer or other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No such party or person has made any representations to the Mortgagor that are inconsistent with the Purchased Loan File. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Seller has reviewed all of the documents constituting the Purchased Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

Exh. III-7

27.	With respect to any insurance policy, including, but not limited to, hazard or title insurance, covering a Mortgage Loan and the related Mortgaged Property, none of the Originators or Seller has engaged in, and the Mortgagor has not engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement or the validity and binding effect of either, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind as has been or will be received, retained or realized by any attorney, firm, or other person or entity, and no such unlawful items have been received, retained or realized by the originator/seller.

28.	In the event the mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently serves and is named in the mortgage, and no fees or expenses are or will become payable by Seller to such trustee under the deed of trust, except in connection with a trustee’s sale after default by the mortgage.

29.	Each original mortgage was recorded, and all subsequent assignments of the original mortgage have been recorded in the appropriate jurisdictions in which such recordation is necessary to perfect the liens against creditors of the seller or are being recorded. If Seller was not the originator of the related Mortgage Loan, all assignments of mortgage showing a complete chain of title from the Originator to Seller or a predecessor in interest by merger is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

30.	The mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee.

31.	The Mortgaged Property is either a fee-simple estate or a long-term residential lease. If the Mortgage Loan is secured by a long-term residential lease: (i) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent (or the lessor’s consent has been obtained and such consent is in the mortgage file) and the acquisition by the holder of the mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the mortgage with substantially similar protection; (ii) the terms of such lease do not allow the termination thereof upon the lessee’s default without the holder of the mortgage being entitled to receive written notice of, and opportunity to cure, such default or prohibit the holder of the mortgage from being insured under the hazard insurance policy related to the Mortgaged Property; (iii) the original term of such lease is not less than 15 years; (iv) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; (v) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates for residential properties is an accepted practice; (vi) the lease is in full force and effect; and (vii) the lease protects the mortgagee’s interests in the event of a property condemnation.

Exh. III-8

32.	No Mortgage Loan is a predatory loan, a high-cost loan, or a loan specially regulated under any state law due to its interest rate or points paid. No Mortgage Loan is a “high cost”, “threshold”, “predatory” or “covered” loan, as defined by any applicable federal, state or local predatory or abusive lending law (and no Mortgage Loan is a High Cost Loan or Covered Loan as such terms are defined in the then-current Standard & Poor’s LEVELS® Glossary of Terms on Appendix E). No Mortgage Loan has a percentage listed under the Indicative Loss Severity Column (the column that appears in the then-current Standard & Poor’s LEVELS® Glossary of Terms on Appendix E). No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guide or Freddie Mac Guide. No Mortgage Loan secured by property located in the State of Georgia was originated on or after October 1, 2002 and prior to March 7, 2003. No Mortgage Loan originated on or after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act.

33.	The instruments and documents with respect to each Mortgage Loan required to be delivered to Custodian pursuant to the Custodial Agreement and the Master Repurchase Agreement on or prior to the related Purchase Date have been delivered to Custodian. For each Mortgage Loan, all documents necessary to foreclose on the Mortgaged Property are included in the related Purchased Loan File delivered to the Buyer or the Custodian.

34.	Unless otherwise indicated on the Purchased Loan Schedule, none of Seller nor any prior holder of the mortgage or the related Mortgage Note has modified the mortgage or the related Mortgage Note in any material respect, satisfied, canceled or subordinated the mortgage in whole or in part, released the Mortgaged Property in whole or in part from the lien of the mortgage or executed any instrument of release, cancellation, modification or satisfaction, except in each case as reflected in an agreement included in the loan file. Neither the Originator nor Seller has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Originator or Seller waived any default resulting from any action or inaction by the Mortgagor.

35.	Each Mortgaged Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit or unit in a planned unit development or, in the case of Mortgage Loans secured by co-op shares, leases or occupancy agreements. Any condominium project or planned unit development generally conforms with the Underwriting Guidelines regarding such dwellings, and no residence or dwelling is a mobile home or a mixed use property. Except as otherwise permitted by the Underwriting Guidelines, (i) as of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and (ii) since the date of origination no portion of the Mortgaged Property has been used or is planned or expected to be used for commercial purposes.

36.	Unless otherwise indicated on the Purchased Loan Schedule, all payments required to be made up to the scheduled monthly payment date for such Mortgage Loan immediately preceding the related Purchase Date under the terms of the related Mortgage Note have been made, and no Mortgage Loan has been more than 30 days delinquent since the origination date. All delinquency figures are calculated and reported using the Mortgage Bankers’ Association methodology. Seller has not received notification from a Mortgagor that a prepayment in full shall be made after the related Purchase Date.

Exh. III-9

37.	If the Mortgage Loan is identified as “Qualified Mortgage-Safe Harbor” on the Purchased Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Sections 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) only includes a prepayment penalty permitted by Section 1026.43(g) of Regulation Z, (v) does not provide for a balloon payment and (vi) qualifies for the safe harbor set forth in Section 1026.43(e)(1)(i) of Regulation Z.

38.	If the Mortgage Loan is identified as “Qualified Mortgage-Rebuttable Presumption” on the Purchased Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of Regulation Z without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) does not provide for a balloon payment and (v) qualifies for the presumption of compliance set forth in Section 1026.43(e)(1)(ii) of Regulation Z.

39.	No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and following the date of origination of the Mortgage Loan and as of the Closing Date, no Mortgagor with respect to the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding, and the Mortgaged Property has not been subject to any bankruptcy or foreclosure proceedings. To Seller’s knowledge as of the related Purchase Date, or in the twenty-four (24) months preceding such date, or since the time the Mortgage Loan was originated, the related Mortgagor has not filed for protection under, or has been a debtor under, applicable bankruptcy laws. No Mortgage Loan either (i) has been previously offered by Seller for sale in the secondary markets to prospective purchasers, or (ii) has previously been repurchased by Seller, except with respect to such Mortgage Loans for which Seller has provided Buyer the supporting documentation prior to the related Purchase Date setting forth the reason(s) the Mortgage Loan was either previously rejected for purchase by prospective purchasers or repurchased by Seller. In the event Seller fails to deliver such documentation for the Mortgage Lon to Buyer prior to the Purchase Date for such Mortgage Loan, this shall be deemed to have a material and adverse effect on the value of the Mortgage Loan.

40.	With respect to each Mortgage Loan for which an application was taken on or after January 10, 2014, either: (i) such Mortgage Loan complied with the “ability to repay” standards as set forth in Section 129C(a) of the federal Truth-in-Lending Act, 15 U.S.C. 1639c(a), and Section 1026.43(c) of Regulation Z or (ii) the Mortgage Loan is exempt from the Consumer Financial Protection Bureau’s Know Before You Owe Truth in Lending Act—Real Estate Settlement Procedures Act Integrated Disclosure rule (“TRID”).

Exh. III-10

41.	With respect to each Agency Eligible Investment Loan, the related Mortgaged Property qualifies for the exemption set forth in 12 CFR 1026.3(a) and does not constitute “consumer credit” within the meaning of 12 CFR 1026.2(a)(12).

42.	With respect to each Mortgage Loan, the proceeds of which were used to purchase the related Mortgaged Property, either (1) the Mortgagor paid with his/her own funds a purchase price equal to at least the lesser of (i) 100% minus the LTV of the Mortgage Loan and (ii) 5% of the purchase price or (2) the Mortgagor received a gift to fund the purchase price in accordance with the Underwriting Guidelines.

43.	With respect to each Mortgage Loan for which an application was taken on or after October 3, 2015, either: (i) the Mortgage Loan was originated in compliance with TRID; (ii) the Mortgage Loan is exempt from TRID; or (iii) with respect to each TRID compliance exception with respect to a Mortgage Loan, such TRID compliance exception will not result in civil liability or has been cured in a manner which negates the associated civil liability.

44.	To Seller’s knowledge, as of origination of the Mortgage Loan, the related Mortgaged Property was in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and the Mortgaged Property is free from any and all toxic or hazardous substances. Neither Seller nor, to Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law. There is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

45.	Any Mortgage Loan subject to a Mortgagor-paid primary mortgage insurance policy (“PMI Policy”) obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith up to the time it may be discontinued according to applicable law. Any such premium is not payable from any portion of the Mortgage interest rate. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Mortgage Loan seller.

46.	No Mortgagor was encouraged or required to select a loan product offered by the Originator that was a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify, taking into account credit history and debt-to-income ratios, for a lower cost credit product then offered by the Originator or an affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by the Originator or any mortgage lending affiliate of the Originator, the Originator referred the Mortgagor’s application to such affiliate for underwriting consideration.

47.	The origination practices used with respect to each Mortgage Loan have been in accordance with applicable law and the servicing and collection practices used with respect to each Mortgage Loan have been in accordance with Accepted Servicing Practices, whether such servicing was done by the Originator, its affiliates, or any third party or any sub-servicer or servicing agent of any of the foregoing.

Exh. III-11

48.	The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

49.	Principal payments commenced no more than sixty (60) calendar days after the funds were disbursed to the Mortgagor (or on the Mortgagor’s behalf) in connection with the Mortgage Loan. The Mortgage loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the due date set forth on the related Purchased Loan Schedule. With respect to each fixed rate Mortgage Loan that is not an Interest Only Mortgage Loan, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, with interest in arrears, providing for full amortization by maturity over a scheduled term of not more than thirty (30) years. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments which are changed on each Adjustment Date to an amount which will fully amortize the unpaid principal balance of the Mortgage Loan over its remaining term at the Mortgage Interest Rate. No Mortgage Loan is a “pay option ARM,” “pick-a-payment” or similar type of mortgage loan or a home equity revolving line of credit.

50.	The Mortgagor has not notified the Originator or Seller, and Seller has no knowledge of any relief requested by or allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state law or local laws.

51.	No Mortgaged Property is subject to a ground lease.

52.	No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, property or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, property or health insurance product) or debt cancellation agreement in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, property or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing. such Mortgage Loan.

53.	To the Seller’s knowledge, there is no action, suit, proceeding, investigation, or litigation pending, or threatened, with respect to the Mortgage Loan or the Mortgaged Property and nor does such Seller know of any basis for any such action, suit, proceeding, investigation or litigation. The Mortgage Loan is not subject to any outstanding litigation for fraud, origination, predatory lending, servicing or closing practices.

54.	With respect to each Mortgage Loan for which Mortgage Electronic Registration Systems Inc. (“MERS”) is acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns (a “MERS Purchased Loan”), a MIN has been assigned by MERS and such MIN is accurately provided on the Purchased Loan Schedule. If the related Mortgage identifies MERS as the original mortgagee of record, such Mortgage provides that the Mortgage is assigned to MERS solely as nominee for Seller and its successors and assigns. In addition, the Mortgage has been properly executed, acknowledged, delivered and recorded in all the places necessary to perfect the security interest in the Mortgaged Property in favor of MERS, solely as nominee for Seller and its successors and assigns. If MERS is not the original mortgagee of record, an assignment to MERS has been prepared, duly executed and recorded and the chain of assignments is complete and recorded from the original mortgagee to MERS. Seller further represents that it has complied with all rules and procedures of MERS for its assignment of the Mortgage to Buyer, including, among other things, that Seller has confirmed the transfer on MERS’ system to Buyer. With respect to each MERS Purchased Loan, Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

Exh. III-12

55.	The Mortgage Loan is not subject to the Home Ownership and Equity Protection Act of 1994 or any comparable state or local law.

56.	No Mortgage Loan is a balloon loan.

57.	If the Mortgage Loan is identified as a “Non-Prime Mortgage Loan” and not identified as a “Higher-Priced QM” on the Purchased Loan Schedule, such Mortgage Loan is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z.

Exh. III-13

EXHIBIT IV

OFFICER’S COMPLIANCE CERTIFICATE

I, ___________________, do hereby certify that I am the duly elected, qualified and authorized [Title ] of [SELLER NAME] [OTHER RELEVANT PARTY NAME.] [(“Seller”)] [(“[NAME”)]. This Certificate is delivered to you in connection with Section 11(g) of the Amended and Restated Master Repurchase Agreement, dated as of November 20, 2018, between Angel Oak Mortgage Fund TRS, Angel Oak Mortgage, Inc. (together, “Sellers”) and Goldman Sachs Bank USA (“Buyer” and “Repo Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Unless otherwise defined, capitalized terms used herein shall have the meanings given to them in the Agreement or the Guaranty Agreement, as applicable.

I hereby further certify that, as of the date of the financial statements attached hereto and as of the date hereof Seller is and has been in compliance with all the terms of the Agreement and each other Transaction Document to which it is a party], [Guarantor is and has been in compliance with all the terms of the Guaranty Agreement] and, without limiting the generality of the foregoing, I hereby certify with respect to [Seller and other Relevant Parties Paragraphs 1-3]; [Guarantor only Paragraphs 4-5]:

1.	Compliance. Each Relevant Party has complied with all covenants and agreements in the Transaction Documents.

2.	No Default. No Default or Event of Default exists on the date of such certificate, and if any Default or Event of Default then exists, setting forth the details thereof and the action which any Relevant Party is taking or proposes to take with respect thereto.

3.	Material Adverse Effect. To [Seller’s] [Relevant Party’s] knowledge, no event or circumstance has occurred and is continuing that would have a Material Adverse Effect.

4.	Financial Covenants. Guarantor is in compliance with each Financial Covenant specified in Section 4 of the Guaranty Agreement. A detailed summary of the calculation of such compliance is provided in Schedule 1 hereto.

5.	Consolidated Financial Statements. The consolidated financial statements of Guarantor attached hereto fairly represent the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, the periods covered thereby (subject to normal year-end audit adjustments)[To be delivered for quarterly financials only].

Exh. IV-1

IN WITNESS WHEREOF, I have set my hand this _____ day of                        , 20___.

ANGEL OAK MORTGAGE, INC.,
a Maryland corporation

By:
Name:
Title:

Exh. IV-2

EXHIBIT V

BENCHMARK REPLACEMENT

1.            Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement,” in connection with a Benchmark Transition Event, such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement. If the Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement,” or in connection with an Early Opt-in Election, such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the related Seller without any amendment to this Agreement or further action or consent of such Seller, so long as the Repo Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the related Seller.

2.            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Repo Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the related Seller; provided, however, Repo Agent agrees to consult (in good faith) with such Seller in connection with any such proposed Benchmark Replacement Conforming Changes.

3.            Notices; Standards for Decisions and Determinations. The Repo Agent will promptly notify the related Seller of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the removal or reinstatement of any tenor of Term SOFR pursuant to paragraph 4 below. Any determination, decision or election that may be made by the Repo Agent pursuant to this Exhibit V, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the related Seller, except, in each case, as expressly required pursuant to this Exhibit V.

Exh. V-1

4.            Unavailability of Tenor of Term SOFR. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time and with respect to any Pricing Period, if the Benchmark at such time is Term SOFR and Term SOFR for the applicable tenor is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Repo Agent in its reasonable discretion, the Repo Agent may (i) modify the definition of “Pricing Period” for all determinations of interest at or after such time to remove such unavailable tenor and (ii) if Term SOFR, as applicable, for the applicable tenor is displayed on such screen or information service after its removal pursuant to clause (i) above, modify the definition of “Pricing Period” for all determinations of interest at or after such time to reinstate such previously removed tenor.

5.            Certain Defined Terms. The following terms have the definitions given to them below.

“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to this Exhibit V.

“Benchmark Replacement” means, for any Pricing Period, the first alternative set forth in the order below that can be determined by the Repo Agent as of the Benchmark Replacement Date:

(1)   the sum of: (a) Term SOFR or, if the Repo Agent determines that Term SOFR for the applicable Corresponding Tenor cannot be determined, Next Available Term SOFR, and (b) the Benchmark Replacement Adjustment;

(2)   the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)   the sum of: (a) the alternate rate of interest that has been selected by the Repo Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by the Repo Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement.

Exh. V-2

“Benchmark Replacement Adjustment” means, for any Pricing Period:

(1)            for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Repo Agent as of the Benchmark Replacement Date:

(a)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b)            the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to USD LIBOR for the Corresponding Tenor; and

(2)            for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Repo Agent and the related Seller for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Repo Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Repo Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Repo Agent in a manner substantially consistent with market practice (or, if the Repo Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Repo Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Repo Agent decides is reasonably necessary in connection with the administration of this Agreement).

Exh. V-3

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)            in the case of an Early Opt-in Election, the first Business Day after the Rate Election Notice is provided to the related Seller, so long as the Repo Agent has not received, by such date, written notice of objection to such Early Opt-in Election from such Seller.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

Exh. V-4

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Period) being established by the Repo Agent in accordance with:

(1)            the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(2)            if, and to the extent that, the Repo Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Repo Agent determines are substantially consistent with at least fifteen currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review; or

provided that if the Repo Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Repo Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Pricing Period with respect to the then-current Benchmark.

“Early Opt-in Election” means the occurrence of:

(1)            determination by the Repo Agent that at least fifteen currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term SOFR plus a Benchmark Replacement Adjustment, and

(2)            the election by the Repo Agent to declare that an Early Opt-in Election has occurred and the provision by the Repo Agent of written notice of such election to the related Seller; provided that the Repo Agent shall make any such election in a manner which is similar to the manner in which the Repo Agent is contemporaneously making elections under repurchase agreements or other similar arrangements relating to similar assets with similarly situated counterparties (the “Rate Election Notice”).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“Next Available Term SOFR” means, at any time, for any Pricing Period, Term SOFR for the longest tenor that can be determined by the Repo Agent that is shorter than the applicable Corresponding Tenor.

Exh. V-5

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not the LIBOR Rate, the time determined by the Repo Agent in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Exh. V-6

Appendix B

CONFORMED MASTER REPURCHASE AGREEMENT

[Changed Pages Attached]

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Conformed through the ~~Third~~Fourth Amendment dated ~~November 19~~March 2, ~~2021~~2022 among

GOLDMAN SACHS BANK USA,

as Buyer and Repo Agent

ANGEL OAK MORTGAGE FUND TRS

and

ANGEL OAK MORTGAGE, INC.

as Sellers

Dated November 20, 2018

MASTER REPURCHASE AGREEMENT

This Amended and Restated Master Repurchase Agreement, conformed through that certain Limited Waiver and Amendment to Amended and Restated Master Repurchase Agreement dated September 17, 2019, that certain Second Amendment to Amended and Restated Master Repurchase Agreement dated March 5, 2021, that certain Third Amendment to Amended and Restated Master Repurchase Agreement dated November 19, 2021 and that certain ~~Third~~Fourth Amendment to Amended and Restated Master Repurchase Agreement dated ~~November 19~~March 2, ~~2021~~2022, (this “Agreement”) is dated as of November 20, 2018 and is made by and among Goldman Sachs Bank USA, as buyer (in such capacity, “Buyer”) and as Repo Agent (in such capacity, “Repo Agent”), Angel Oak Mortgage Fund TRS, a Delaware statutory trust (“Seller A”) and Angel Oak Mortgage, Inc., a Maryland corporation (“Seller B”), as sellers (each of Seller A and Seller B, a “Seller” and together, the “Sellers”). The Agreement amends and restates in its entirety that certain Master Repurchase Agreement dated as of October 24, 2018 by and among Buyer, Repo Agent and Sellers.

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which one or more Sellers agree to transfer to Buyer all of its respective right, title and interest in and to one or more Eligible Loans (including without limitation all of such Seller’s right, title and interest in and to the related Servicing Rights) on a servicing retained basis (the “Servicing Retained Purchased Loans”) or a servicing released basis (the “Servicing Released Purchased Loans”), in each case against the transfer of funds by Buyer to such Seller, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain (or such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller to Buyer. Each such transaction involving the transfer by a Seller to Buyer of a Purchased Loan shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Loan from a Seller to Buyer.

2.	DEFINITIONS

(a)	Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Accelerated Repurchase Date” shall have the meaning specified in Section 13(b)(i).

“Acceptable State” shall mean, for each Approved Originator, any state with respect to which such Approved Originator has been licensed and approved by the applicable Governmental Authority other than the states listed on Schedule 2, as amended, supplemented or otherwise modified from time to time with the prior written consent of Repo Agent.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Loan, those mortgage loan servicing practices (including collection procedures) or property management practices, as applicable, of prudent lending and servicing institutions that service mortgage loans banks selected by Repo Agent are quoting on such LIBOR Determination Date to leading European banks.

“Reserve Requirement” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Revolving Period” means the period commencing on the Closing Date and ending on the Scheduled Termination Date; provided that the Revolving Period shall not be in effect during an Amortization Event.

“Sanctioned Country” means any country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Termination Date” shall mean March 5,~~2022~~2023.

“Seasoned” shall mean, with respect to any Purchased Loan as of any date of determination, the number of months elapsed since the first due date of the scheduled monthly loan payment for such Purchased Loan.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Seller A” shall mean Angel Oak Mortgage Fund TRS, a Delaware statutory trust.

“Seller B” shall mean Angel Oak Mortgage, Inc., a Maryland corporation.

“Sellers” shall mean, collectively, Seller A and Seller B (each, a “Seller”).

“Serviced Loans” shall have the meaning specified in the Servicer Acknowledgment.

“Servicer” shall mean each of (i) SPS or (ii) any other servicer appointed by Sellers and acceptable to Repo Agent in its sole and absolute discretion as evidenced by a separate letter agreement among the Sellers, applicable servicer and the Repo Agent.

“Servicer Acknowledgment” shall mean, (i) the applicable Servicer Acknowledgment and Irrevocable Instruction Letter, dated on or around the Closing Date, from Buyer and

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Appendix C

CONFORMED FEE LETTER

[Full Document Attached]

Angel Oak Mortgage Fund TRS
3060 Peachtree Rd. NW, Suite 500

Atlanta, GA 30305

Angel Oak Mortgage, Inc.

3060 Peachtree Rd. NW, Suite 500

Atlanta, GA 30305

October 24, 2018

Conformed through the Amendment dated March 2, 2022

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Warehouse Lending

Ladies and Gentlemen:

In connection with the Master Repurchase Agreement, dated as of the date hereof, among Angel Oak Mortgage Fund TRS, a Delaware statutory trust, as a seller, Angel Oak Mortgage, Inc., a Maryland corporation, as a seller (each, a “Seller,” and together, “Sellers”, “we” or “us”), and Goldman Sachs Bank USA, as buyer (“Buyer”) and as repo agent (“Repo Agent”) (as the same may be amended, supplemented, modified and/or restated from time to time, the “Repurchase Agreement”), each Seller hereby agrees as follows:

1.             On the date of any new Transaction with a Seller, Sellers hereby agree to pay Repo Agent a fee (each, a “Draw Fee”) in an amount equal to (i) with respect to Purchased Loans other than Bridge Loans, the product of [*] and the Purchase Price with respect to such Transaction and (ii) with respect to Bridge Loans, a fee in an amount equal to the product of [*] and the Purchase Price with respect to such Transaction. No Draw Fees shall be payable with respect to the Purchase Price with respect to any Transaction if such Purchase Price causes the cumulative Purchase paid on all Transactions since the Closing Date (regardless of whether the Repurchase Date for such prior transactions has occurred) to be greater than the Facility Amount.

2.             In connection with a Seller’s exercise of its rights to terminate Transactions pursuant to Section 3(g) of the Repurchase Agreement, each Seller hereby agrees to pay Repo Agent the following fee (each, an “Exit Fee”):

•	other than a termination due to a broadly distributed and marketed securitization transaction, an amount equal to the product of (a) the aggregate Repurchase Price of such Transactions being terminated, (b) the Applicable Spread on such Transactions being terminated and (c) a fraction having a numerator equal to the number of days from the date of such termination to the Scheduled Termination Date and a denominator equal to 365; or

•	in connection with a termination due to a broadly distributed and marketed securitization transaction, an amount equal to the product of (a) the aggregate Repurchase Price of such Transactions being terminated and (b) [*];

provided that no Exit Fee shall be due in connection with the repurchase of a Mortgage Loan (or portion thereof) that is (i) being repurchased as a result of being repaid in full by the related Mortgagor or other obligor; (ii) subject to a Margin Deficit and is being repurchased in lieu of payment of the amount required to cure such Margin Deficit; (iii) being repurchased as a result of a Significant Modification that is not approved by Repo Agent; (iv) being repurchased in a circumstance where Repo Agent in its sole discretion waives the Exit Fee; (v) being repurchased because it is no longer an Eligible Loan; (vi) being repurchased as a result of a Default or Event of Default and such repurchase will cure such Default or Event of Default; or (vii) being repurchased after any of the events described in Section 3(k), Section 3(l), Section 3(n) or Section 3(o) of the Repurchase Agreement result in Repo Agent’s election to use the Alternative Rate or Buyer’s request for additional amounts.

3.             Any and all Obligations payable to Repo Agent pursuant to this letter shall be made to Repo Agent by deposit to such account as Repo Agent may designate, in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Any and all other Obligations payable to Repo Agent or Buyer, as applicable, pursuant to the Transaction Documents shall be made to Repo Agent or Buyer, as applicable by deposit to the Remittance Account, in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Repo Agent may, in Repo Agent’s sole and absolute discretion, net any and all amounts in respect of such Obligations from the proceeds of any Purchase Price paid to us.

4.             All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Repurchase Agreement.

5.             This letter contains a final and complete integration of all prior expressions by Repo Agent and us with respect to the subject matter hereof and constitutes the entire agreement among Repo Agent and us with respect to such subject matter, superseding all prior oral or written understandings.

6.             Each provision of this letter shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this letter shall be prohibited by or be invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this letter.

7.             This letter may be signed, acknowledged and agreed to in any number of counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument. Signature pages delivered by email (in PDF format) or facsimile shall be deemed binding with the same force and effect as original signature pages.

8.             This letter shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, which shall govern.

2

9.           This letter is integral to the parties’ agreement to enter into the Repurchase Agreement and thus is intended by the parties to constitute a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, and damages under this letter in any proceeding under the Bankruptcy Code with respect to us shall be measured in accordance with section 562 of the Bankruptcy Code.

10.           All information regarding the terms set forth in this letter and all information delivered pursuant to the Transaction Documents or obtained by Buyer or Repo Agent pursuant to inspections or due diligence (the “Confidential Information”) shall be kept confidential by us and Repo Agent and shall not be divulged to any party without the prior written consent of such other party except that such information may be disclosed by (i) each of us and Repo Agent to the extent required or deemed necessary and/or advisable by such party’s counsel in any judicial, administrative, regulatory, quasi-regulatory, arbitration or governmental proceeding or examination, or under any law, regulation, order, subpoena or decree, (ii) each of us and Repo Agent to its respective Affiliates, officers, directors, employees, investors, limited partners, accountants, auditors, outside counsel and other advisors, experts or agents who need to know such information, in each case, provided they are informed of the confidentiality thereof, (iii) by Repo Agent in connection with the exercise of Repo Agent’s rights and remedies under this letter and the other Transaction Documents or (iv) by Repo Agent or Buyer in connection with any actual or potential transaction permitted under Section 8 or Section 16 of the Repurchase Agreement; provided that any such recipient of Confidential Information has agreed in writing to keep such information confidential on terms that are substantially similar to the provisions of this Section 10.

11.           Sellers and Repo Agent hereby acknowledge and agree that Sellers are each jointly and severally liable to Repo Agent for payment and performance of all of their respective liabilities and obligations under this letter.

3

Very truly yours,

ANGEL OAK MORTGAGE FUND TRS,
as a Seller

By: Angel Oak Capital Advisors, LLC, not in its individual capacity but solely as the Administrator

By:
Name:
Title:

ANGEL OAK MORTGAGE, INC.,
as a Seller

By:

Name:
Title:

GS/Angel Oak P2P REIT Repurchase Facility—Signature Page to Fee Letter

AGREED AND ACKNOWLEDGED:

GOLDMAN SACHS BANK USA,
as Repo Agent

By:
Name:
Title:

GS/Angel Oak P2P REIT Repurchase Facility—Signature Page to Fee Letter